EXHIBIT 4.34

C L I F F O R D	LIMITED LIABILITY PARTNERSHIP
C H A N C E

CGU INTERNATIONAL INSURANCE PLC

AND

ROYAL & SUN ALLIANCE INSURANCE PLC

AND

CONVERIUM AG

AND

MÜNCHENER RÜCKVERSICHERUNGS-GESELLSCHAFT AKTIENGESELLSCHAFT IN
MÜNCHEN

AND

NORTHERN STATES AGENCY, INC.

AGREEMENT FOR THE SALE AND PURCHASE OF CGU INTERNATIONAL INSURANCE PLC’S AND PART OF ROYAL & SUN ALLIANCE INSURANCE PLC’S SHAREHOLDING IN GLOBAL AEROSPACE UNDERWRITING MANAGERS LIMITED

THIS AGREEMENT is made on 27 November 2002

BETWEEN:

(1)	CGU INTERNATIONAL INSURANCE PLC, a company incorporated in England and Wales (registered no. 21487), whose registered office is at St Helen’s, 1 Undershaft, London EC3P 3DQ, England (“CGU”) and ROYAL & SUN ALLIANCE INSURANCE PLC, a company incorporated in England and Wales (registered no. 93792), whose registered office is at St Mark’s Court, Chart Way, Horsham, West Sussex RH12 1XL (“RSA”) (together “Sellers” and “Seller” shall mean either one of them); and

(2)	CONVERIUM AG, a company incorporated in Switzerland whose registered office is at General Guisan-Quai 26, 8022 Zürich, Switzerland (“Converium”);

(3)	MÜNCHENER RÜCKVERSICHERUNGS-GESELLSCHAFT AKTIENGESELLSCHAFT IN MÜNCHEN, whose registered office is at Königinstraße, 107, 80802 München, Germany (“Munich Re”); and

(4)	NORTHERN STATES AGENCY, INC., a company incorporated in Minnesota, USA, whose registered office is at 2145 Ford Parkway, Suite 202, St Paul, Minnesota, United States of America 55116-1862 (“Northern States”);

(parties (2), (3) and (4) together “Buyers” and “Buyer” shall mean any one of them).

WHEREAS:

(a)	The Company (as defined below) is a private company limited by shares incorporated in England. The Sellers are the sole legal and beneficial owners of the share capital of the Company.

(b)	CGU has agreed to sell the CGU Shares (as defined below) and RSA has agreed to sell the RSA Shares (as defined below) to the Buyers for the consideration and upon the terms set out in this Agreement.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“AAU” means Associated Aviation Underwriters, Inc. a Delaware corporation and an indirect wholly-owned subsidiary of the Company;

“AAU Pool” means the pool arrangement known as the Associated Aviation Underwriters Pool which is managed by AAU on the terms set out in the AAU Pool Members Agreement;

“AAU Pool Members Agreement” means together the Hull and Casualty Aviation Insurance Agreement dated 1 January 1994 and the Aviation Insurance Management Agreement between (i) The American Insurance Company, (ii) American Motorists Insurance Company, (iii) Centennial Insurance Company, (iv) The Continental Insurance

Company, (v) Federal Insurance Company, (vi) Firemen’s Fund Insurance Company, (vii) Fireman’s Insurance Company of Newark, New Jersey, (viii) Glens Falls Insurance Company, (ix) Greenwich Insurance Company and (x) Sun Insurance Office of America Inc. (each as “Founding Member Companies”) and AAU dated 1 January 1994 (and any subsequent amendments thereto);

“AAU Supplemental Plan” means the Supplemental Retirement Plan to the Retirement Plan of AAU;

“AAU Supplemental Plan Amount” means the AAU Supplemental Plan Deficit less any amount recovered by any Group Company pursuant to clause 18.4 in respect of the AAU Supplemental Plan Deficit prior to the date for payment under clause 18.1;

“AAU Supplemental Plan Deficit” means the deficit of assets against liabilities in the AAU Supplemental Plan being for the purposes of this Agreement the sum of US$3 million;

“Accounts” means each Group Company’s audited individual accounts (as that term is used in section 226 of the Act) and the Group Accounts and cash flow statement as at and for the financial year ended on the Last Accounting Date, the auditors’ reports on those accounts, the directors’ report of each Group Company for that year and in each case the notes to those accounts;

“Accounts Date” means the date on which the 2002 Accounts are signed;

“Act” means the Companies Act 1985;

“Agents” means, together, the Company and AAU and “Agent” means either one of them;

“Agreed Rate” means:

(a)	where the sum owed is denominated in United States dollars, the rate per annum at which HSBC Bank plc is offering US dollar deposits of $1 million to prime banks in the London Interbank Market for a period of one year at or about 11.00 a.m. (London time) on the first day of the period for which interest is to accrue (or if that day is not a Business Day on the next Business Day); and

(b)	where the sum owed is denominated in pounds sterling, the rate per annum at which HSBC Bank plc is offering pound sterling deposits of £1 million to prime banks in the London Interbank Market for a period of one year at or about 11.00 a.m. (London time) on the first day of the period for which interest is to accrue (or if that day is not a Business Day on the next Business Day);

“BAIG Pool” means the pool arrangement managed by the Company (then known as British Aviation Insurance Group Limited) on the terms set out in the BAIG Pool Members Agreement;

“BAIG Pool Members Agreement” means the Deed constituting the BAIG Pool executed on 22 November 1990 by (i) Aviation & General Insurance Company Ltd, (ii)

British Aviation Insurance Company Ltd, (iii) Commercial Union Assurance Company plc, (iv) Eagle Star, (v) General Accident Fire & Life Assurance Corporation plc, (vi) GRE (UK) Ltd, (vii) Norwich Union Fire Insurance Society Ltd, (viii) Pearl Assurance plc, (ix) Royal Insurance Plc, (x) Sun Alliance & London Insurance plc and (xi) the Company (then known as British Aviation Insurance Group Limited);

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in London for the transaction of normal banking business;

“Buyer’s Completion Documents” means the documents which a Buyer will execute at Completion as specified in Schedule 2 of this Agreement;

“Buyer’s Group” means:

(a)	for Northern States, OBH Inc. and its subsidiary undertakings for the time being and from time to time; and

(b)	for each Buyer except Northern States, for the time being and from time to time in respect of each Buyer, such Buyer, its ultimate parent undertaking and its ultimate parent undertaking’s subsidiary undertakings from time to time;

“Buyer’s Group Undertaking” means:

(a)	for Northern States, OBH Inc. and any subsidiary undertaking of OBH Inc. for the time being and from time to time; and

(b)	for each Buyer except Northern States, for the time being and from time to time in respect of each Buyer, such Buyer, a subsidiary undertaking or parent undertaking for the time being of such Buyer or a subsidiary undertaking for the time being of a parent undertaking of such Buyer;

“CGU Loan” means the loan agreement dated 25 September 2000 between (1) CGU and (2) the Company, the amount outstanding in respect of which being, at the date of this Agreement, £25,210,189.94;

“CGU Shares” means the 12,500,000 fully-paid B Class Shares of £1.00 each in the capital of the Company owned legally and beneficially by CGU, such shares to be reclassified as 12,500,000 fully paid ordinary shares of £1.00 each in the capital of the Company prior to Completion in accordance with paragraph 1.3.1 of Schedule 2;

“Company” means Global Aerospace Underwriting Managers Limited, a company incorporated in England and Wales (registered no. 02512067), whose registered office is at Fitzwilliam House, 10 St Mary Axe, London, EC3A 8EQ;

“Completion” means the completion of the sale and purchase of the CGU Shares and the RSA Shares under this Agreement;

“Completion Date” means the date which is five Business Days after the date on which the last of the Conditions is satisfied (not being later than 30 June 2003);

“Computer Contracts” means the agreements, arrangements or licences with third parties relating to Computer Systems or Computer Services, as listed in Part 2 of Schedule 7;

“Computer Hardware” means all computer, telecommunications and network equipment used by the Group and material to the business of the Group;

“Computer Services” means services relating to the Computer Software material to the business of the Group;

“Computer Software” means all computer software used by the Group and material to the business of the Group, as listed in Part 1 of Schedule 7;

“Computer Systems” means the Computer Hardware and/or the Computer Software used by the Group;

“Condition” means a condition set out in clause 8.1 and “Conditions” means all those conditions;

“Consideration” means the Initial Consideration and the Deferred Consideration, payable by the Buyers to the Sellers as consideration for the Shares;

“Deferred Consideration” means the amounts payable to the Sellers as additional consideration for the Shares in accordance with clause 3;

“Disclosure Letter” means the letter of even date herewith from CGU and RSA addressed to each of the Buyers in relation to the Warranties;

“Draft Certificate” has the meaning set out in clause 4.2;

“Eagle Star” means Eagle Star Insurance Company Limited, an insurance company incorporated in England (registered no. 82051) having its registered office at 60 St. Mary Axe, London EC3A 8JQ;

“Earn-out Periods” means the First Earn-out Period and the Second Earn-out Period and “Earn-out Period” means either of them;

“Employees” means all those employees of each Group Company immediately prior to the date of this Agreement whose date of start of employment, period of continuous employment and salary details are set out in an anonymised form in an Annexure to the Disclosure Letter;

“Encumbrance” means any security interest of any nature whatsoever including without limitation, any mortgage, lien, equity, claim, restriction, charge or other encumbrance or right exercisable by a third party having similar effect;

“Environment” means all or any of the following media, namely air (including the air within buildings or other natural or man made structures above or below ground), water (including surface or ground water, water in pipe, drainage or sewerage systems) or land;

“Environmental Laws” means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil, criminal and administrative law), together with all subordinate legislation and codes of practice, including without limitation guidance notes, circulars, decisions, regulations and judgments which each have the force of law and are in force at the date of Completion relating to Environmental Matters, together with any judicial or administrative interpretation of each of the foregoing as at Completion;

“Environmental Matters” means all matters relating to the pollution or protection of the Environment and/or human health and safety;

“Euro” means the single currency adopted by Member States of the European Union under the Treaty on European Monetary Union (as modified or replaced from time to time);

“First Earn-out Payment Date” means unless a later date is determined by agreement between the Sellers and the Buyers, the tenth Business Day following the earlier of the acceptance by the parties of the Draft Certificate or the final determination in accordance with clause 4.4 or clause 4.5 of the 2002 Relevant Profit (as the case may be);

“First Earn-out Period” means the underwriting year in respect of the GAUM Pool commencing on 1 January 2001 and expiring on 31 December 2001, inclusive of both of these dates;

“Fitzwilliam Guarantors” shall bear the same meaning as in the Fitzwilliam Lease;

“Fitzwilliam Lease” means the lease in respect of the second and third floors of Fitzwilliam House, 10 St Mary Axe, London EC3 dated 16 March 1992 between (1) the Universities Superannuation Scheme (2) British Aviation Insurance Group Limited (3) Aviation & General Insurance Company Limited and Others;

“GAUM Pool” means the pool arrangement known as the Global Aerospace Underwriting Pool which is managed by the Company and AAU on the terms set out in the Old Pool Members Agreement;

“Group” means the Company and each Subsidiary Undertaking;

“Group Accounts” means, in respect of any financial year, the audited group accounts (as that term is used in section 227 of the Act) for the Group;

“Group Company” means the Company or a Subsidiary Undertaking;

“Indebtedness” means at any time any obligation for the payment or repayment of money, whether present or future, actual or contingent (with the exception of trade creditors not in the nature of borrowings arising from the ordinary course of business) including without limitation any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution and the amount of any liability in respect of any guarantee or indemnity or any of the items referred to herein;

“Indemnities” means the indemnities and undertakings contained in clauses 17, 18, 19, 20, 21 and 23.5 and “Indemnity” means any one of them;

“Indemnity Claim” means a claim by the Buyers (or any one or more of them) under any one or more of the Indemnities;

“Initial Consideration” means that part of the Consideration payable by the Buyers at Completion, as specified in clause 2.3(a);

“In-house Computer Software” means the computer programs in both source and object code form material to the business of the Group and used by the Company which were developed by the Company and are not licensed from third parties, as listed in Part 1, Annex 2 of Schedule 7;

“Insolvency Event” in respect of any body corporate means the occurrence of any of the following:

(a)	any procedure has been commenced with a view to the winding-up or re-organisation of such entity (other than for the purpose of a solvent amalgamation or reconstruction) and that procedure has not been terminated or discharged within 30 days;

(b)	any procedure has been commenced with a view to the appointment of an administrator, receiver, administrative receiver or trustee in bankruptcy in relation to such entity or all or substantially all of its assets and that procedure has not been terminated or discharged within 30 days;

(c)	the holder of any security over all or substantially all of the assets of such entity has taken any step to enforce that security and that enforcement has not been discontinued within 30 days;

(d)	all or substantially all of the assets of such entity are subject to attachment, sequestration, execution or any similar process and that process has not been terminated or discharged within 30 days;

(e)	such entity is unable to pay its debts as they fall due or has entered into a composition or arrangement with its creditors or any class of them (other than for the purposes of a solvent amalgamation or reconstruction); or

(f)	such entity has ceased or threatened to cease wholly or substantially to carry on its business, other than for the purpose of a solvent amalgamation or reconstruction;

“Intellectual Property” means:

(a)	patents, trade marks, service marks, rights in designs and inventions, trade, business and company names, internet domain names and e-mail addresses, copyrights, database rights (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), know-how, trade secrets and other confidential information;

(b)	rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

(c)	rights of the same or similar effect or nature as or to those in paragraph (a) and (b) which now or in the future may subsist in any part of the world; and

(d)	the right to sue for past infringements of any of the foregoing rights;

“Intellectual Property Rights” means all Intellectual Property which is owned, used or required to be used by a Group Company in, or in connection with the business of the Group;

“Last Accounting Date” means 31 December 2001;

“Leading Counsel” means a Queen’s Counsel of at least 5 years’ standing;

“Letter of Credit Scheme” means the letter of credit scheme entered into by the Company with Citibank NA through a master agreement dated 3 December 1991;

“Licensed Computer Software” means any and all computer programs material to the business of the Group in both source and object code form used by the Company and licensed from third parties, as listed in Part 1, Annex 1 of Schedule 7;

“Management Services Agreement” means the agreement of that name relating to the GAUM Pool dated 27 September 2000;

“Medical Amount” means the Medical Deficit less any amount recovered by any Group Company pursuant to clause 19.3 in respect of the Medical Deficit prior to the date for payment under clause 19.1;

“Medical Deficit” means the aggregate liabilities of the Group under the Medical Plan, being for the purposes of this Agreement the sum of US$14.5 million;

“Medical Plan” means the Life and Health Plans of AAU comprising the Group Benefits Plan and the group life insurance policy with Metropolitan Life Insurance Company, to the extent that they relate to post-retirement benefits;

“Mitsui” means Mitsui Sumitomo Insurance Co., Ltd., a company incorporated in Japan with registered office 27-2, Shinkawa 2-Chome, Chuo-ku, Tokyo, 104-8252, Japan;

“New Global Aerospace Pool” means the aerospace pool arrangement in respect of Specified Risks (as such term is defined in the New Pool Members Agreement) written after the date of this Agreement and attaching on or after 1 January 2003 to be managed by the Company and AAU on the terms set out in the New Pool Members Agreement;

“New Pool Members Agreement” means the agreement of even date herewith between, the Buyers, RSA, Tokio, Mitsui and the Company constituting the New Global Aerospace Pool;

“New Shareholders Agreement” means a shareholders agreement to be entered into at Completion by each of the Buyers, RSA and the Company in the agreed form in respect of their shareholdings in the Company;

“Nexus System” means the Nexus In-House Computer Software (as specified in Annex 2 of Part 1 of Schedule 7) which supports the underwriting, claims and reinsurance operations of the Company;

“Old Pool Members Agreement” means the members agreement dated 27 September 2000 relating to the GAUM Pool (as subsequently amended) in respect of the underwriting years commencing 1 January 2001 and 1 January 2002;

“Ortac” means Ortac Underwriting Agency Limited, a company incorporated in Guernsey (registered no. 37784) whose registered office is at Polygon Hall, Le Marchant Street, St Peter Port, Guernsey, Channel Islands;

“Proceedings” means any civil, criminal, arbitration, administrative or other proceeding;

“Profit Commission” has the meaning set out in paragraph 1.5 of Schedule 3 of the Old Pool Members Agreement;

“Property” and “Properties” means the leasehold property or properties (as appropriate) comprising the “Material Properties” (details of which are set out in schedule 6A) and comprising the “Non-Material Properties” (details of which are set out in schedule 6B) (and includes an individual property and a part of an individual property);

“Property Proceedings” means a civil, criminal, arbitration, administrative or other proceeding concerning the Properties or any Property;

“Related Persons” means in relation to any party, its ultimate parent undertaking and its ultimate parent undertaking’s subsidiary undertakings at the date of this Agreement;

“Relevant Claim” means a claim by any Buyer under the Warranties, except a claim under the Tax Warranties;

“Relevant Indemnities” means the Indemnities contained in clauses 20, 21 and 23.5 and “Relevant Indemnity” means any one of them;

“Relevant Indemnity Claim” means a claim by the Buyers (or any one of them) under any one or more Relevant Indemnities;

“Relevant Parties” means, for the period from the date of this Agreement until Completion, the Sellers, and for the period after Completion, the Buyers;

“Relevant Percentage” in respect of Northern States means 40 per cent; in respect of Munich Re means 24.9 per cent; and in respect of Converium means 25 per cent;

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise;

“Retained Shares” means 2,525,000 of the fully-paid A Class Shares of £1.00 each in the capital of the Company owned legally and beneficially by RSA, such shares to be reclassified as 2,525,000 fully paid ordinary shares of £1.00 each in the capital of the Company prior to Completion in accordance with paragraph 1.3.1 of Schedule 2 and which will not be sold by RSA to the Buyers pursuant to this Agreement;

“RSA Loan” means the loan agreement dated 25 September 2000 between (1) RSA and (2) the Company, the amount outstanding in respect of which being, at the date hereof, £25,210,189.94;

“RSA Shares” means 9,975,000, of the fully-paid A Class Shares of £1.00 each in the capital of the Company owned legally and beneficially by RSA, such shares to be reclassified as 9,975,000 fully paid ordinary shares of £1.00 each in the capital of the Company prior to Completion in accordance with paragraph 1.3.1 of Schedule 2;

“Second Earn-out Payment Date” means the twenty-first Business Day following the agreement of the Total Trading Return in respect of the First Earn-out Period with the external actuaries (as referred to in paragraph 1.6 of Schedule 3 of the Old Pool Members Agreement) or such later date as determined by agreement between the Sellers and the Buyers;

“Second Earn-out Period” means the underwriting year in respect of the GAUM Pool commencing on 1 January 2002 and expiring on 31 December 2002, inclusive of both of these dates;

“Seller’s Group” means for the time being and from time to time in respect of each Seller, such Seller, its ultimate parent undertaking and its ultimate parent undertaking’s subsidiary undertakings;

“Seller’s Group Undertaking” means for the time being and from time to time in respect of each Seller, such Seller, a subsidiary undertaking or parent undertaking of such Seller or a subsidiary undertaking for the time being of a parent undertaking of such Seller;

“Senior Employee” means an Employee with an annual salary for the current year of more than £50,000 (or its equivalent in another currency);

“Shares” means the RSA Shares and the CGU Shares;

“Shareholders Agreement” means the Shareholders Agreement dated 28 July 2000 between RSA, CGU, CGU Insurance Plc and the Company (then known as British Aviation Insurance Group Limited);

“Subsidiary Undertaking” means a subsidiary undertaking of the Company or an undertaking in which the Company owns shares, in each case as listed in part B of schedule 1 and “Subsidiary Undertakings” means all those undertakings;

“Tax” means (a) all forms of taxation including and without limitation any charge, tax, duty, levy, impost, withholding or liability wherever chargeable, imposed by any Tax Authority or any national, state, federal, municipal or local government or governmental authority or any other person and whether of UK or any other jurisdiction; and (b) any penalty, fine, surcharge, interest and costs payable in connection with any taxation within (a) above;

“Tax Authority” and “Taxation Authority” mean any fiscal, revenue, customs or excise authority anywhere in the world including, without limitation, the Inland Revenue and H.M. Customs & Excise;

“Tax Claim” means a claim by any Buyer under the Tax Deed or under the Tax Warranties;

“Tax Deed” means the tax deed in the agreed form between the Sellers and the Buyers;

“Tax Warranties” means those statements set out in paragraph 4 of Schedule 3;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Third Earn-out Payment Date” means the twenty-first Business Day following the agreement of the Total Trading Return in respect of the Second Earn-out Period with the external actuaries (as referred to in paragraph 1.6 of Schedule 3 of the Old Pool Members Agreement) or such later date as determined by agreement between the Sellers and the Buyers;

“Tokio” means The Tokio Marine and Fire Insurance Co. Ltd, a company incorporated in Japan with registered office 2-1, Marunouchi 1-Chome, Chiyoda-ku Tokyo, 100-50 Japan;

“Total Trading Return” shall mean, in respect of any Earn-out Period, the total trading return, as such term is defined in paragraph 1.5 of Schedule 3 of the Old Pool Members Agreement;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“US Pensions Deficit” means the deficit of assets against liabilities in the US Scheme, being for the purposes of this Agreement the sum of US$15 million;

“US Pensions Amount” means the US Pensions Deficit less any amount recovered by any Group Company pursuant to clause 17.4 in relation to the US Pensions Deficit prior to the date for payment under clause 17.1;

“US Scheme” means the Retirement Plan of AAU;

“VATA” means, in the United Kingdom, the Value Added Tax Act 1994;

“Warranty” means a statement contained in Schedule 3 and “Warranties” means all those statements;

“2001 Pool Members” means the pool members of the GAUM Pool in respect of the 2001 Underwriting Year being CGU, RSA, Eagle Star, Munich Re, Tokio, Mitsui, Federal Insurance Company and the Continental Insurance Company;

“2001 Underwriting Year” means the underwriting year in respect of the GAUM Pool commencing on 1 January 2001 as provided for in the Old Pool Members Agreement;

“2002 Accounts” means the Group Accounts to be prepared for the financial year to 31 December 2002;

“2002 Financial Year” means the financial year to 31 December 2002;

“2002 Relevant Profit” means, in respect of the 2002 Financial Year, an amount calculated using the following formula:

A = P - (C + T + D) + G

where:

A	is the Relevant Profit;

P	is the pre-tax profit of the Group in respect of the 2002 Financial Year as shown in the 2002 Accounts;

C	is any amount taken into account in the calculation of P as shown in the 2002 Accounts by way of accrual for any Profit Commission which will or may become payable to the Agents under the provisions of the Old Pool Members Agreement;

T	is the amount of Tax payable by Global relating to the 2002 Financial Year excluding Taxes payable by Global relating to such financial year in respect of accruals for any Profit Commission;

D	is the amount which as at Completion has already been paid to the Sellers in respect of profits for the 2002 Financial Year; and

G	is an amount equal to goodwill amortisation for the 2002 Financial Year as shown in the 2002 Accounts; and

“2002 Underwriting Year” means the underwriting year in respect of the GAUM Pool commencing on 1 January 2002 as provided for in the Old Pool Members Agreement.

1.2	In this Agreement, a reference to:

1.2.1	a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 258 of the Act, to an “undertaking” or “group undertaking” is to be construed in accordance with section 259 of the Act and to a “subsidiary” or “holding company” is to be construed in accordance with section 736 of the Act;

1.2.2	a document in the “agreed form” is a reference to a document in a form approved on or before the date of this Agreement and for the purposes of identification initialled by or on behalf of each party to that document;

1.2.3	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

1.2.4	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.5	a “person” includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.6	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.7	a clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or Schedule to, this Agreement;

1.2.8	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.2.9	times of the day is to London time and reference to a day is to a period of 24 hours running from midnight on the previous day;

1.2.10	the words “other”, “include” and “including” do not connote limitation in any way; and

1.2.11	to “£” are to pounds sterling and reference to any amount in such currency shall be deemed to include reference to an equivalent amount in any other currency.

1.3	The headings in this Agreement do not affect its interpretation.

1.4	Where it is necessary to determine whether a monetary threshold referred to in Schedule 4 has been reached or exceeded and the value of the Relevant Claim, Indemnity Claim or Tax Claim is expressed in a currency other than pounds sterling, the value of that Relevant Claim, Indemnity Claim or Tax Claim shall be translated into pounds sterling at the closing mid-point pound spot rate applicable to that amount of that non-pound currency at close of business in London on the date of receipt by the Sellers of written notification from the Buyer (and if such claim is a Relevant Claim, in accordance with paragraph 2 of Schedule 4) of the existence of such claim (or, if such day is not a Business Day, on the Business Day immediately preceding such day) as shown in the Financial Times (London First Edition) published on the next following day or if the Financial Times (London First Edition) is not published on that day the closing middle point spot rate quoted by HSBC Bank plc for pounds sterling applicable to amounts of £1 million or more.

1.5	Where it is necessary to determine whether a monetary limit referred to in Schedule 4 has been reached or exceeded and the value of the Relevant Claim, Indemnity Claim or Tax Claim is expressed in a currency other than United States dollars, the value of that Relevant Claim, Indemnity Claim or Tax Claim shall be translated into United States dollars at the closing mid-point dollar spot rate applicable to that amount of that non-dollar currency at close of business in London on the date of receipt by the Sellers of written notification from the Buyer (and if such claim is a Relevant Claim, in accordance with paragraph 2 of Schedule 4) of the existence of such claim (or, if such day is not a Business Day, on the Business Day immediately preceding such day) as shown in the Financial Times (London First Edition) published on the next following day or if the Financial Times (London First Edition) is not published on that day the closing middle point spot rate quoted by HSBC Bank plc for United States dollars applicable to amounts of $1 million or more.

1.6	Where any Warranty is qualified by the expression “so far as the Sellers are aware” or any similar expression, such statement shall be deemed not to be so qualified unless the Sellers have made reasonable enquiries of the individuals listed below and if the Sellers have made such enquiries, the expression “so far as the Sellers are aware” and any similar expression shall be made on the basis of the knowledge of the Sellers after having made such enquiries:

1.6.1	to the extent such Warranties relate to members of the Group other than AAU, the individuals referred to are as follows: David Edward Reeves, Mark Steven Hodges, Peter James Bernhard, Duncan Macgregor Boyle, Anthony John Medniuk, Kenneth James Mowbray Walder, Alan Michael Edric Tasker, Cornelis Antonius Carolus Maria Schrauwers, Clive Anthony Watson, Andrew James Creedon, Andrew Alexander Duguid, Saleema Brohi, Andrew Critchley and Mark Chapman;

1.6.2	to the extent such Warranties relate to AAU, the individuals referred to shall be those listed in sub-clause 1.6.1 and, in addition, the following: John Gerard Kelly, Jeffrey Cassidy;

1.6.3	to the extent that the Tax Warranties relate to members of the Group other than AAU, the individuals referred to shall be those listed in sub-clause 1.6.1 and, in addition, the following: Liza Taylor and Neil Towers;

1.6.4	to the extent that the Tax Warranties relate to AAU, the individuals referred to shall be those listed in sub-clause 1.6.1 and, in addition, the following: John Gerard Kelly, Jeffrey Cassidy, Liza Taylor and Neil Towers.

1.7	When a sum is payable by the Sellers to the Buyers under an Indemnity, it shall be paid to the Buyers in the following proportions:

Buyer	Relevant Proportion

Converium	27.81%
Northern States	44.49%
Munich Re	27.7%

1.8	In all cases where in this Agreement the Buyers are obliged to procure that a Group Company shall do or refrain from doing any deed, matter, act or thing, this obligation shall, in the case of Munich Re in circumstances where Munich Re is subject to limitations imposed upon its capacity so to procure by virtue of clause 6.5(ii) of the New Shareholders Agreement, mean and be interpreted as meaning that Munich Re shall be obliged to do only all that is within its capacity so to procure, but only to the extent that Munich Re’s capacity so to procure is fettered due to a conflict of interest arising solely through its participation in the GAUM Pool.

2.	SALE AND PURCHASE

2.1	On and subject to the terms of this Agreement CGU, as legal and beneficial owner, agrees to sell with full title guarantee and each of the Buyers agrees to buy with effect from Completion the number of CGU Shares set out below together with all rights and benefits attaching to such CGU Shares at or after Completion, free of any Encumbrance including, without limitation, claims or other third party rights (including rights of pre-emption) of any nature whatsoever:

No. of CGU Shares of £1.00 each to be sold and
Buyers	purchased

Converium	3,476,085
Northern States	5,561,735
Munich Re	3,462,180

2.2	On and subject to the terms of this Agreement RSA, as legal and beneficial owner, agrees to sell with full title guarantee and each of the Buyers agrees to buy with effect from Completion the number of RSA Shares set out below together with all rights and benefits attaching to the RSA Shares at or after Completion, free of any Encumbrance including, without limitation, claims or other third party rights (including rights of pre-emption) of any nature whatsoever:-

No. of RSA Shares of £1.00 each to be sold and
Buyers	purchased

Converium	2,773,915

No. of RSA Shares of £1.00 each to be sold and
Buyers	purchased

Northern States	4,438,265
Munich Re	2,762,820

2.3	The Consideration for the Shares payable by the Buyers to the Sellers shall be the aggregate of:

(a)	the Initial Consideration, being the sum of US$82,117,480.68 which sum shall be payable by the Buyers to the Sellers as set out in the table below such amounts to be satisfied in cash at Completion:-

Buyers	Cash payment to CGU	Cash payment to RSA

Converium	US$12,851,399.15	US$10,030,964.78
Northern States	US$20,453,274.83	US$15,971,007.45
Munich Re	US$12,811,616.37	US$9,999,218.10

and

(b)	the Deferred Consideration to be determined and paid in accordance with clause 3 (Deferred Consideration).

2.4	For the avoidance of doubt, the obligations of each of the Buyers to either RSA or CGU as the case may be, under this clause 2 are separate and independent and not joint.

2.5	Each of the Sellers hereby waives or agrees to procure the waiver of all rights of pre-emption and other restrictions on transfer over the Shares conferred on it or any other person under the articles of association of the Company, any shareholders’ agreement between the Sellers in relation to the Company, statute or otherwise to permit the sale and purchase of the Shares.

3.	DEFERRED CONSIDERATION

3.1	The Deferred Consideration shall be the payment to the Sellers of the aggregate amount of £20 million payable in equal instalments on the dates set out in clause 3.2 and in the proportions set out in clause 3.3 save that in the event that the amounts calculated in accordance with clause 3.2 are different from the amount of the corresponding instalment of the aggregate £20 million payment referred to above, the amount of Deferred Consideration (and accordingly the corresponding instalment) shall be the payment to the Sellers of the amount calculated in accordance with clause 3.2, provided always that such sums shall not in aggregate exceed £20 million.

3.2	The Buyers shall pay to the Sellers in the proportions set out in clause 3.3 below:

(a)	an amount equal to 89.9 per cent of the 2002 Relevant Profit determined as set out in clause 4 (Determination of 2002 Relevant Profit), such amount to be paid in cash on the First Earn-out Payment Date;

(b)	an amount in respect of the Profit Commission received by the Agents under the Old Pool Members Agreement in respect of the First Earn-out Period, such amount to be determined as set out in clause 5 and paid in cash on the Second Earn-out Payment Date or, if the circumstances in clause 5.4 apply, in whole or in part at a time or times thereafter, as provided for in such clause; and

(c)	an amount in respect of the Profit Commission received by the Agents under the Old Pool Members Agreement in respect of the Second Earn-out Period, such amount to be determined as set out in clause 5 and paid in cash on the Third Earn-out Payment Date or, if the circumstances in clause 5.4 apply, in whole or in part at a time or times thereafter, as provided for in such clause.

3.3	The proportions referred to are as follows:

	Percentage of Deferred	Percentage of Deferred
	Consideration payable to	Consideration payable to
Buyers	CGU	RSA

Converium	15.47%	12.34%
Northern States	24.75%	19.75%
Munich Re	15.40%	12.29%

3.4	The Sellers shall each, if requested by any of the Buyers from time to time, provide to the Buyers a copy of a properly completed US Internal Revenue Service Form W-8BEN or other applicable form, certificate or document specified by the Buyers and prescribed by the US Internal Revenue Service certifying each Seller’s respective entitlement to a complete exemption or a reduced rate of US withholding tax in respect of any payments to be made to the Sellers under this Agreement in respect of which the Buyers would be liable to withhold tax.

4.	DETERMINATION OF 2002 RELEVANT PROFIT

4.1	The Relevant Parties shall use reasonable endeavours to procure that the 2002 Accounts are prepared by the Company and audited by 31 March 2003 (or in any event as soon as reasonably practicable thereafter) in accordance with generally accepted accounting principles and practices in the United Kingdom and on bases and policies consistent in all material respects with those adopted in the Accounts subject to any modification necessary to comply with legal, regulatory or taxation requirements or new accounting standards.

4.2	The Buyers shall use reasonable endeavours to procure that as soon as reasonably practicable after Completion and in any event by the later of:

4.2.1	the date 15 Business Days after the 2002 Accounts are prepared and audited in accordance with clause 4.1; and

4.2.2	if later, the date 15 Business Days after Completion,

(the “Calculation Date”) the Company shall calculate the amount of the 2002 Relevant Profit based on the 2002 Accounts and shall set out the amount of Deferred Consideration payable in accordance with clause 3.2(a) on the First Earn-out Payment Date due to each Seller (along with full details of the calculation thereof) in a certificate (the “Draft Certificate”) and send a copy of the Draft Certificate to each of the Sellers and each of the Buyers by no later than 5 Business Days after the Calculation Date.

4.3	After Completion the Buyers shall use reasonable endeavours to procure that the Company shall, in a timely manner, subject to the giving of confidentiality undertakings reasonably acceptable to the Buyers:

4.3.1	provide the Sellers (or either of them) with copies of any relevant papers and/or relevant materials which the Sellers (or either of them, as the case may be) may reasonably request at the Sellers’ cost; and

4.3.2	give to the Sellers (or either of them) and their respective accountants, as soon as reasonably practicable following any request, such access during normal working hours to the relevant records, directors, and employees of any Group Company as may reasonably be required, in order to verify the calculation of the amounts set out in the Draft Certificate and any figures contained in the 2002 Accounts upon which the 2002 Relevant Profit figure is based PROVIDED THAT the obligations in this clause 4.3 shall not extend to any information or materials or any other matter that is in the reasonable opinion of the Company confidential or subject to legal privilege which would be likely to be jeopardised by disclosure.

4.4	If both Sellers accept the matters contained in the Draft Certificate and the figures in the 2002 Accounts on which the calculation of the 2002 Relevant Profit is based or if neither Seller elects, by notice in writing to the Buyers, within 20 Business Days of receipt of the Draft Certificate to refer the matters for determination pursuant to clause 4.5, then the Draft Certificate and the amount payable to each Seller under clause 3.2(a) as set out in such certificate shall be final and binding upon the Buyers and the Sellers.

4.5	If either of the Sellers does not agree the Draft Certificate or any of the figures in the 2002 Accounts upon which the calculations in the Draft Certificate are based, then the following provisions shall apply:

4.5.1	Such Seller shall within the period of 20 Business Days referred to in clause 4.4 serve written notice on the Buyers and the other Seller to that effect along with an explanation in reasonable detail of the reasons behind such disagreement (“Disagreement Notice”).

4.5.2	The Buyers and the Sellers shall, acting in good faith, try to settle the matters set out in the Disagreement Notice and agree the relevant matters within the period of 20 Business Days after the date of service of the Disagreement Notice (the “Resolution Period”).

4.5.3	If the Buyer and the Sellers do not reach agreement within the Resolution Period then the Buyers or the Sellers (or either of them) may elect, by notice in writing to the other parties, at any time after the end of the Resolution Period, to refer the disagreement for determination by an independent firm of chartered accountants (“Independent Accountants”), acting as experts and not arbitrators and appointed by agreement between the Buyers and the Sellers or, in default of agreement within 7 days of receipt of notification of such election, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (or in his absence, any appropriate deputy) and, in that regard:

(a)	the Sellers and the Buyers shall be bound by the terms of reference and timetable agreed with or, in default of such agreement, imposed by the Independent Accountants; and

(b)	the determination of the Independent Accountants shall be final and binding upon the Buyers and the Sellers in the absence of manifest error (and if there is manifest error the relevant matter shall be referred back to the Independent Accountants to be re-determined).

4.5.4	In making their determination, the Independent Accountants shall state which of, and to what extent (if at all), those adjustments requested by the Sellers (or either of them) are necessary to the Draft Certificate and/or any figures from the 2002 Accounts upon which any calculation therein is based in order that it complies with this Agreement and the Independent Accountants shall not consider or propose any adjustments which have not been requested by the Sellers (or either of them) or which do not affect the Draft Certificate or any such figures.

4.5.5	The costs of the Independent Accountants shall be borne by the Buyers and the Sellers in such proportions as the Independent Accountants shall determine failing which they shall be borne in equal shares by the parties.

5.	DETERMINATION OF AMOUNT IN RESPECT OF PROFIT COMMISSION DUE TO SELLERS

5.1	The Buyers shall procure that the Company shall comply with the relevant provisions of the Old Pool Members Agreement relating to the calculation of the Profit Commission in respect of the First Earn-out Period or the Second Earn-out Period (as the case may be) and, in respect of each such Earn-out Period, the Buyers shall procure that the Company shall:

(a)	consult with the Sellers in a reasonably timely manner in respect of the proposed calculation of the Total Trading Return and Profit Commission in respect of the relevant Earn-out Period and, subject to the giving of confidentiality undertakings reasonably acceptable to the Buyers, provide copies of any relevant papers and/or relevant materials which the Sellers (or either of them, as the case may be) may reasonably request at the Sellers’ cost in respect of such calculations;

(b)	give the Sellers reasonable notice in advance of any material discussions with the external actuaries referred to in paragraph 1.5 of Schedule 3 of the Old Pool Members Agreement relating to the calculation of the Total Trading Return in respect of the relevant Earn-out Period and allow such representatives of the Sellers (or either of them, or their respective advisers) as the Seller(s) may reasonably request to take part in such discussions;

(c)	to the extent permitted by the Old Pool Members Agreement, take due and reasonable account of the Sellers’ views (including, without limitation, complying with any reasonable requests which the Sellers may make) in respect of the calculation of the Total Trading Return and/or Profit Commission for the relevant Earn-out Period (and/or the process for agreeing the same with such external actuaries to the extent permitted by the Old Pool Members Agreement); and

(d)	not agree the calculation of the Total Trading Return for the relevant Earn-out Period with such external actuaries without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed).

5.2	On agreement being reached in accordance with clause 5.1 between the Company and such external actuaries in respect of the Total Trading Return for the relevant Earn-out Period, the Buyers shall procure that the Company complies with the provisions of paragraph 1.6 of Schedule 3 of the Old Pool Members Agreement.

5.3	Subject to clause 3.1, the Buyers shall pay to the Sellers, in the manner provided in clauses 3.2 and 3.3:

(a)	on the Second Earn-out Payment Date, an amount equal to 89.9 per cent of net Profit Commission which has been received by the Agents by such date from or on behalf of members of the GAUM Pool in respect of the First Earn-out Period under the Old Pool Members Agreement; and

(b)	on the Third Earn-out Payment Date, an amount equal to 89.9 per cent of net Profit Commission which has been received by the Agents by such date from or on behalf of members of the GAUM Pool in respect of the Second Earn-out Period under the Old Pool Members Agreement, where, in either case, “net Profit Commission” shall mean the Profit Commission so received by the Company after deduction of any amounts in respect of Taxes payable by any member of the Group in respect of such receipt.

5.4	In the event that, on or after the Second Earn-out Payment Date or the Third Earn-out Payment Date (as the case may be), there remain outstanding any amounts in respect of Profit Commission in respect of the First Earn-out Period or the Second Earn-out Period (as the case may be) which are payable to the Agents under the Old Pool Members Agreement by any member(s) of the GAUM Pool, the Buyers shall:

5.4.1	subject to the Company on an after-Tax basis being indemnified by the Sellers to its and the Buyers’ reasonable satisfaction against all costs and expenses,

including all costs and expenses in connection with the institution of any proceedings referred to below, procure that the Agents continue to take all reasonable steps in the ordinary course to recover such amounts (and all costs and expenses of recovering such amounts, including all costs and expenses the subject of the indemnity referred to above) from such member(s) and shall take such action and give to the Sellers such information and assistance as the Sellers (acting jointly) may reasonably request in writing including, where reasonable, the institution of proceedings in pursuing any such recovery and, if the Sellers reasonably request, the instructing of such solicitors or other professional advisers as the Sellers may nominate (after consulting with the Buyers regarding such proposed nomination) to act on behalf of the Company, to act in accordance with the Sellers’ sole instructions, and shall not settle or compromise such proceedings without the prior written consent of the Sellers, such consent not to unreasonably withheld or delayed; and

5.4.2	in the event that the Agents (or either of them) receives any payment in respect of such outstanding amounts (whether as a result of the actions taken pursuant to clause 5.4.1 or otherwise), the Buyers shall, within 10 Business Days of such receipt, pay in cash to the Sellers, in the proportions referred to in clause 3.3, an amount equal to 89.9 per cent of such receipt after deduction of any amounts in respect of Taxes payable by any member of the Group in respect of such receipt.

5.5	In the event that the Sellers reasonably request that the Company should take any action pursuant to clause 5.4.1, the Sellers shall keep the Buyers informed on a timely basis of any and all developments in connection with any such action.

5.6	The Buyers shall have no obligations under clause 5.4.1 to pursue the recovery of the amounts outstanding in respect of Profit Commission in respect of the First Earn-out Period or the Second Earn-out Period (as the case may be) which are payable to the Agents under the Old Pool Members Agreement by any member(s) of the GAUM Pool unless the Sellers have requested such in writing on or before 31 December 2008.

5.7	For the purposes of this clause 5:

5.7.1	a reference to any Agent shall be taken to include any Subsidiary (as such term is used in clause 2.25 of the Old Pool Members Agreement) of such Agent;

5.7.2	a reference to a member of the GAUM Pool shall be taken to include any nominated company (as such term is used in clause 2.22 of the Old Pool Members Agreement) of such member; and

5.7.3	any receipt of any amount in respect of Profit Commission from or on behalf of any member of the GAUM Pool in respect of the First Earn-out Period or the Second Earn-out Period by any Buyer’s Group Undertaking or any Group Company other than an Agent shall be taken to be a receipt by the Agents.

6.	CONDUCT OF BUSINESS BETWEEN COMPLETION AND THE THIRD EARN-OUT PAYMENT DATE

6.1	Each of the Buyers separately and independently undertakes to the Sellers that, during the period between Completion and the Third Earn-Out Payment Date:

6.1.1	it shall not, and shall procure that no member of the Group or of that Buyer’s Group shall, take steps, or cause steps to be taken, where the main intention of taking such steps or causing such steps to be taken is to materially adversely affect the amount of the Deferred Consideration; and

6.1.2	it shall use its reasonable endeavours to ensure that it shall not, and shall use its reasonable endeavours to procure that no member of the Group or of that Buyer’s Group shall, take steps, or cause steps to be taken, where the Buyers are aware that the effect of taking such steps or causing such steps to be taken is to materially adversely affect the amount of the Deferred Consideration provided always that at any time during such period, the Buyers shall not be required to procure that any member of the Group shall allocate costs, expenses or liabilities other than in accordance with its normal practice at such time or otherwise act in a way which is inconsistent with its normal business practice or its obligations under any applicable laws and existing contractual agreements at such time.

6.2	If Completion takes place before 31 December 2002, then during the period from Completion until 31 December 2002 the Buyers separately and independently undertake to use their reasonable endeavours to procure that the Agent’s business is carried on in all material respects in accordance with the Agent’s agreed budgets and business plans.

6.3	Prior to the Third Earn-out Payment Date, save with the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed), the Buyers will not take steps, nor will they procure that steps are taken, to wind up the Agents (or either of them) or cause the Agents (or either of them) to cease carrying on any material part of its business, save where an Agent is unable to pay its debts (for the purposes of section 123 of the Insolvency Act 1986) or the directors of an Agent, acting in good faith, reasonably consider it their duty to cause such winding-up or cessation.

7.	INTRA-GROUP DEBT

7.1	Subject to compliance with paragraph 1.3.2 of Schedule 2, the Buyers and RSA shall procure that at Completion: (a) the Company shall pay to CGU an amount equal to £25,210,189.94 by way of repayment of the CGU Loan; and (b) the Company shall pay to RSA an amount equal to £25,210,189.94, by way of repayment of the RSA Loan.

7.2	If the CGU Loan exceeds £25,210,189.94 and/or the RSA Loan exceeds £25,210,189.94 the Sellers shall immediately on demand pay to the Buyers (by way of refund or a reduction to the Consideration for the Shares) an amount equal to 89.9% of the amount by which the CGU Loan and the RSA Loan exceeded £25,210,189.94 and £25,210,189.94, respectively, together with interest at the Agreed Rate accruing from Completion to the date of repayment of such excess(ses) (both dates inclusive). The total sum payable by the Sellers to the Buyers under this clause 7.2 shall be paid to the Buyers in the following proportions:

Buyer	Relevant Proportion

Converium	27.81%
Northern States	44.49%
Munich Re	27.7%

7.3	The parties agree that for the purpose of assessing the value of the shares at Completion in order to assess any common law remedies (including, without limitation, damages for breach of contract) the value of the Shares, as at Completion, shall be deemed to be increased to include the amount outstanding under the CGU Loan and RSA Loan immediately prior to Completion.

7.4	For the avoidance of doubt, the obligations of each of the Buyers to either RSA or CGU, as the case may be, under clause 7 are separate and independent and not joint.

8.	CONDITIONS

8.1	Completion is conditional on the following Conditions being satisfied, on or before 30 June 2003:

8.1.1	The Commission of the European Communities:

(a)	issuing a decision pursuant to article 6(1)(b), article 6(2) or article 8.2 (or having been deemed to have made such a decision pursuant to Article 10(6)) of Council Regulation 4064/89 as amended by Council Regulation 1310/97 (“Regulation 4064/89”) that the proposed acquisition of the Shares falls within the scope of Regulation 4064/89 but is compatible with the common market (and, if such decision is given subject to conditions, such conditions having been jointly approved by the Buyers in their respective sole discretion) and no prior decision pursuant to article 9(3)(b) of Regulation 4064/89 having been made; or

(b)	issuing a decision pursuant to Article 6.1(a) of Regulation 4064/89 that the proposed acquisition of the Shares does not fall within the scope of Regulation 4064/89 and the competent national authorities in the European Union whose consent, approval, clearance or confirmation is either required or considered by the Buyers and RSA to be desirable having granted all such consents, approvals, clearances or confirmations on terms satisfactory to each Buyer and RSA in their respective sole discretions; or

(c)	issuing a decision pursuant to Article 9.3(b) (or having been deemed to have adopted such a decision pursuant to Article 9(5)) of Regulation

4064/89 referring the whole or part of the case to the competent authorities of one or more member States of the European Union with a view to the application to the case of the national competition laws of such one or more member States and:

(i)	where only part of the case is so referred, issuing a decision pursuant to Article 6.1(b) or Article 8.2 (or having been deemed to have made such a decision pursuant to Article 10(6)) of Regulation 4064/89 in respect of such part of the case as is not so referred; and

(ii)	where the whole or only part of the case is so referred, the national authorities of the member States concerned issuing, on terms satisfactory to each Buyer and RSA in their respective sole discretion, such consents, approvals, clearances or confirmations as may be required or considered by the Buyers and RSA to be desirable in respect of the whole or such parts of the case as are referred to them.

8.1.2	In the event that a filing or filings are required in Canada:

(a)	either:

(i)	the Commissioner of Competition (the “Commissioner”) shall have issued an advance ruling certificate under section 102 of the Competition Act (Canada) in respect of the proposed acquisition of the Shares to the effect that he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal of Canada for an order under section 92 of the Competition Act (Canada) with respect to the proposed acquisition of the Shares; or

(ii)	the parties shall have submitted the notices to the Commissioner required under section 114 of the Competition Act (Canada) and the applicable waiting period under section 123 of the Competition Act (Canada) shall have expired, and:

(A)	the relevant Buyers having submitted the notices shall have been advised in writing by the Commissioner that the Commissioner has determined that there are not sufficient grounds to initiate proceedings for an order under section 92 of the Competition Act (Canada) in respect of the proposed acquisition of the Shares and that any terms and conditions attached to any such advice being satisfactory to each Buyer and RSA in their respective sole discretion; and

(B)	the Commissioner shall not have made an application for an order under section 100 of the Competition Act (Canada) in respect of the proposed acquisition of the Shares (or if made, that such order has been rescinded on terms and conditions satisfactory to each Buyer and RSA in their respective sole discretion); and

(b)	in the event that the proposed acquisition of the Shares is reviewable under the Investment Canada Act (Canada), the Buyers shall have obtained a notice from the Minister designated by the Governor in Council as the Minister for the purposes of the Investment Canada Act (Canada) pursuant to section 21, 22 or 23 or such Act that the Minister is, or is deemed to be, satisfied that the proposed acquisition of the Shares by the Buyers is likely to be of net benefit to Canada.

8.1.3	Following submission of a filing in Switzerland:

(a)	the Swiss Competition Commission issuing a comfort letter (“Unbedenklichkeitserklärung”) unconditionally authorising the proposed acquisition of the Shares under the Swiss Federal Act on Cartels and Other Restraints of Competition of 6 October 1995 (“Swiss Cartel Act”), or having been deemed to have issued such a comfort letter by not objecting to the proposed acquisition of Shares within the deadline(s) set out either:

(i)	in Art. 32 Para.1 of the Swiss Cartel Act; or

(ii)	if an investigation pursuant to Art. 33 Para 1 of the Swiss Cartel Act has been initiated, in Art. 33 Para.3 of the Swiss Cartel Act; or

(b)	the Swiss Competition Commission issuing a decision authorising the proposed acquisition of the Shares subject to conditions or obligations pursuant to Art. 10 Para 2 of the Swiss Cartel Act, provided such conditions or obligations are on terms satisfactory to each Buyer and RSA in their respective sole discretions; or

(c)	the Swiss Competition Commission granting an exemption for early completion of the proposed acquisition of the Shares pursuant to Article 32 Para. 2 or Article 33 Para. 2 of the Swiss Cartel Act; or

(d)	subsequent to a prohibition of the proposed acquisition of the Shares by the Swiss Competition Commission pursuant to Article 10 of the Swiss Cartel Act, the Swiss Federal Council issuing a decision authorising such acquisition pursuant to Article 11 of the Swiss Cartel Act (and, if such decision is given subject to conditions or obligations, such conditions or obligations are on terms satisfactory to each Buyer and RSA in their respective sole discretion).

8.2	Each of the Buyers and each of the Sellers shall use their respective reasonable efforts to achieve satisfaction of each Condition as soon as possible and in any event before 30 June 2003.

8.3	If, at any time, any party becomes aware of a fact or circumstance that is likely to prevent a Condition being satisfied, it shall as soon as reasonably practicable and in any event within two Business Days, inform each of the other parties of the matter.

8.4	If one or more of the Conditions set out in clause 8.1 has not been satisfied on or before 30 June 2003 this Agreement (other than clauses 1, 10.6, 14, 15, 16, 22, 25, 26, 27, 28, 29 and 30) shall automatically terminate with immediate effect and each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

9.	COMPLETION

9.1	Completion shall take place at the offices of the Clifford Chance Limited Liability Partnership in London on the Completion Date.

9.2	At Completion the Sellers and the Buyers shall do all those things respectively required of them in Schedule 2, subject to the provisions thereof.

9.3	No party is obliged to complete this Agreement unless each of the other parties complies with all its obligations under this clause 9 and Schedule 2;

9.4	None of the Buyers nor the Sellers shall be obliged to complete the purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

9.5	Subject to clause 9.4, if Completion does not take place on the Completion Date because any Buyer or either of the Sellers fails to comply with any of its obligations under this clause 9 and/or under Schedule 2 (whether any such failure amounts to a repudiatory breach or not), the Sellers, acting jointly (but not individually), in the case of a failure by the Buyers, may by notice to the Buyers, or the Buyers, acting jointly (but not individually), in the case of a failure by either Seller, may by notice to the Sellers:

9.5.1	proceed to Completion to the extent reasonably practicable (without limiting their rights under this Agreement) (and each of the parties, other than the defaulting Buyer or Seller, agrees it shall use its reasonable endeavours to proceed to Completion);

9.5.2	postpone Completion to a date not more than ten Business Days after the Completion Date and not later than 30 June 2003; or

9.5.3	terminate this Agreement.

9.6	If the Buyers or the Sellers postpone Completion to another date in accordance with clause 9.5.2, the provisions of this Agreement apply as if that other date is the Completion Date.

9.7	If the Buyers or the Sellers terminate this Agreement pursuant to clause 9.5.3, each party’s further rights and obligations (other than clauses 1, 10.6, 14, 15, 16, 22, 25, 26, 27, 28, 29 and 30) cease immediately on termination, but termination shall not affect a party’s accrued rights and obligations at the date of termination (including, if applicable, the rights to remedies).

10.	THE SELLERS’ WARRANTIES AND PRE-COMPLETION CONDUCT

10.1	Each of the Sellers jointly and severally warrants to each of the Buyers in the terms of the Warranties. The Warranties shall be deemed to have been repeated at Completion jointly and severally by each of the Sellers to each of the Buyers by reference to the facts and circumstances then subsisting with the exception of the Warranty in paragraph 5.2 of Schedule 3 which shall not be so repeated. The fact that the Warranty in paragraph 5.2 of Schedule 3 is not repeated at Completion does not affect any Buyer’s right to claim under any other Warranty.

10.2	Each of the Sellers’ liability for Relevant Claims and Tax Claims shall be limited or excluded, as the case may be, if but only to the extent that, the limitations or exclusions as set out in Schedule 4 apply.

10.3	Each Warranty is to be construed independently and separately and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

10.4	Between the execution of this Agreement and Completion the Sellers shall:

10.4.1	procure that each Group Company complies with each of the undertakings set out in Schedule 8; and

10.4.2	notify the Buyers in writing as soon as practicable and, in any event, within two Business Days of becoming aware of the same if either of the Sellers becomes aware that they are in breach of any of the Warranties or may be in breach of any Warranty when the Warranties are repeated at Completion by reference to the facts and circumstances then existing or there occurs any act or omission which constitutes or which would or might constitute a breach of clause #10.4.1.

10.5	Pending Completion each Buyer and any persons authorised by it shall, on giving reasonable prior notice and subject in each case to the giving of confidentiality undertakings reasonably acceptable to the Sellers, be given any access which they may reasonably request during normal business hours to the Properties and to all the books and records (including, without limitation, all statutory books, minute books, leases, contracts, supplier lists and customer lists) of each Group Company and the directors and employees of each Group Company shall be instructed to give promptly all such information and explanations as each Buyer or any such person may reasonably request.

10.6	Each of the Sellers separately and independently undertakes to each Group Company that neither of them:

10.6.1	has any rights against; and

10.6.2	may make any claim against,

any employee, director, agent or officer of any Group Company on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other agreement or document referred to herein (save in relation to any right or claim arising from wilful default or a fraudulent act or omission).

11.	SELLERS’ UNDERTAKING

11.1	Each of the Sellers separately and independently undertakes to each Buyer, that it will not and will procure that no member of its Seller’s Group will:

11.1.1	for a period of two years from Completion be engaged, or directly or indirectly interested in carrying on any business which competes with the business carried on by the Group and/or the New Global Aerospace Pool in the London insurance market or the US insurance markets, in each case relating to aerospace, aviation and all related and incidental insurance, reinsurance and alternative risk solution risks provided that this restriction shall not apply to any business carried on by any Seller’s Group Undertaking if the aggregate annual gross written premium derived by all the Seller’s Group Undertakings of a Seller from such markets does not exceed £10 million;

11.1.2	for a period of two years from Completion, solicit or contact with a view to his engagement or employment by a member of that Seller’s Group, any director (other than, in the case of RSA, a director of the Company or any other Group Company appointed by RSA in accordance with the terms of the New Shareholders Agreement), officer, employee or manager of a Group Company as listed in Schedule 9;

11.1.3	for a period of two years from Completion solicit or accept the custom of any person in respect of services in either the London insurance market or US insurance markets competitive with those supplied by any member of the Group during the period of six months prior to Completion, such person having been a customer of the Group in respect of such services during such period; or

11.1.4	for a period of two years from Completion (i) disclose to any person whatsoever, or (ii) use to the detriment of any Group Company, or (iii) through failure to exercise all reasonable care and due diligence, cause any unauthorised disclosure or use of, any commercial information relating to the business of the Group which is confidential, save to the extent that such disclosure would be permitted, mutatis mutandis, pursuant to clause 14.2.

11.2	Nothing contained in clause 11.1 shall:

11.2.1	preclude or restrict the Sellers or any Seller’s Group Undertaking from holding not more than ten per cent of the issued share capital of any company whose shares are listed on a recognised stock exchange nor from carrying on any business that such Seller or Seller’s Group Undertaking carries on at the date of this Agreement in the way that such business is currently carried on at such date; or

11.2.2	preclude or restrict Morley Fund Management Limited or any of its related trading entities from holding (directly or indirectly and, in either case, in its capacity as manager of its clients’ investment portfolios) any issued share capital of any company; or

11.2.3	apply to RSA in respect of or in connection with its holding of the Retained Shares (and any further such shares in the capital of the Company it may acquire in future) for so long as such shares are retained by RSA or any Seller’s Group Undertaking of RSA; or

11.2.4	apply to RSA or any Seller’s Group Undertaking of RSA in respect of or in connection with participation (whether as insurer, reinsurer or retrocessionnaire) in the New Global Aerospace Pool or any successor pool thereto; or

11.2.5	apply to either Seller or any Seller’s Group Undertaking in respect of or in connection with any continued activities relating to the run-off of the risks insured by the GAUM Pool, the BAIG Pool or any other pool administered by an Agent and of which a Seller is a member (whether as insurer, reinsurer or retrocessionnaire); or

11.2.6	preclude or restrict the Sellers or any Seller’s Group Undertaking from:

(a)	acquiring, being acquired by or merging with an undertaking which has a competitive business as part of its business or the business of any of its group undertakings which will become part of the group undertakings of the Seller as a result of the aforementioned acquisition or merger; or

(b)	acquiring a business which is, in part, a competitive business,

PROVIDED THAT such competitive business does not, in the case of (a) above, form a material part of the total business of the group undertakings which will become part of the group undertakings of the Seller as a result of the aforementioned acquisition or merger, or, in respect of (b) above form a material part of the business so acquired.

For the purposes of this sub-clause 11.2.6:

(i)	a “competitive business” means a business which is competitive with all or part of the business of the Group in either the London insurance market or the US insurance markets; and

(ii)	“material” means that the competitive business generates more than 10% of the annual gross written premium generated by, in the case of (a) above, all of the businesses of the group undertakings in aggregate which will become part of the group undertaking of the Seller as a result of the acquisition or merger (or a series of related acquisitions or mergers) or, in respect of (b) above, the business so acquired (as a result of either one acquisition or a series of related acquisitions); or

11.2.7	for the avoidance of doubt, apply to any Seller’s Group Undertaking once such Seller’s Group Undertaking is no longer a subsidiary undertaking or parent undertaking of the relevant Seller or a subsidiary undertaking of a parent undertaking of the relevant Seller.

11.3	If any undertaking contained in this clause 11 shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, such period (as the same may previously have been reduced by virtue of this clause 11.3) shall take effect as if reduced by six months until the resulting period shall be valid and enforceable.

11.4	For the avoidance of doubt, the obligations of each of the Sellers to each of the Buyers under this clause 11 are separate and independent, not joint.

11.5	The Sellers agree that the undertakings contained in this clause 11 are reasonable and are entered into for the purposes of protecting the goodwill of the business of each member of the Group.

11.6	For the purposes of this clause 11, “business of the Group” shall be deemed to include the business conducted through the GAUM Pool and, to the extent such business relates to aerospace, aviation and all related incidental insurance, reinsurance and alternative risk solution risks, through the New Global Aerospace Pool.

12.	THE BUYERS’ REMEDIES

12.1	Notwithstanding that the Buyers (or any of them) become aware at any time after execution of this Agreement, whether before or after Completion and whether or not by reason of the Disclosure Letter (or any of the documents annexed to the Disclosure Letter) or by reason of any notification by the Sellers pursuant to clause 10.4.2:

12.1.1	of a fact or circumstance which gives rise to or which would or might give rise to a Relevant Claim or a claim under the Tax Warranties;

12.1.2	that there has been a breach of any Warranty or any other provision of this Agreement; or

12.1.3	that there may be a claim against the Sellers under any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment given by or on behalf of the Seller in connection with this Agreement, the Buyers shall not, save as provided in clause 9, be entitled to rescind this Agreement or treat this Agreement as terminated and, accordingly, each of the Buyers waive all and any rights of rescission and/or termination they may have in respect of any such matter (howsoever arising or deemed to arise), other than those provided in clause 9 and any such rights in respect of fraud or wilful non-disclosure.

13.	THE BUYERS’ WARRANTIES

13.1	Each Buyer separately and independently warrants to each of the Sellers that:

13.1.1	it has the requisite capacity, power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement;

13.1.2	its obligations under this Agreement and the Buyer’s Completion Documents are, or when the relevant Buyer’s Completion Document is executed will be, enforceable in accordance with their respective terms;

13.1.3	the execution and delivery of, and the performance by it of its obligations under, this Agreement and the Buyer’s Completion Documents will not:

(a)	result in a breach of any provision of its memorandum or articles of association or by-laws or its equivalent constitutional documents;

(b)	result in a breach by it of, or constitute a default by it under, any instrument to which it is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement;

(c)	result in a breach by it of any order, judgment or decree of any court or governmental agency to which it is a party or by which the Buyer is bound or submits and which is material in the context of the transactions contemplated by this Agreement; or

(d)	save as referred to in clause 8.1 and clause 24, require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other regulatory authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement) to the extent such consent, approval, notice or regulation is material in the context of the transaction contemplated by this Agreement.

14.	CONFIDENTIAL INFORMATION

14.1	Subject to clause 14.2 and clause 15, each of the Sellers undertakes to each of the Buyers (for each such Buyer’s own benefit and as agent and trustee for each Buyer’s Group Undertaking) and each of the Buyers undertakes to each of the Sellers (for each such Seller’s own benefit and as agent and trustee for each Seller’s Group Undertaking), that it shall (and, in the case of each Seller, that it shall procure that each Seller’s Group Undertaking shall, and, in the case of each Buyer, that it shall procure that each Buyer’s Group Undertaking shall) treat as confidential and shall not use or disclose to any other person all information received or obtained as a result of entering into or performing this Agreement which relates to:

14.1.1	any other party including, where that other party is a Seller, that Seller’s Group and where that other party is a Buyer, that Buyer’s Group;

14.1.2	the provisions or the subject matter of this Agreement or any document referred to herein and any claim or potential claim thereunder; or

14.1.3	the negotiations relating to this Agreement or any documents referred to herein.

14.2	Clause 14.1 does not apply to disclosure of any such information as is referred to in this clause 14.2:

14.2.1	which is required to be disclosed by law or for the purpose of any judicial proceedings, by a rule of a listing authority or stock exchange to which any party is subject or submits or by a governmental authority or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall, so far as is practicable, be made after consultation with the other parties and after taking into account the other parties’ reasonable requirements as to its timing, content and manner of making or despatch;

14.2.2	to the extent required by, or necessary in the opinion of that party for, any securities exchange or regulatory or governmental body or Tax Authority to which any Seller’s Group Undertaking or Buyer’s Group Undertaking is subject, wherever situated;

14.2.3	to an adviser for the purposes of advising in connection with the transactions contemplated by this Agreement provided that such disclosure is necessary or desirable for these purposes and is on the basis that clause 14.1 applies to the disclosure by the adviser;

14.2.4	to any director, officer or employee of any Buyer or that Buyer’s Group or of a Seller’s Group Undertaking whose function requires him to have the relevant confidential information;

14.2.5	to the extent that the information has been made public other than through breach of this Agreement;

14.2.6	to any connected company (as defined in clause 16.1) of any party in connection with any assignment permitted under clause 16.1;

14.2.7	to the extent confidential information (as such term is defined in clause 8.7 of the Old Pool Members Agreement) is required or permitted to be disclosed under the provisions of clause 8 (Confidentiality) of the Old Pool Members Agreement;

14.2.8	to the extent confidential information (as such term is defined in clause 16.8 of the New Pool Members Agreement) is required or permitted to be disclosed under the provisions of clause 16 (Confidentiality) of the New Pool Members Agreement; or

14.2.9	to an insurance broker and/or insurer in order to enable the Seller to insure its liabilities in respect of Relevant Claims and/or Tax Claims and/or Relevant Indemnity Claims PROVIDED THAT any such broker and/or insurer executes a confidentiality undertaking in such form as may reasonably be required by the Buyers.

14.3	The restrictions contained in this clause shall continue to apply without limit in time and whether or not this Agreement is terminated.

15.	ANNOUNCEMENTS

15.1	Subject to clause 15.2, no party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained each other party’s written consent, which may not be unreasonably withheld or delayed.

15.2	Clause 15.1 does not apply to a public announcement, communication or circular:

15.2.1	made or sent jointly by the Buyers after Completion to any customer, client or supplier of a Group Company informing it of the Buyers’ purchase of the Shares and/or announcing the creation of the New Global Aerospace Pool;

15.2.2	required by law, by a rule of a listing authority or stock exchange to which either party is subject or submits or by a governmental authority or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law provided that the public announcement, communication or circular shall, so far as is practicable, be made after consultation with the other parties and after taking into account the other parties’ reasonable requirements as to its timing, content and manner of making or despatch; or

15.2.3	which the other parties have given their prior written approval to, such approval not to be unreasonably withheld or delayed.

15.3	The provisions of this clause shall remain in full force and effect notwithstanding the termination of this Agreement and each party to this Agreement shall remain bound by the provisions of this clause for a period of five years from Completion.

16.	ASSIGNMENT

16.1	Any party may, without the consent of the other parties, assign to a connected company the benefit of all or any or any part of any other party’s obligations to it under this Agreement and/or any benefit arising under or out of this Agreement provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a connected company. For the purposes of this clause 16.1, “connected company” means, for a Seller, any Seller’s Group Undertaking and, for a Buyer, any Buyer’s Group Undertaking.

16.2	No party shall assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement whether in whole or in part to a company which is not a connected company without the consent in writing of each of the other parties.

16.3	Any party shall following an assignment under clauses 16.1 and 16.2 notify the other parties within 14 days of such an assignment.

17.	US PENSIONS DEFICIT

17.1	On 31 January 2003 or the first Business Day falling 45 days after Completion, whichever is the later, the Sellers covenant to pay as an adjustment to the Consideration the US Pensions Amount to the Buyers together with interest at the Agreed Rate accruing, if such payment is made after 31 January 2003, from 31 January 2003 until the date of payment under this clause 17.1 (both dates inclusive).

17.2	In this clause 17, the following terms shall bear the following meanings:

“Relevant Pools” means any pool(s) in respect of which the Agents (or either of them) have acted as agent and/or manager and to which all or part of the expense of funding the US Pensions Deficit may fairly be attributed;

“Responsible Member” means each member of any Relevant Pool to whom all or part of the US Pensions Deficit may fairly be attributed under, as the case may be:

(a)	the provisions and/or indemnities contained in any applicable pool members agreements governing any Relevant Pool; and/or

(b)	any applicable common law or statutory indemnities.

17.3	The Sellers shall use reasonable endeavours to procure that the appropriate Group Company shall as soon as possible but in any event before Completion calculate the proportion of the US Pensions Deficit which, in its reasonable estimation, each Responsible Member is liable for under, as the case may be:

(a)	the provisions and/or indemnities contained in any applicable pool members agreements governing any Relevant Pool; and/or

(b)	any applicable common law or statutory indemnities.

17.4	From the date when the calculations required by clause 17.3 are made until Completion, the Sellers shall procure, and after Completion the Buyers shall procure, that the appropriate Group Company has made all reasonable efforts to seek recovery promptly, and in accordance with the provisions and/or indemnities referred to in clause 17.3, of each Responsible Member’s relevant proportion of the US Pensions Deficit under the provisions and/or indemnities referred to in clause 17.3.

17.5	Each of the Sellers shall, and shall procure that any relevant Seller’s Group Undertaking shall, pay its relevant proportion of the US Pensions Deficit in accordance with the terms of the relevant pool members agreement and/or any applicable common law or statutory indemnities.

17.6	Following receipt of payment made by any Seller under clause 17.1 and subject to:

(a)	the provisions of clause 17.8; and

(b)	the appropriate member of the Group or Buyer’s Group being indemnified on an after-Tax basis by the Sellers to its reasonable satisfaction against all costs and expenses, including all costs and expenses in connection with the institution of any proceedings referred to below,

the Buyers shall, subject to and in accordance with the appropriate Group Company’s calculation of the proportion of the US Pensions Deficit for which, in its reasonable estimation, each Responsible Member is liable for in accordance with the provisions and/or indemnities referred to in clause 17.3, procure that the relevant Buyer’s Group Undertaking or Group Company shall continue to pursue all reasonable means of recovery of the US Pensions Amount (and all costs and expenses of recovering such amounts, including all costs and expenses the subject of the indemnity referred to above) from the Responsible Members and shall take such action and give to the Sellers such information and assistance as the Sellers (acting jointly) may reasonably request in writing including, where reasonable, the institution of proceedings in pursuing any such recovery and, if the Sellers reasonably request, the instructing of such solicitors or other professional advisers as the Sellers may nominate (after consulting with the Buyers regarding such proposed nomination) to act on behalf of the relevant company in the Group or Buyer’s Group, to act in accordance with the Sellers’ sole instructions, and shall not settle or compromise any such proceedings without the prior written consent of the Sellers, such consent not to be unreasonably withheld or delayed.

17.7	In the event that the Sellers reasonably requests that the relevant Buyer’s Group Undertaking or Group Company should take any action pursuant to clause 17.6, the Sellers shall keep the Buyers informed on a timely basis of any and all developments in connection with any such action.

17.8	The Buyers shall have no obligation under clause 17.6 to pursue the recovery of the US Pensions Amount from a Responsible Member unless the Sellers have requested such (including reasonable details of which action is required) in writing on or before 31 December 2008.

17.9	If following payment by the Sellers in accordance with clause 17.1:

17.9.1	any Group Company subsequently recovers from any Responsible Member any amount in respect of that Responsible Member’s relevant proportion of the US Pensions Deficit, then the Buyers shall pay or shall procure the payment as an adjustment to the Consideration to the Sellers (in such proportions as the Sellers jointly instruct in writing) of an amount equal to the amount recovered by the Group Company within 15 Business Days of its receipt by such Group Company or, if lower, an amount equal to that paid by the Sellers to the Buyers in accordance with this clause 17 in either case less any amount payable by the relevant Group Company in respect of tax on the amount so recovered; and/or

17.9.2	any Buyer’s Group Undertaking recovers from any Responsible Member any amount in respect of that Responsible Member’s relevant proportion of the US Pensions Deficit, then the Buyer (which is in the same Buyer’s Group as that Buyer’s Group Undertaking) shall pay or shall procure the payment as an adjustment to the Consideration to the Sellers of (in such proportions as the Sellers jointly instruct in writing) an amount equal to the amount recovered by the Buyer’s Group Undertaking within 15 Business Days of its receipt by such Buyer’s Group Undertaking, or, if lower, an amount equal to that paid by the Sellers to the Buyers in accordance with clause 17 in either case less any amount payable by the relevant Group Company in respect of tax on the amount so recovered,

PROVIDED THAT the total aggregate amount paid to the Sellers pursuant to clauses 17.9.1 and 17.9.2 shall not exceed the amount of the payment made by the Sellers in accordance with clause 17.1.

17.10	The Buyers acknowledge and affirm that any payment made by the Sellers under clause 17.1 in respect of the US Pensions Amount, less any sums paid to the Sellers pursuant to clause 17.9, shall be used in its entirety for the sole benefit of the US Scheme.

17.11	The Sellers’ obligations under this clause 17 shall be joint and several.

17.12	In the event that:

17.12.1	the calculation of the 2002 Relevant Profit pursuant to clause 4 has taken into account a deduction or provision in the 2002 Accounts that relates to the US Pensions Deficit; and

17.12.2	the Sellers have made a payment to the Buyers prior to the Accounts Date in respect of the US Pensions Deficit under clause 17.1,

then the amount of the Deferred Consideration payable under clause 3.2(a) shall, subject to clause 3.1, be increased by an amount equal to the deduction or provision referred to in paragraph 17.12.1, provided that:

(a)	such increase shall not exceed the amount paid by the Sellers to the Buyers before the Accounts Date under clause 17.1; and

(b)	the Deferred Consideration shall not be greater than the amount which the Deferred Consideration would have been without taking into consideration the deduction or provision referred to in clause 17.12.1.

18.	AAU SUPPLEMENTAL PLAN DEFICIT

18.1	On 31 January 2003 or the first Business Day falling 45 days after Completion, whichever is the later, the Sellers covenant to pay as an adjustment to the Consideration the AAU Supplemental Plan Amount to the Buyers together with interest at the Agreed Rate accruing, if such payment is made after 31 January 2003, from 31 January 2003 until the date of payment under this clause 18.1 (both dates inclusive).

18.2	In this clause 18, the following terms shall bear the following meanings:

“Relevant Pools” means any pool(s) in respect of which the Agents (or either of them) have acted as agent and/or manager and to which all or part of the expense of funding the AAU Supplemental Plan Deficit may fairly be attributed;

“Responsible Member” means each member of any Relevant Pool to whom all or part of the AAU Supplemental Plan Deficit may fairly be attributed under, as the case may be:

(a)	the provisions and/or indemnities contained in any applicable pool members agreements governing any Relevant Pool; and/or

(b)	any applicable common law or statutory indemnities.

18.3	The Sellers shall use reasonable endeavours to procure that the appropriate Group Company shall as soon as possible but in any event before Completion calculate the proportion of the AAU Supplemental Plan Amount which, in its reasonable estimation, each Responsible Member is liable for under, as the case may be:

(a)	the provisions and/or indemnities contained in any applicable pool members agreements governing any Relevant Pool; and/or

(b)	any applicable common law or statutory indemnities.

18.4	From the date when the calculations required by clause 18.3 are made until Completion, the Sellers shall procure, and after Completion the Buyers shall procure, that the appropriate Group Company has made all reasonable efforts to seek recovery promptly, and in accordance with the provisions and/or indemnities referred to in clause 18.3, of each Responsible Member’s relevant proportion of the AAU Supplemental Plan Deficit under the provisions and/or indemnities referred to in clause 18.3.

18.5	Each of the Sellers shall, and shall procure that any relevant Seller’s Group Undertaking shall, pay its relevant proportion of the AAU Supplemental Plan Deficit in accordance with the terms of the relevant pool members agreement or any applicable common law and/or statutory indemnities.

18.6	Following receipt of payment made by any Seller under clause 18.1 and subject to:

(a)	the provisions of clause 18.8; and

(b)	the appropriate member of the Group or the Buyer’s Group being indemnified on an after-Tax basis by the Sellers to its reasonable satisfaction against all costs and expenses, including all costs and expenses in connection with the institution of any proceedings referred to below, the Buyers shall, subject to and in accordance with the appropriate Group Company’s calculation of the proportion of the AAU Supplemental Plan Deficit for which, in its reasonable estimation, each Responsible Member is liable for in accordance with the provisions and/or indemnities referred to in clause 18.3, procure that the relevant Buyer’s Group Undertaking or Group Company shall continue to pursue all reasonable means of recovery of the AAU Supplemental Plan Amount (and all costs and expenses of recovering such amounts including all costs and expenses the subject of the indemnity referred to above) from the Responsible Members and shall take such action and give to the Sellers such information and assistance as the Sellers (acting jointly) may reasonably request in writing including, where reasonable, the institution of proceedings in pursuing any such recovery and, if the Sellers reasonably request, the instructing of such solicitors or other professional advisers as the Sellers may nominate (after consulting with the Buyers regarding such nomination) to act on behalf of the relevant company in the Group or Buyer’s Group, to act in accordance with the Sellers’ sole instructions, and shall not settle or compromise any such proceedings without the prior written consent of the Sellers, such consent not to be unreasonably withheld or delayed.

18.7	In the event that the Sellers reasonably request that the relevant Buyer’s Group Undertaking or Group Company should take any action pursuant to clause 18.6, the Sellers shall keep the Buyers informed on a timely basis of any and all developments in connection with any such action.

18.8	The Buyers shall have no obligations under clause 18.6 to pursue the recovery of the AAU Supplemental Plan Amount from a Responsible Member unless the Sellers have requested such (including reasonable details of what action is required) in writing on or before 31 December 2008.

18.9	If, following payment by the Sellers in accordance with clause 18.1:

18.9.1	any Group Company subsequently recovers from any Responsible Member any amount in respect of that Responsible Member’s relevant proportion of the AAU Supplemental Plan Deficit, then the Buyers shall pay or shall procure the payment as an adjustment to the Consideration to the Sellers (in such proportions as the Sellers jointly instruct in writing) of an amount equal to the amount recovered by the Group Company within 15 Business Days of its receipt by such Group Company or, if lower, an amount equal to that paid by the Sellers to the Buyers in accordance with this clause 18 in either case less any amount payable by the relevant Group Company in respect of tax on the amount so recovered; and/or

18.9.2	any Buyer’s Group Undertaking recovers from any Responsible Member any amount in respect of that Responsible Member’s relevant proportion of the AAU Supplemental Plan Deficit, then the Buyer (which is in the same Buyer’s Group as that Buyer’s Group Undertaking) shall pay or shall procure the payment as an adjustment to the Consideration to the Sellers of (in such proportions as the Sellers jointly instruct in writing) an amount equal to the amount recovered by the Buyer’s Group Undertaking within 15 Business Days of its receipt by such Buyer’s Group Undertaking or, if lower, an amount equal to that paid by the Sellers to the Buyers in accordance with this clause 18 in either case less any amount payable by the relevant Group Company in respect of tax on the amount so recovered,

PROVIDED THAT the total aggregate amount paid to the Sellers pursuant to clauses 18.9.1 and 18.9.2 shall not exceed the amount of the payment made by the Sellers in accordance with clause 18.1.

18.10	The Buyers acknowledge and affirm that any payment made by the Sellers under clause 18.1 in respect of the AAU Supplemental Plan Amount, less any sums paid to the Sellers pursuant to clause 18.9, shall be used for the sole benefit of the AAU Supplemental Plan.

18.11	The Sellers’ obligations under this clause 18 shall be joint and several.

18.12	In the event that:

18.12.1	the calculation of the 2002 Relevant Profit pursuant to clause 4 has taken into account a deduction or provision in the 2002 Accounts that relates to the AAU Supplemental Plan Deficit; and

18.12.2	the Sellers have made a payment to the Buyers prior to the Accounts Date in respect of the AAU Supplemental Plan Deficit under clause 18.1,

then the amount of the Deferred Consideration payable under clause 3.2(a) shall, subject to clause 3.1, be increased by an amount equal to the deduction or provision referred to in paragraph 18.12.1, provided that:

(a)	such increase shall not exceed the amount paid by the Sellers to the Buyers before the Accounts Date under clause 18.1; and

(b)	the Deferred Consideration shall not be greater than the amount which the Deferred Consideration would have been without taking into consideration the deduction or provision referred to in clause 18.12.1.

19.	MEDICAL DEFICIT

19.1	On 31 January 2003 or the first Business Day falling 45 days after Completion, whichever is the later, the Sellers covenant to pay as an adjustment to the Consideration the Medical Amount to the Buyers together with interest at the Agreed Rate accruing, if such payment is made after 31 January 2003, from 31 January 2003 until the date of payment under this clause 19.1 (both dates inclusive).

19.2	In this clause 19, the following terms shall bear the following meanings:

“Relevant Pools” means any pool(s) in respect of which the Agents (or either of them) have acted as agent and/or manager and to which all or part of the expense of funding the Medical Deficit may fairly be attributed;

“Responsible Member” means each member of any Relevant Pool to whom all or part of the Medical Deficit may fairly be attributed under, as the case may be:

(a)	the provisions and/or indemnities contained in any applicable pool members agreements governing any Relevant Pool; and/or

(b)	any applicable common law or statutory indemnities.

19.3	The Relevant Parties shall procure, that the appropriate Group Company shall use all reasonable efforts to recover each Responsible Member’s relevant proportion of the Medical Deficit under, as the case may be:

(a)	the provisions and/or indemnities contained in any applicable pool members agreements governing any Relevant Pool; and/or

(b)	any applicable common law or statutory indemnities,

in such instalments and at such times as the relevant Group Company agrees with the Sellers (such agreement not to be unreasonably withheld or delayed) will maximise the amounts recovered.

19.4	Following receipt of payment made by any Seller under clause 19.1 and subject to the appropriate member of the Group or the Buyer’s Group being indemnified on an after-Tax basis by the Sellers to its reasonable satisfaction against all costs and expenses, including all costs and expenses in connection with the institution of proceedings referred to below, the Buyers shall, subject to and in accordance with the appropriate Group Company’s calculation of the proportion of the Medical Deficit for which, in its reasonable estimation, each Responsible Member is liable for in accordance with the provisions and/or indemnities referred to in clause 19.3, procure that the relevant Buyer’s Group Undertaking or Group Company shall pursue all reasonable means of recovery of the Medical Amount (and all costs and expenses of recovering such amounts, including all costs and expenses the subject of the indemnity referred to above) from the Responsible Members and shall take such action and give to the Sellers such information and assistance as the Sellers (acting jointly) may reasonably request in writing including, where reasonable, the institution of proceedings in pursuing any such recovery and, if the Sellers reasonably request, the instructing of such solicitors or other professional advisers as the Sellers may nominate (after consulting with the Buyers regarding such proposed nominations) to act on behalf of the relevant company in the Group or Buyer’s Group, to act in accordance with the Sellers’ sole instructions, and shall not settle or compromise any such proceedings without the prior written consent of the Sellers, such consent not to be unreasonably withheld or delayed.

19.5	In the event that the Sellers reasonably request that the Company should take any action pursuant to clause 19.4, the Sellers shall keep the Buyers informed on a timely basis of any and all developments in connection with any such action.

19.6	If, following payment by the Sellers in accordance with clause 19.1:

19.6.1	any Group Company subsequently recovers from any Responsible Member any amount in respect of that Responsible Member’s relevant proportion of the Medical Deficit, then the Buyers shall pay or shall procure the payment as an adjustment to the Consideration to the Sellers of (in such proportions as the Sellers jointly instruct in writing) an amount equal to the amount recovered by the Group Company within 15 Business Days of its receipt by such Group Company or, if lower an amount equal to that paid by the Sellers to the Buyers in accordance with this clause 19 in either case less any amount payable by the relevant Group Company in respect of tax on the amount so recovered; or

19.6.2	any Buyer’s Group Undertaking recovers from any Responsible Member any amount in respect of that Responsible Member’s relevant proportion of the

Medical Deficit, then the Buyer (which is in the same Buyer’s Group as that Buyer’s Group Undertaking) shall pay or shall procure that the relevant Buyer’s Group Undertaking pays as an adjustment to the Consideration to the Sellers (in such proportions as the Sellers jointly instruct in writing) an amount equal to the amount recovered by the Buyer’s Group Undertaking within 15 Business Days of its receipt by such Buyer’s Group Undertaking, or, if lower an amount equal to that paid by the Sellers to the Buyers in accordance with this clause 19 in either case less any amount payable by the relevant Group Company in respect of tax on the amount so recovered,

PROVIDED THAT the total aggregate amount paid to the Sellers pursuant to clauses 19.6.1 and 19.6.2 shall not exceed the amount of the payment made by the Sellers in accordance with clause 19.1.

19.7	The Buyers acknowledge and affirm that any payment made by the Sellers under clause 19.1 in respect of the Medical Amount, less any sums paid to the Sellers pursuant to clause 19.6, shall be used for the sole benefit of the Medical Plan.

19.8	The Sellers’ obligations under this clause 19 shall be joint and several.

19.9	In the event that:

19.9.1	the calculation of the 2002 Relevant Profit pursuant to clause 4 has taken into account a deduction or provision in the 2002 Accounts that relates to the Medical Deficit; and

19.9.2	the Sellers have made a payment to the Buyers prior to the Accounts Date in respect of the Medical Deficit under clause 19.1,

then the amount of the Deferred Consideration payable under clause 3.2(a) shall, subject to clause 3.1, be increased by an amount equal to the deduction or provision referred to in paragraph 19.9.1, provided that:

(a)	such increase shall not exceed the amount paid by the Sellers to the Buyers before the Accounts Date under clause 19.1; and

(b)	the Deferred Consideration shall not be greater than the amount which the Deferred Consideration would have been without taking into consideration the deduction or provision referred to in clause 19.9.1.

20.	COMPETITION MATTERS

20.1	Subject to the following provisions of this clause 20, the Sellers covenant to pay to the Buyers an amount equal to 89.9% of:

20.1.1	any fines or penalties (including interest payable thereon) which are imposed on a Group Company by any competent competition or anti-trust authority in any jurisdiction (each a “Competent Authority”) in respect of any infringement by a Group Company of Article 81 and/or Article 82 of the EC Treaty, the Chapter I prohibition and/or the Chapter II prohibition of the Competition Act 1998 and/or any other applicable competition or anti-trust legislation arising out of the activities of the Group on or after 1 January 2001 and prior to the date of this Agreement (the “2001-2002 Activities”);

20.1.2	all reasonable costs and expenses which any member of the Group may reasonably incur in responding to or defending any Competent Authority enquiry, investigation or proceedings to the extent that they relate to the 2001-2002 Activities; and/or

20.1.3	any damages (including interest payable thereon) resulting from any judgment made against a Group Company by any court in respect of any infringement by a Group Company of any applicable competition or anti-trust legislation arising out of the 2001-2002 Activities and all payments (including interest payable thereon) made by any member of the Group by way of settlement of any proceeding before any court in relation to any such infringements and/or alleged infringements and all costs and expenses which any member of the Group may reasonably incur or be required to pay in responding to or defending any proceeding before a court in relation to any such infringement or alleged infringement (including, but not limited to, the payments of its own or another party’s costs incurred in connection with any proceedings),

(being together, for the purposes of this clause 20, the “2001-2002 Indemnified Amounts”).

20.2	In this clause 20, the following terms shall bear the following meaning:

“2001-2002 Recovery Notice” means a written notice served on a 2001-2002 Responsible Member;

“2001-2002 Relevant Pools” mean any pool(s) in respect of which the Agents (or either of them) have acted as agent and/or manager and to which all or part of the expense of funding the 2001-2002 Indemnified Amounts may fairly be attributed;

“2001-2002 Responsible Member” means each member of a 2001-2002 Relevant Pool to whom all or part of the 2001-2002 Indemnified Amounts may fairly be attributed under, as the case may be:

(a)	the provisions and/or indemnities contained in any applicable pool members agreement governing any Relevant Pool; and

(b)	any applicable common law or statutory indemnities;

“New York Recovery Notice” means a written notice served on a New York Responsible Member;

“New York Relevant Pool” mean any pool in respect of which the Agents (or either of them) have acted as agent and/or manager to which all or part of the New York Indemnified Amounts may fairly be attributed under the relevant pool members agreement;

“New York Responsible Member” means each member of any New York Relevant Pool in respect of whom all or part of the New York Indemnified Amounts may fairly be attributed under, as the case may be:

(a)	the provisions and/or indemnities contained in any applicable pool members agreement governing any Relevant Pool; and/or

(b)	any applicable common law or statutory indemnities,

(and, for the avoidance of doubt, not being Munich Re or any member of its Buyer’s Group);

“Indemnified Amounts” means the 2001-2002 Indemnified Amounts and the New York Indemnified Amounts;

“Responsible Member” means each 2001-2002 Responsible Member and each New York Responsible Member.

20.3	The Sellers shall not be liable to make any payment under clause 20.1 in relation to any 2001-2002 Indemnified Amount unless and until the Buyers have, or have procured that the appropriate Buyer’s Group Undertaking or Group Company has:

20.3.1	served on each 2001-2002 Responsible Member a 2001-2002 Recovery Notice seeking recovery promptly of that 2001-2002 Responsible Member’s relevant proportion of 2001-2002 Indemnified Amounts under, as the case may be:

(a)	the provisions and/or indemnities contained in any applicable pool member’s agreement governing any 2001-2002 Relevant Pool; and/or

(b)	any applicable common law or statutory indemnities; and

20.3.2	for a period of 45 days from the service of a 2001-2002 Recovery Notice on a 2001-2002 Responsible Member, made reasonable efforts to seek recovery promptly, and in accordance with the provisions and/or indemnities referred to in clause 20.3.1, of that 2001-2002 Responsible Member’s relevant proportion of the 2001-2002 Indemnified Amounts under the provisions and/or indemnities referred to above PROVIDED THAT the Buyers or, as the case may be, the relevant Buyer’s Group Undertaking or Group Company shall in any event be deemed to have made all reasonable efforts in respect of a particular 2001-2002 Responsible Member from which no recovery has been made if an Insolvency Event has occurred and is continuing in respect of that 2001-2002 Responsible Member.

20.4	To the extent permitted by law, regulation or any obligation imposed on a Group Company by a Competent Authority, the Buyers will procure that each member of the Group will promptly disclose to all of the parties any communication received from any Competent Authority relating to the 2001-2002 Activities.

20.5	The Buyers shall and shall procure that each Buyer’s Group Undertaking and each member of the Group shall, to the extent permitted by law, regulation and any obligation imposed on a Group Company by a Competent Authority:

20.5.1	consult with the Sellers before any Buyer’s Group Undertaking or any member of the Group (or, in either case, any director, employee, agent, advisor or representative thereof) discusses the 2001-2002 Activities with any Competent Authority or makes any filing, submission or notification to a Competent Authority in relation to the 2001-2002 Activities;

20.5.2	consult with the Sellers and give such information and assistance to the Sellers as the Sellers may reasonably request in relation to any action by any Buyers’ Group Undertaking or any member of the Group to avoid, dispute, resist, mitigate, defend or appeal the imposition by a Competent Authority of any fine or penalty of the kind referred to in clause 20.1.1 including (without limitation) consulting with the Sellers on the making of any submission or notification to a Competent Authority in relation to the 2001-2002 Activities;

20.5.3	make no admission of liability, agreement, settlement or compromise with any Competent Authority in relation to any fine or penalty as referred to in clause 20.1.1 without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed);

20.5.4	consult with the Sellers and give such information and assistance to the Sellers as the Sellers may reasonably request in relation to any action by any Buyers’ Group Undertaking or any member of the Group to avoid, dispute, resist, mitigate, defend or appeal any proceedings of the kind referred to in clause 20.1.3; and

20.5.5	make no admission of liability, agreement, settlement or compromise in respect of any proceedings as referred to in clause 20.1.3 without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed).

20.6	Each of the Sellers shall, and shall procure that that relevant Seller’s Group Undertaking shall, comply with any 2001-2002 Recovery Notice served upon it in its capacity as a 2001-2002 Responsible Member in accordance with the terms of such Recovery Notice and in accordance with the terms of the Old Pool Members Agreement and/or the Management Services Agreement and/or any applicable common law or statutory indemnities.

20.7	In the event that:

20.7.1	the calculation of the 2002 Relevant Profit pursuant to clause 4 has taken into account a deduction or provision in the 2002 Accounts that relates to a 2001-2002 Indemnified Amount; and

20.7.2	the Sellers have made a payment to the Buyers prior to the Accounts Date in respect of that 2001-2002 Indemnified Amount under clause 20.1,

then the amount of the Deferred Consideration payable under clause 3.2(a) shall, subject to clause 3.1, be increased by an amount equal to 89.9% of the deduction or provision referred to in paragraph 20.7.1, provided that:

(a)	such increase shall not exceed the amount paid by the Sellers to the Buyers before the Accounts Date under clause 20.1; and

(b)	the Deferred Consideration shall not be greater than the amount which the Deferred Consideration would have been without taking into consideration the deduction or provision referred to in clause 20.7.1.

20.8	Subject to the following provisions of this clause 20, the Sellers undertake to indemnify and keep indemnified the Buyers, from and against 89.9% of any damages (including interest payable thereon) resulting from any award made against the Company by the Arbitral Tribunal in New York (the “New York Arbitral Tribunal”) in the arbitration proceedings between Echostar Satellite Corporation, Echostar DBS Corporation -v- La Reunion Spatiale et al, Case No. 50J 153 00 25800 (the “New York Arbitration”) in respect of any infringement by the Company of any applicable competition or anti-trust legislation and all payments (including interest payable thereon) made by any member of the Group by way of settlement of any claim in the New York Arbitration that there had been an infringement of applicable competition or anti-trust legislation by the Company and all costs and expenses which the Company may reasonably incur or be required to pay in responding to or defending any claim in the New York Arbitration that the Company infringed applicable competition or anti-trust litigation (including, but not limited to, the payments of its own or another party’s costs incurred in connection with such a claim) (the “New York Indemnified Amounts”).

20.9	The Sellers shall not be liable to make any payment under clause 20.8 in relation to a New York Indemnified Amount unless and until the Buyers have, or have procured that the appropriate Buyer’s Group Undertaking or Group Company has:

20.9.1	served on each New York Responsible Member a New York Recovery Notice seeking recovery promptly of that New York Responsible Member’s relevant proportion of New York Indemnified Amounts under, as the case may be:

(a)	the provisions and/or indemnities contained in any applicable pool members agreement governing any New York Relevant Pool; and/or

(b)	any applicable common law or statutory indemnities; and

20.9.2	for a period of 45 days from the service of a New York Recovery Notice on a New York Responsible Member, made reasonable efforts to seek recovery promptly, and in accordance with the provisions and/or indemnities referred to in clause 20.9.1, of that New York Responsible Member’s relevant proportion of the New York Indemnified Amounts under the provisions and/or indemnities referred to in clause 20.9.1 above PROVIDED THAT the Buyers or, as the case may be, the relevant Buyer’s Group Undertaking or Group Company shall in any event be deemed to have made all reasonable efforts in respect of a particular New York Responsible Member from which no recovery has been made if an Insolvency Event has occurred and is continuing in respect of that New York Responsible Member.

20.10	Each of the Sellers shall, and shall procure that each relevant Seller’s Group Undertaking shall, comply with any New York Recovery Notice served upon it in its capacity as a member of a New York Relevant Pool in accordance with the terms of such New York Recovery Notice and in accordance with the terms of the applicable pool members agreement governing any New York Relevant Pool and/or any applicable common law or statutory indemnities.

20.11	The Buyers shall and shall procure that each Buyer’s Group Undertaking and each member of the Group shall:

20.11.1	consult with the Sellers and give such information and assistance to the Sellers as the Sellers may reasonably request in relation to any action by any Buyers’ Group Undertaking or any member of the Group to avoid, dispute, resist, mitigate, defend or appeal any proceedings of the kind referred to in clause 20.8; and

20.11.2	make no admission of liability, agreement, settlement or compromise in respect of any proceedings as referred to in clause 20.8 without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed).

20.12	In the event that:

20.12.1	the calculation of the 2002 Relevant Profit pursuant to clause 4 has taken into account a deduction or provision in the 2002 Accounts that relates to a New York Indemnified Amount; and

20.12.2	the Sellers have made a payment to the Buyers prior to the Accounts Date in respect of that New York Indemnified Amount under clause 20.7,

then the amount of the Deferred Consideration payable under clause 3.2(a) shall, subject to clause 3.1, be increased by an amount equal to 89.9% of the deduction or provision referred to in paragraph 20.12.1, provided that:

(a)	such increase shall not exceed the amount paid by the Sellers to the Buyers before the Accounts Date under clause 20.8; and

(b)	the Deferred Consideration shall not be greater than the amount which the Deferred Consideration would have been without taking into consideration the deduction or provision referred to in clause 20.12.1.

20.13	Following receipt of payment made by any Seller under the indemnities provided for under this clause 20 and subject to:

(a)	the provisions of clause 20.14; and

(b)	the appropriate member of the Group or the Buyer’s Group being indemnified on an after-Tax basis by the Sellers to its reasonable satisfaction against all costs and expenses, including all costs and expenses in connection with the institution of proceedings referred to below, the Buyers shall, subject to and in accordance with the appropriate Group Company’s calculation of the proportion of the Indemnified Amount for which, in its reasonable estimation, each Responsible Member is liable in accordance with the provisions and/or indemnities referred to in clauses 20.3 and 20.9, procure that the relevant Buyer’s Group Undertaking or Group Company shall continue to pursue all reasonable means of recovery of the Indemnified Amounts (and all costs and expenses of recovering such amounts including all costs and expenses the subject of the indemnity referred to above), from the relevant Responsible Members who have not satisfied the liability in full and shall take such action and give to the Sellers such information and assistance as the Sellers (acting jointly) may reasonably request in writing including, where reasonable, the institution of proceedings in pursuing any such recovery and, if the Sellers reasonably request, the instructing of such solicitors or other professional advisers as the Sellers may nominate (after consulting with the Buyers regarding such proposed nomination) to act on behalf of the relevant company in the Group or Buyer’s Group, to act in accordance with the Sellers’ sole instructions, and shall not settle or compromise such proceedings without the prior written consent of the Sellers, such consent not to be unreasonably withheld or delayed.

20.14	The Buyers shall have no obligations under clause 20.13 to pursue the recovery of the Indemnified Amounts from a Responsible Member unless the Sellers have requested such (including reasonable detail of what action is required) in writing on or before 31 December 2008 (in respect of the Indemnified Amounts referred to in clause 20.1.1, 20.1.2 and clause 20.8) or on or before the first anniversary of the date of any fine or penalty imposed by a Competent Authority (in respect of the Indemnified Amounts referred to in clause 20.1.3).

20.15	If, following any payment by the Sellers in accordance with this clause 20:

20.15.1	any Group Company subsequently recovers from any Responsible Member any amount in respect of that Responsible Member’s relevant proportion of the Indemnified Amounts, then the Buyers shall pay or shall procure the payment to the Sellers of (in such proportions as the Sellers jointly instruct in writing) an amount equal to 89.9% of the amount recovered by the Group Company within 15 Business Days of its receipt by such Group Company or, if lower, an amount equal to that paid by the Sellers to the Buyers in accordance with this clause 20 in either case less any amount payable by the relevant Group Company in respect of tax on the amount so recovered; and/or

20.15.2	any Buyer’s Group Undertaking recovers from any Responsible Member any amount in respect of that Responsible Member’s relevant proportion of the Indemnified Amounts, then the Buyer (which is in the same Buyer’s Group as that Buyer’s Group Undertaking) shall pay or shall procure the payment to the Sellers of (in such proportions as the Sellers jointly instruct in writing) an amount equal to 89.9% of the amount recovered by the Buyer’s Group Undertaking within 15 Business Days of its receipt by such Group Company or, if lower, an amount equal to that paid by the Sellers to the Buyers in accordance with this clause 20 in either case less any amount payable by the relevant Group Company in respect of tax on the amount so recovered,

PROVIDED THAT the total aggregate amount paid to the Sellers under clauses 20.15.1 and 20.15.2 shall not exceed the payment made by the Sellers in accordance with clause 20.

20.16	The Sellers’ obligations under this clause 20 shall be joint and several.

20.17	Payments by the Sellers of any sums due under clause 20 shall be made within fifteen Business Days of a written demand by the relevant Buyer.

20.18	The Sellers shall have no liability under clause 20.1.1 or 20.1.2 unless the Buyers have served a written demand on each Seller after Completion, providing reasonable detail of the 2001-2002 Indemnified Amounts claimed, by no later than 31 December 2008 and the Sellers shall have no liability under clause 20.1.3 unless the Buyers have served a written demand on each Seller, providing reasonable detail of the 2001-2002 Indemnified Amounts claimed, by the first anniversary of the date of any fine or penalty imposed by a Competent Authority.

20.19	The Sellers shall have no liability under clause 20.8 unless the Buyers have served a written demand on each Seller, providing reasonable detail of the New York Indemnified Amounts claimed, by no later than 31 December 2008.

21.	AGENCY INDEMNITY

21.1	Subject to the following provisions of this clause 21, the Sellers hereby jointly and severally covenant to pay the Buyers an amount equal to 89.9% of any Principal Liability.

21.2	For the purposes of this clause 21, “Principal” shall mean any person, except any member of the New Global Aerospace Pool in its capacity as a member of the New Global Aerospace Pool, who at Completion shall be and/or at any time prior to Completion shall have been a party to the Old Pool Members Agreement, the AAU Pool Members Agreement, the BAIG Pool Members Agreement, the Management Services Agreement or a participant in any insurance pool for which the Company or any Group Company acts or has acted as agent, or a person for whom the Company or any Group Company provides or at any time has provided insurance or reinsurance run-off services or other services.

21.3	For the purposes of this clause 21, “Principal Claim” shall mean any action, claim, demand, liability or cause of action by any Principal against any Group Company.

21.4	For the purpose of this clause 21, “Principal Liability” shall mean each loss, cost, liability, claim or expense suffered or incurred by any Group Company which:

(a)	arises from a Principal Claim for which any Group Company is liable to any Principal; and

(b)	results from any act or omission of such Group Company at any time prior to Completion and such act or omission constitutes a breach of contract, negligence, breach of duty, breach of trust, breach of fiduciary duty, fraud or other default on the part of any such Group Company; and

(c)

(i)	in the reasonable opinion of the Buyers (acting jointly) and the Sellers (acting jointly); or

(ii)	in the written opinion of Leading Counsel (in the case of a claim under English law) or a suitably qualified law firm (in the case of a claim under a law other than English law) appointed by the relevant Group Company with the consent of the Sellers (acting jointly) (such consent not to be unreasonably withheld or delayed) or in the event that such consent is not obtained, a Leading Counsel appointed by the current President of the Law Society of England and Wales (in the case of a claim under English law) or a suitably qualified law firm appointed by his equivalent in any other relevant jurisdiction (in the case of a claim under a law other than English law)); or

(iii)	it has been established by reason of a judgment (including a first instance or summary judgment), order or decree of any court of competent jurisdiction (whether pursuant to clause 21.5 or otherwise), does not fall within the scope of any indemnity given by the Principal(s) to such Group Company in its agreement with that Group Company or any indemnity which arises by operation of law or statute or, in either case, such indemnity is invalid, void or unenforceable.

21.5	In the event of any Principal Claim or in the event of any Buyer becoming aware of any facts or circumstances which such Buyer is aware are reasonably likely to give rise to a Principal Claim, the Buyers shall and shall procure that any relevant Buyer’s Group Undertaking or Group Company shall:

21.5.1	as soon as reasonably practicable after they become aware of such Principal Claim (or, as the case may be, such facts or circumstances), notify each of the Sellers in writing of the same;

21.5.2	subject to all relevant Buyer’s Group Undertakings and members of the Group being indemnified and secured on an after-Tax basis by the Sellers to the Buyers’ reasonable satisfaction against all and any liability, costs, damages or expenses which may be incurred thereby and subject to the giving of confidentiality undertakings reasonably acceptable to the Buyers give such information and access to personnel, premises, documents and records to the Sellers and their professional advisers as the Sellers may reasonably request in writing and take such action as the Sellers may reasonably request in writing in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any Principal Claim or adjudication with respect thereto;

21.5.3	at the request of the Sellers, allow the Sellers (upon reasonable prior notice) to take the sole conduct of such action as the Sellers may deem appropriate in connection with any Principal Claim in the name of the relevant Group Company(s) and, in that connection, the Buyers shall give or cause to be given to the Sellers all such assistance as the Sellers may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any Principal Claim and the Sellers may instruct such solicitors or other professional advisers as the Sellers may nominate, having consulted with the Buyers regarding such proposed nomination, to act on behalf of the relevant Group Company(s), as appropriate, but to act in accordance with the Sellers’ sole instructions, taking into account all reasonable comments and opinions expressed in writing by or on behalf of the Buyers or any Group Company;

21.5.4	make no admission of liability, agreement, settlement or compromise with any Principal in relation to any Principal Claim without the prior written consent of the Sellers (such consent not to be unreasonably delayed or withheld); and

21.5.5	take all reasonable steps to mitigate any loss suffered by the relevant Group Company and/or any Principal in respect of which a claim could be or has been, made under clause 21.1.

21.6	In the event that the Sellers take sole conduct of an action in connection with any Principal Claim, the Sellers shall keep the Buyers informed of any and all developments in connection with any action taken by the Sellers on behalf of any Group Company.

21.7	Following payment by the Sellers in respect of a Principal Liability and subject to the provisions of clause 21.8, the Buyers shall and shall procure that any Buyer’s Group Undertaking or Group Company shall:

21.7.1	subject to all relevant Buyer’s Group Undertakings and members of the Group being indemnified and secured on an after-Tax basis by the Sellers to the Buyers’ reasonable satisfaction against all and any liabilities, costs, damages or expenses which may be incurred thereby and subject to the giving of confidentiality undertakings reasonably acceptable to the Buyers, give such information and access to personnel, premises, documents and records to the Sellers and their professional advisers as the Sellers may reasonably request in writing and take such action as the Sellers may reasonably request in writing in order to recover from any person who may be liable (in whole or in part) for the Principal Liability;

21.7.2	subject to all relevant Buyer’s Group Undertakings and members of the Group being indemnified and secured on an after-Tax basis by the Sellers to the Buyer’s reasonable satisfaction against all and any liabilities, cost, damages or expenses which may be incurred thereby:

(a)	at the request of the Sellers, allow the Sellers (upon reasonable prior notice) to take the sole conduct of such action as the Sellers may deem appropriate in connection with any recovery from any person who may be liable (in whole or in part) for the Principal Liability in the name of the relevant Group Company(s), including instituting legal proceedings and, in that connection, the Buyers shall give or cause to be given to the Sellers all such assistance as the Sellers may reasonably require and the Sellers may instruct such solicitors or other professional advisers as the Sellers may nominate, having consulted with the Buyers regarding such proposed nomination, to act on behalf of the relevant Group Company(s), as appropriate, but to act in accordance with the Sellers’ sole instructions, taking into account all reasonable comments and opinions expressed in writing by or on behalf of the Buyers or any Group Company;

(b)	make no admission of liability, agreement, settlement or compromise with any person who may be liable in whole or part for a Principal Liability without the prior written consent of the Sellers (such consent not to be unreasonably delayed or withheld).

21.8	The Buyers shall have no obligation under clause 21.7 to pursue the recovery of a Principal Liability unless the Sellers have requested such (including reasonable detail of what action is required) in writing on or before 31 December 2008.

21.9	In the event that the Sellers take sole conduct of any action in connection with any right of recovery in respect of a Principal Liability, the Sellers shall keep the Buyers informed of any and all developments in connection with any action taken by the Sellers on behalf of any Group Company.

21.10	The Buyers shall procure that any payment made by the Sellers to any Group Company in respect of a Principal Liability is used solely to settle or compromise the Principal Liability.

21.11	If, following any payment by the Sellers in accordance with this clause 21:

21.11.1	any Group Company subsequently recovers from any person any amount in respect of the Principal Liability (whether pursuant to clause 21.7 or otherwise), then the Buyers shall pay or shall procure the payment to the Sellers of (in such proportions as the Sellers jointly instruct in writing) an amount equal to 89.9% of the amount recovered by the Group Company within 15 Business Days of its receipt by such Group Company or, if lower, an amount equal to that paid by the Sellers to the Buyers in accordance with this clause 21 less in either case any amount payable by the relevant Group Company in respect of tax on the amount so recovered; and/or

21.11.2	any Buyer’s Group Undertaking recovers from any person any amount in respect of the Principal Liability (whether pursuant to clause 21.7 or otherwise), then the Buyer (which is in the same Buyer’s Group as that Buyer’s Group Undertaking) shall pay or shall procure the payment to the Sellers of (in such proportions as the Sellers jointly instruct in writing) an amount equal to 89.9% of the amount recovered by the Buyer’s Group Undertaking within 15 Business Days of its receipt by such Group Company or, if lower, an amount equal to that paid by the Sellers to the Buyers in accordance with this clause 21 less in either case any amount payable by the relevant Group Company in respect of tax on the amount so recovered,

PROVIDED THAT the total aggregate amount paid to the Sellers under clauses 21.11.1 and 21.11.2 shall not exceed the payment made by the Sellers in accordance with clause 21.1.

21.12	For the avoidance of doubt, the Sellers shall not be liable under this clause 21 for any amounts which fall within the Indemnities set out in clauses 17, 18, 19 and 20.

21.13	Payments by the Sellers of any sums due under clause 21.1 in respect of any Principal Liability shall be made within 15 Business Days of a written demand by the relevant Group Company.

21.14	No Buyer shall have a claim under this clause 21 to the extent it has, at the date hereof, actual knowledge of the existence of any Principal Claim.

21.15	The Sellers shall have no liability under this clause 21 to the Buyers unless that Buyer serves a written demand on the Sellers, giving reasonable details of the Principal Claim, by no later than 31 December 2008.

21.16	In the event that:

21.16.1	the calculation of the 2002 Relevant Profit pursuant to clause 4 has taken into account a deduction or provision in the 2002 Accounts that relates to a Principal Liability; and

21.16.2	the Sellers have made a payment to the Buyers prior to the Accounts Date in respect of that Principal Liability under clause 21.1,

then the amount of the Deferred Consideration payable under clause 3.2(a) shall, subject to clause 3.1, be increased by an amount equal to 89.9% of the deduction or provision referred to in paragraph 21.16.1, provided that:

(a)	such increase shall not exceed the amount paid by the Sellers to the Buyers before the Accounts Date under clause 21.1; and

(b)	the Deferred Consideration shall not be greater than the amount which the Deferred Consideration would have been without taking into consideration the deduction or provision referred to in clause 21.16.1.

22.	COSTS

Except where this Agreement provides otherwise, each party shall pay its own legal, accountancy and other costs and expenses relating to the negotiation, preparation,

execution and performance by it of this Agreement and of each document referred to in it.

23.	SEPARATION ISSUES

23.1	Each of the Buyers and RSA shall use their respective reasonable endeavours to procure that the landlord under the Fitzwilliam Lease enters into a deed of release (i) confirming that the Fitzwilliam Guarantors be released from their obligations under the Fitzwilliam Lease, and (ii) providing that RSA, Converium, Munich Re and Northern States will, subject to clause 23.3, guarantee the performance of the Company’s obligations under the Fitzwilliam Lease. For the avoidance of doubt, reasonable endeavours shall not, for the purposes of clause 23, include the Buyers and/or RSA assuming any obligations or liabilities as guarantors over and above the Fitzwilliam Guarantors’ obligations and liabilities contained in the Fitzwilliam Lease or paying any additional material sum including, without limitation a fine or premium.

23.2	In the event that the above mentioned release is not obtained and in any event if a claim is made by the landlord against the Sellers in their capacity as Fitzwilliam Guarantors in respect of any default occurring after Completion and before the Sellers are released as Fitzwilliam Guarantors by the landlord, each of the Buyers and RSA will indemnify, subject to clause 23.3, without any right of set-off, deduction or counter-claim, the Sellers from any liability properly incurred by the Sellers in their capacity as Fitzwilliam Guarantors in respect of any default occurring after the date of Completion provided always that each of the Sellers hereby undertakes to take reasonable steps to mitigate any liability properly incurred by the Sellers in their capacity as Fitzwilliam Guarantors under the Fitzwilliam Lease.

23.3	The obligations of each of the Buyers and RSA under the deed of release referred to in clause 23.1 and the indemnity referred to in clause 23.2 are several where their respective liability is limited to the Relevant Percentage of liability incurred by the Sellers under clause 23.2, where “Relevant Percentage” means for the purposes of this clause 23, in respect of each of the Buyers and RSA, the following amounts:

Party	Relevant Percentage
Northern States	40%
Converium	25%
Munich Re	24.9%
RSA	10.1%

23.4	Each of the Sellers hereby undertakes that in the event that a claim is made by the landlord against the Buyers after Completion then, to the extent that such claim relates to a default occurring prior to Completion and that claim would, if made against the Fitzwilliam Guarantors under the Fitzwilliam Lease be a valid claim, the Sellers will indemnify without any right of set-off, deduction or counter-claim the Buyers from any liability incurred by the Buyers in respect of such claim.

23.5	Each of the Sellers agrees to use reasonable endeavours to secure at Completion the release of each Group Company from any indemnity, guarantee, surety, letter of comfort or other contingent liability or commitment given or entered into by any member of the Group in relation to obligations or liabilities of any member of either of the Sellers’ Groups and, prior to such releases, each of the Sellers undertake to the Buyers (for itself and as agent on and behalf of each member of the Group) to keep the Buyers and the relevant member of the Group fully indemnified against any liability arising under such indemnity, guarantee, surety, letter of comfort or other contingent liability or commitment, together with any costs reasonably incurred by the Buyers or the member of the Group in connection therewith PROVIDED THAT this clause shall not apply to any indemnity, guarantee, surety, letter of comfort or other contingent liability or commitment given or entered into by any member of the Group on behalf of either or both of the Sellers in their capacity as a member of any underwriting pool managed by any Group Company.

24.	MERGER CONTROL FILINGS

24.1	In the event that a merger control filing or filings are required in Argentina, Brazil, and/or Taiwan:

24.1.1	the Sellers shall, and shall use reasonable endeavours to procure that the Company shall, offer the Buyers and the Company all information reasonably required to complete the filing or filings required by law; and

24.1.2	the Buyers undertake to submit any such filing or filings as soon as reasonably practicable after the date of this Agreement; and

24.1.3	Completion shall not be subject to any party obtaining approval from the local regulators in any of Argentina, Brazil or Taiwan, but if, following any such filing or filings, any of the parties are prohibited by the relevant competition authorities in any such jurisdiction from carrying out any of their obligations under this Agreement (including, without limitation, completing this Agreement), such parties shall not be required to perform such obligations until such prohibition has been lifted.

25.	WITHHOLDING TAX AND GROSSING UP

25.1	Each party shall pay all sums payable by it under this Agreement free and clear of all deductions or withholdings unless the law requires a deduction or withholding. If a deduction or withholding is so required and except in the case of interest payments the relevant party shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required PROVIDED THAT no such additional amounts will be paid in respect of the Deferred Consideration.

25.2	If any Tax authority brings any sum paid by the Sellers under the Warranties or pursuant to this Agreement, or by the Buyers in relation to any claim by the Sellers under clause 23.2, into charge to Tax (other than interest but including any circumstances where any Relief is available in respect of such charge to Tax) then such party shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such Relief) is equal to the amount that would otherwise be payable under this Agreement.

25.3	In the case of payments made by the Sellers under clauses 17, 18 and 19 of this Agreement, if the Buyers or any Group Companies make payments to other Group Companies for the purpose of putting funds in the appropriate Group Company in order to use the payment to satisfy the deficit, or otherwise in the circumstances envisaged by the clause (such Group Company being the “Receiving Company”), and if such payments result in any Tax authority bringing any sum paid into charge to Tax (other than interest but including any circumstances where any Relief is available in respect of such charge to Tax) then the Sellers shall pay to the Receiving Company forthwith such additional amount as will ensure that the total amount received by the Receiving Company, less the Tax chargeable on all payments made by the Group Companies (or that would be so chargeable but for such Relief) is equal to the amount that would otherwise be payable under this Agreement. The Buyers undertake to use all reasonable endeavours having regard to (amongst other matters) the commercial interests of the Buyers in the Company, the New Shareholders Agreement and the desired proportions of shareholdings of the Buyers and RSA in the Company to ensure that, provided such course of action will result in the relevant Group Company being able to use the payment in the manner envisaged by the relevant clause, the payments to Group Companies will be done in the most tax-efficient manner that will result in the least additional payments being required from the Sellers under this clause 25.3.

26.	ENTIRE AGREEMENT

26.1	Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with each other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:-

26.1.1	this Agreement, the side letter between the parties relating to stay bonuses in relation to certain Employees and each document referred to in the Agreement (including, without limitation, the Disclosure Letter and the Tax Deed) constitutes the entire agreement and supersedes any previous agreements between the parties relating to the subject matter of this Agreement and such documents referred to in this Agreement;

26.1.2	neither it nor any of its Related Persons has relied on or been induced to enter into this Agreement or any document referred to in it in reliance upon nor has any such party been given any warranty, representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise) other than as expressly set out in this Agreement or any document referred to herein.

26.2	No party is liable to any other party (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise) that is not set out in this Agreement or any document referred to in it.

26.3	Nothing in this clause 26 shall have the effect of limiting or restricting any liability arising as a result of any fraud including, without limitation, fraudulent concealment.

27.	THIRD PARTY RIGHTS

27.1	Subject to this clause and to clause 10.6, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Third Parties Act.

27.2	Any employee, director, agent or officer of any Group Company referred to in clause 10.6 (each a “Third Party”) may enforce the terms of clause 10.6, subject to and in accordance with this clause and clause 30 and the provisions of the Third Parties Act.

27.3	The parties to this Agreement do not require the consent of any Third Party to vary or, to the extent they may do so, rescind or terminate this Agreement.

27.4	If a Third Party brings proceedings to enforce the terms of clause 10.6, then, in addition to the defences, set-offs and counterclaims available to it by virtue of sections 3(2) and 3(4) of the Third Parties Act, the Sellers shall have available to them by way of defence or set-off any matter that would have been available by way of defence or set-off if the proceedings had been brought by the Buyers.

27.5	If the Sellers are in breach of clause 10.6 the Buyers may not recover from the Sellers any sum in respect of a Third Party’s loss arising from that breach or the expense to the Buyers of making good to a Third Party the default of the Sellers.

27.6	No Third Party may assign or transfer or purport to assign or transfer a right to enforce clause 10.6 of this Agreement under the Third Parties Act without having first obtained the parties’ written consent.

27.7	No Third Party may take proceedings to enforce clause 10.6 of this Agreement unless and until it gives notice in writing to the Sellers agreeing irrevocably to the provisions of clause 30 of this Agreement.

28.	GENERAL

28.1	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party to it. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

28.2	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or, the exercise of another right or remedy.

28.3	Unless otherwise stated, the obligations of each Seller to each Buyer under this Agreement are separate and independent obligations. Each of the Sellers’ rights and remedies contained in this Agreement are cumulative, may be exercised as often as such party considers appropriate and are not exclusive of rights or remedies provided by law.

28.4	Unless otherwise stated, the obligations of each Buyer to each Seller under this Agreement are separate and independent obligations. Each of the Buyers’ rights and remedies contained in this Agreement are cumulative, may be exercised as often as such party considers appropriate and are not exclusive of rights or remedies provided by law.

28.5	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

28.6	If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at a rate of 2% above the Agreed Rate for the currency in which the debt is denominated (accrued daily and compounded monthly).

28.7	Any payment made by either of the Sellers to any of the Buyers in respect of a Relevant Claim, a Tax Claim or Indemnity Claim shall be treated by the relevant Buyer and the relevant Seller as a reduction in the Consideration of either of the CGU Shares or the RSA Shares (as the case may be) to be paid to the relevant Seller from whom the payment was received to the extent of the payment.

28.8	Save as otherwise provided herein, any payment to be made by any party under this Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim (including any set-off under any contract with a member of either Seller’s Group).

28.9	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

28.9.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

28.9.2	the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this Agreement.

28.10	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

28.11	Following Completion each of the Sellers shall from time to time forthwith upon request from any Buyer at the Seller’s expense do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to that Buyer for the purpose of vesting in the Buyer the full legal and beneficial title to the Shares purchased by it hereunder and otherwise giving the Buyers the full benefit of this agreement.

29.	NOTICES

29.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

29.1.1	in writing;

29.1.2	in the English language; and

29.1.3	delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) to the party due to receive the Notice to the address set out in clause 29.3 or to another address, person or fax number specified by that party by not less than seven days’ written notice to the other parties received before the Notice was despatched.

29.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

29.2.1	delivered personally, when left at the address referred to in clause 29.1.3;

29.2.2	sent by mail, except air mail, two Business Days after posting it;

29.2.3	sent by air mail, six Business Days after posting it; and

29.2.4	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

29.3	The address referred to in clause 29.1.3 is:

Marked for the
Name of party	Address	Fax No.	attention of
CGU	St Helens 1 Undershaft London EC3P 3DQ	00 44 207 662 7295	Group Legal Services Director

RSA	St. Mark’s Court Chart Way Horsham West Sussex RH12 1XL	00 44 207 569 6607	Company Secretary

Converium	General Guisan- Quai 26 8022 Zürich Switzerland	00411 639 9066	Chris Bell/Christian Felderer

Marked for the
Name of party	Address	Fax No.	attention of
Munich Re	Königinstraße 107 80802 München Germany	0049 89 3891 3622	Thomas Braune, Head of Group Investments Hartmut Hesse, Head of Aviation and Space

Northern States	3024 Harney Street, Omaha, Nebraska, USA 68131	00 1 402 536 3030	General Counsel

30.	GOVERNING LAW AND JURISDICTION

30.1	This Agreement is governed by English law.

30.2	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a “Dispute”) save that this clause 30.2 shall not apply in relation to proceedings commenced to enforce a judgment.

30.3	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

30.4	The parties agree that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on any party in accordance with clause 29. These documents may, however, be served in any other manner allowed by law. This clause applies to all Proceedings wherever started.

SCHEDULE 1

INFORMATION ABOUT THE COMPANY AND ITS SUBSIDIARY UNDERTAKINGS

PART A: THE COMPANY

1.	Registered number:	02512067

2.	Place of incorporation:	England

3.	Address of registered office:	Fitzwilliam House 10 St Mary Axe London, EC3A 8EQ

4.	Type of company:	Private Limited Company

5.	Authorised share capital:	25,000,000 shares of £1.00 each divided in 12,500,000 A class shares of £1.00 each and 12,500,000 B class shares of £1.00 each

6.	Issued share capital:	25,000,000 shares of £1.00 each divided in 12,500,000 A class shares of £1.00 each and 12,500,000 B class shares of £1.00 each

7.	Directors:	David Edward Reeves Mark Steven Hodges Peter James Bernhard Duncan Macgregor Boyle Anthony John Medniuk Cornelis Antonius Carolus Maria Schrauwers

8.	Secretary:	David Littlefair

9.	Accounting reference date:	31 December

10.	Auditors:	PricewaterhouseCoopers

11.	Shareholders:	RSA 12,500,000 A Class Shares of £1.00 each CGU 12,500,000 B Class Shares of £1.00 each

12.	Tax Residence:	UK

13.	Mortgages and Charges registered at Companies House on 25 November 2002:	None

PART B: THE SUBSIDIARY UNDERTAKINGS

A: British Aviation Insurance Group (Technical Services) Limited

1.	Registered number:	03277960

2.	Place of incorporation:	England

3.	Address of registered office:	Fitzwilliam House 10 St Mary Axe London, EC3A 8EQ

4.	Type of company:	Private Limited Company

5.	Authorised share capital:	100 ordinary shares of £1.00 each

6.	Issued share capital held by the Company:	1 ordinary share of £1.00

7.	Issued share capital held other than by the Company and by whom:	None

8.	Directors:	Michael Robert Dempsey Anthony John Medniuk Alan Michael Edric Tasker Kenneth James Mowbray Walder Robert James Wilkinson

9.	Secretary:	David Littlefair

10.	Accounting reference date:	31 December

11.	Auditors:	PricewaterhouseCoopers

12.	Tax Residence:	UK

13.	Mortgages and Charges registered at Companies House on 25 November 2002:	None

B: British Aviation Insurance Group Underwriting Services Limited

1.	Registered number:	03365781

2.	Place of incorporation:	England

3.	Address of registered office:	Fitzwilliam House 10 St Mary Axe London, EC3A 8EQ

4.	Type of company:	Private Limited Company

5.	Authorised share capital:	50,000 ordinary shares of £1.00 each

6.	Issued share capital held by the Company:	31,250 ordinary shares of £1.00 each

7.	Issued share capital held other than by the Company and by whom:

	Shareholder:	No. of ordinary shares of £1.00 each:

	Eagle Star Insurance Company Limited	5,000
	Mitsui Sumitomo Insurance Company Limited	3,750
	Munich Reinsurance Company	5,000
	The Tokio Marine & Fire Insurance Company Limited	5,000

8.	Directors:	Peter James Bernhard
Peter Leslie Butler
Dirk Lohmann
Anthony John Medniuk
David Edward Reeves
Cornelis Antonius Carolus Maria Schrauwers
Alan Michael Edric Tasker
Thomas Thomsen
Hiroshi Miyamoto
Tsuneaki Tokoro

9.	Secretary:	David Littlefair

10.	Accounting reference date:	31 December

11.	Auditors:	PricewaterhouseCoopers

12.	Tax Residence:	UK

13.	Mortgages and Charges registered at Companies House	None

on 25 November 2002:

C: Global Aerospace Underwriters Limited - Dormant

1.	Registered number:	04000608

2.	Place of incorporation:	England

3.	Address of registered office:	Fitzwilliam House 10 St Mary Axe London, EC3A 8EQ

4.	Type of company:	Private Limited Company

5.	Authorised share capital:	1000 ordinary shares of £1.00 each

6.	Issued share capital held by the Company:	1 ordinary share of £1.00

7.	Issued share capital held other than by the Company and by whom:	None

8.	Directors:	Peter James Bernhard Anthony John Medniuk

9.	Secretary:	David Littlefair

10.	Accounting reference date:	31 December

11.	Auditors:	(dormant company not subject to external audit)

12.	Tax Residence:	UK

13.	Mortgages and Charges registered at Companies House on 25 November 2002:	None

D: BAIG Limited - Dormant

1.	Registered number:	02512076

2.	Place of incorporation:	England

3.	Address of registered office:	Fitzwilliam House 10 St Mary Axe London, EC3A 8EQ

4.	Type of company:	Private Limited Company

5.	Authorised share capital:	100 ordinary shares of £1.00 each

6.	Issued share capital held by the Company:	2 ordinary shares of £1.00 each

7.	Issued share capital held other than by the Company and by whom:	None

8.	Directors:	Michael Robert Dempsey Anthony John Medniuk

9.	Secretary:	David Littlefair

10.	Accounting reference date:	31 December

11.	Auditors:	(dormant company not subject to external audit)

12.	Tax Residence:	UK

13.	Mortgages and Charges registered at Companies House on 25 November 2002:	None

E: Global Limited - Dormant

1.	Registered number:	04029372

2.	Place of incorporation:	England

3.	Address of registered office:	Fitzwilliam House 10 St Mary Axe London, EC3A 8EQ

4.	Type of company:	Private Limited Company

5.	Authorised share capital:	1000 ordinary shares of £1.00 each

6.	Issued share capital held by the Company:	1 ordinary share of £1.00 each

7.	Issued share capital held other than by the Company and by whom:	None

8.	Directors:	Peter James Bernhard Anthony John Medniuk

9.	Secretary:	David Littlefair

10.	Accounting reference date:	31 December

11.	Auditors:	(dormant company not subject to external audit)

12.	Tax Residence:	UK

13.	Mortgages and Charges registered at Companies House on 25 November 2002:	None

F: Global Aerospace Underwriting Managers (USA) Inc

1.	Registered number:	3260557

2.	Place of incorporation:	Delaware, USA

3.	Address of registered office:	51 John F. Kennedy Parkway Short Hills New Jersey USA 07078

4.	Type of company:	Limited liability corporation

5.	Authorised share capital:	100 common shares of US$0.01 each

6.	Issued share capital held by the Company:	100 common shares of US$0.01 each

7.	Issued share capital held other than by the Company and by whom:	None

8.	Directors:	Anthony John Medniuk Peter James Bernhard Kenneth James Mowbray Walder

9.	Secretary:	Kenneth James Mowbray Walder

10.	Accounting reference date:	31 December

11.	Auditors:	PricewaterhouseCoopers

12.	Tax Residence:	USA

13.	Mortgages and charges registered against:

	(a) the register maintained by the Secretary of State, Delaware on 13 November 2002	None

	(b) the register maintained by the Secretary of State, New Jersey on 15 November 2002	None

	(c) the register maintained by Essex County, New Jersey on 15 November 2002	None

	(d) the register maintained by New Castle County, Delaware on 19 November 2002	None

G: Associated Aviation Underwriters Inc.

1.	Registered number:	2354437

2.	Branch Registration Number:	BR004329

3.	Place of incorporation:	Delaware, U.S.A. (United States Company registered in England and Wales)

4.	Address of registered office:	51 John F Kennedy Parkway Short Hills New Jersey 07078 U.S.A.

5.	Address of branch office:	Fitzwilliam House 10 St Mary Axe London EC3A 8EQ

6.	Type of company:	Other Company Type

7.	Authorised share capital:	3,000 shares of $0.01 per share

8.	Issued share capital held by the Company:	None

9.	Issued share capital held other than by the Company and by whom:

	Shareholder:	No. of shares of $0.01 each:

	Global Aerospace Underwriting Managers (USA) Inc.	200

10.	Directors:	Anthony John Medniuk Peter James Bernhard Andrew Alexander Duguid Kenneth James Mowbray Walder Jeffrey Cassidy (U.S. resident) Kevin Patrick Hilliard (U.S. resident) Brian McBride (U.S. resident)

11.	Secretary:	Leonidas George Demas (U.S. resident)

12.	Authorised representative:	David Littlefair

13.	Accounting reference date:	31 December

14.	Auditors:	PricewaterhouseCoopers

15.	Tax Residence:	USA

16.	Mortgages and charges:

	(a)	the register maintained by the Secretary of State, Delaware on 13 November 2002		None

	(b)	the register maintained by the Secretary of State, New Jersey on 15 November 2002	1. 2. 3.	1943237 secured party Fleet Business Credit Corporation 1685111 secured party C I T Leasing Corporation 1849192 secured party IBM Credit Corporation

	(c)	the register maintained by Essex County, New Jersey on 15 November 2002		None

	(d)	the register maintained by New Castle County, Delaware on 19 November 2002		None

H: Global Aerospace Underwriting Managers (Canada) Limited

1.	Registered number:	275466-5

2.	Place of incorporation:	Canada

3.	Address of registered office:	100 Renfrew Drive Suite 200 Markham, Ontario Canada L3R 9R6

4.	Type of company:	Corporation incorporated under the Canada Business Corporations Act

5.	Authorised share capital:	unlimited number of common shares, unlimited number of preference shares.

6.	Issued share capital held by the Company:	25,000 common shares of CAD$1.00 each.

7.	Directors:	Anthony J Medniuk Graham Lilley Joseph Zigrossi Michael Wills Jean Laurin Silvi Irons John D’Angelone

8.	Secretary:	Silvi Irons

9.	Accounting reference date:	31 December

10.	Auditors:	PricewaterhouseCoopers

11.	Tax Residence:	Canada

12.	Mortgages and charges registered on 13 November 2002 against either	Personal Property Security Act (Ontario) register charges:
(a)	the register maintained under the Bank Act (Canada) at the Bank of Canada office, Toronto, Ontario, Canada; or	20000106 1629 1424 6212 (7 years) for secured party Newcourt Financial Ltd 19981029 1752 1531 6041 (7 years) for
(b)	the register maintained under the Personal Property Security Act (Ontario) at the Province of Ontario register, Ontario, Canada:	secured party Newcourt Financial Ltd 19981029 1752 1531 6042 (75 years) for secured party Newcourt Financial Ltd

I: British Aviation Insurance Group (Canada) Limited - Dormant

1.	Registered number:	383824-2

2.	Place of incorporation:	Canada

3.	Address of registered office:	100 Renfrew Drive Suite 200 Markham, Ontario Canada L3R 9R6

4.	Type of company:	Corporation incorporated under the Canada Business Incorporations Act

5.	Authorised share capital:	unlimited number of common shares, unlimited number of preference shares

6.	Issued share capital held by the Company:	25 common shares of CAD$1.00 each

7.	Directors:	Joe Zigrossi John D’Angelone

8.	Secretary:	Silvi Irons

9.	Accounting reference date:	31 December

10.	Auditors:	(dormant company not subject to external audit)

11.	Tax Residence:	Canada

12.	Mortgages and charges registered on 13 November against either	None

(a)	the register maintained under the Bank Act (Canada) at the Bank of Canada office, Toronto, Ontario, Canada; or

(b)	the register maintained under the Personal Property Security Act (Ontario) at the Province of Ontario register, Ontario, Canada:

J: Ortac Underwriting Agency Limited (Guernsey)

1.	Registered number:	37784

2.	Place of incorporation:	Guernsey

3.	Address of registered office:	Polygon Hall Le Marchant Street St Peter Port Guernsey Channel Islands

4.	Type of company:	Private Limited Company

5.	Authorised share capital:	100,000 shares of £1 each

6.	Issued share capital held by the Company:	33,333 shares of £1 each

7.	Issued share capital held other than by the company and by whom:

	Shareholder:	No. of shares of £1 each:

	Higham Limited Heritage Management Holdings Limited	33,333 33,334

8.	Directors:	Martin Charles Belcher Richard John Tee Peter Bernhard Ralf Tillenburg

9.	Secretary:	D H Richards

10.	Auditors:	Pricewaterhouse Coopers

11.	Tax Residence:	Guernsey

SCHEDULE 2

COMPLETION REQUIREMENTS

1.	Sellers’ obligations

1.1	At Completion:

1.1.1	CGU shall deliver to each Buyer duly executed transfer(s) in respect of the number of CGU Shares set out against its name in clause 2.1 and RSA shall deliver to each Buyer duly executed transfer(s) in respect of the number of RSA Shares set out against its name in clause 2.2, in every case in favour of the relevant Buyer or its nominee(s) (subject to written notification to the Seller not less than two days before Completion) along with the share certificate(s) for the CGU Shares or RSA Shares (as the case may be) (or an indemnity in lieu thereof in a form reasonably acceptable to the Buyers);

1.1.2	each Seller shall deliver to each Buyer as evidence of the authority of each person executing a document referred to in this Schedule on such Seller’s behalf:

(a)	a copy of the minutes of a duly held meeting of the directors of the relevant Seller (or a duly constituted committee thereof) authorising the execution by the relevant Seller of the document and, where such execution is authorised by a committee of the board of directors of that Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or a relevant extract thereof; or

(b)	a copy of a power of attorney conferring the authority,

in each case certified to be true and complete and that it has not been revoked or superseded by a director or the secretary of the Seller in question;

1.1.3	CGU shall deliver to each Buyer an irrevocable power of attorney in the agreed form duly executed by CGU in favour of each Buyer or its nominee(s) in respect of the CGU Shares purchased by it hereunder;

1.1.4	RSA shall deliver to each Buyer an irrevocable power of attorney in the agreed form duly executed by RSA in favour of each Buyer or its nominee(s) in respect of the RSA Shares purchased by it hereunder; and

1.1.5	each Seller shall deliver to the Buyers resignations from the board of each Group Company of which such person is a director in the agreed form from Cornelis Antonius Carolus Maria Schrauwers, Mark Steven Hodges and Duncan Macgregor Boyle, expressed to take effect from the end of the meeting held pursuant to paragraph 1.4;

1.1.6	the Sellers shall deliver to the Buyers the Tax Deed duly executed by the Sellers.

1.2	At Completion the Sellers shall deliver to the Buyers, or if the Buyers shall so agree, make available to the Buyers:

1.2.1	(in the case of RSA) the New Shareholders’ Agreement duly executed by RSA;

1.2.2	a letter confirming the whereabouts of the title deeds, leases, licences and other documents relating to the Properties;

1.2.3	any waivers or consents by members of any Group Company or other persons which the Buyers have jointly specified prior to Completion in the agreed terms so as to enable the Buyer or their nominees to be registered as the holders of the Shares;

1.2.4	a letter confirming the whereabouts of the common seals, certificates of incorporation and statutory books (such books to be written up to immediately before Completion), share certificate books and cheque books of each Group Company;

1.2.5	to the extent not in the possession of any Group Company, any material books of account or references as to customers and/or suppliers and other material records and all insurance policies in respect of the businesses of any Group Company;

1.2.6	to the extent not in the possession of any Group Company, all material licences, consents, permits and authorisations obtained by or issued solely to any Group Company;

1.2.7	to the extent not in the possession of any Group Company, share certificates relating to all of the issued shares in the capital of each of the Subsidiaries; and

1.2.8	to the extent not in the possession of any Group Company, all books and records of the Company relating to the employees and/or directors of each member of the Group.

1.3	The Sellers shall procure that prior to Completion:

1.3.1	they shall have taken, and shall have procured that all other parties have taken, all actions necessary to re-classify all of the 12,500,000 issued A class shares of £1.00 each in the capital of the Company and all of the 12,500,000 issued B class shares of £1.00 each in the capital of the Company, as 25,000,000 fully paid ordinary shares of £1.00 each, such ordinary shares to rank pari passu in all respects; and

1.3.2	the provisions of sections 155 to 158 inclusive of the Act have been duly complied with in relation to any financial assistance (within the meaning of section 151 and 152 of the Act) given or proposed to be given by the Company in connection with this Agreement and the auditors of the Company have issued the requisite certificate to the Company regarding net assets.

1.4	The Sellers shall procure that at or prior to Completion (and prior to the taking effect of the resignations referred to in paragraph 1.1.5 above) a meeting of the board of directors of the Company is held at which the directors:

1.4.1	vote in favour of the registration of each Buyer or its nominee(s) as member(s) of the Company in respect of the Shares to be purchased by it (subject to the production of properly stamped transfers);

1.4.2	authorise the execution and delivery to each Buyer of a certificate in respect of the Shares purchased by it and to RSA in respect of the Retained Shares;

1.4.3	appoint persons nominated by the Buyers as directors of the Company with effect from the end of the meeting; and

1.4.4	accept the resignations of Cornelis Antonius Carolus Maria Schrauwers, Mark Steven Hodges and Duncan Macgregor Boyle as directors so as to take effect from the end of the meeting.

2.	Buyers’ obligations

2.1	At Completion:

2.1.1	each of the Buyers shall deliver to each of the Sellers as evidence of the authority of each person executing a document referred to in this Schedule on that Buyer’s behalf:

(i)	a copy of the minutes (or an extract thereof certified by a director or secretary of the Buyer) of a duly held meeting of the directors (or other appropriate officers) of the relevant Buyer (or a duly constituted committee thereof) authorising the execution by that Buyer of the document and, where such execution is authorised by a committee of the board of directors of that Buyer, a copy of the minutes of a duly held meeting of the directors or other such officers constituting such committee or the relevant extract thereof (or in the case of Converium a copy of the minutes of Converium Holding Limited in the agreed form); or

(ii)	a copy of a power of attorney conferring the authority

in each case certified to be true and complete (or a true and complete extract) and that it has not been revoked or superseded by a director or secretary of the Buyer in question.

2.1.2	each Buyer shall deliver to RSA the New Shareholders’ Agreement executed by it;

2.1.3	each Buyer shall provide for the transfer in readily available funds by CHAPS or SWIFT the Initial Consideration due to be paid by it to each of the Sellers under clause 2.3;

2.1.4	each Buyer shall procure that the loan repayments to the Sellers pursuant to clause 7.1 are made by means of transfer in readily available funds by CHAPS or SWIFT to the bank accounts specified in paragraph 2.2 below;

2.1.5	the Buyers shall deliver to the Sellers the Tax Deed duly executed by the Buyers.

2.2	Unless otherwise specified by the relevant Seller not less than 2 Business days prior to Completion:

2.2.1	payments due to RSA at Completion shall be made to RSA’s “RSAIPLC – Global Risks Reinsurance USD” account at HSBC Bank plc, of 27-32 Poultry, London, PO Box 181, EC2P 2BX, Sort Code: 40-05-15, Account No: 35729639.

2.2.2	payments due to CGU at Completion shall be made to CGU’s account at Citibank NA, of 336 Strand, London, WC2R 1HB, Account No. 1842692 (SWIFT: CITIGB2L).

3.	Mutual obligations

3.1	The Sellers and the Buyers shall, prior to Completion, jointly notify the Guernsey Financial Services Commission in writing of the change of control in Ortac that will occur as a result of the sale and purchase of the Shares.

SCHEDULE 3

SELLERS’ WARRANTIES

1.	CAPACITY AND AUTHORITY

1.1	Capacity, power, authority and action

1.1.1	The Sellers have the requisite capacity, power and authority and have taken all action necessary, to execute, deliver and exercise their rights, and perform their obligations under this Agreement and each document to be executed by the Sellers at or before Completion.

1.1.2	Save to the extent provided for in clauses 8 and 24 of this Agreement, the Sellers have obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions to empower them to enter into and perform their obligations under this Agreement.

1.1.3	The Company has requisite capacity, power and authority to conduct its business as conducted at the date of this Agreement.

1.2	Binding agreements

The Sellers’ obligations under this Agreement and each document to be executed by the Sellers at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their respective terms.

1.3	No Breach

The execution and delivery of, and the performance by the Sellers of their obligations under this Agreement and any other documents to be executed by the Sellers pursuant to or in connection with this Agreement will not:

1.3.1	result in a breach of any provision of the memorandum or articles of the Sellers; or

1.3.2	result in a breach of or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under any agreement, licence, or other instrument which is material in the context of the business of the Group as a whole or result in a breach of any order, judgement or decree of any Court, governmental agency or regulatory body to which the Sellers or the Company is a party or by which any of the Sellers or the Company is a party or by which any of the Sellers or any of their respective assets or the Company is bound; or

1.3.3	save as provided in clause 8 (Conditions), require the Sellers to obtain any consent or approval of, or give any notice or make any registration with, any governmental or other authority or person which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked.

2.	SHARES AND SUBSIDIARY UNDERTAKINGS

2.1	The Shares

2.1.1	The Sellers are the sole legal and beneficial owners of the Shares and the Retained Shares and such shares constitute the entire issued and allotted share capital of the Company and all of them are fully paid up.

2.1.2	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares or the Retained Shares including, without limitation, an option or right of pre-emption or conversion and the Shares and the Retained Shares are free from other third party rights of any nature whatsoever.

2.2	Accuracy of information, Group structure and corporate matters

2.2.1	The information given in Schedule 1 (Information about the Company and its Subsidiary Undertakings) is complete (having regard to the subject categories contained in that Schedule), true and accurate.

2.2.2	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance in relation to any of the shares or unissued shares in the capital of any of the Subsidiary Undertakings. No person has claimed to be entitled to an Encumbrance in relation to any of the shares of any of the Subsidiary Undertakings. No Group Company is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any shares in any of the Subsidiary Undertakings or any interest therein to any person.

2.2.3	The Company does not own any shares or stock in the capital of nor does it have any beneficial or other interest in any company or business organisation other than the Subsidiary Undertakings, nor does the Company or any Group Company control or take part in the management of any other company or business organisation other than in the course of providing insurance, reinsurance or run-off services.

2.2.4	The copies of the memorandum and articles of association (or equivalent constitutional documents) of the Company and each member of the Group which are attached to the Disclosure Letter are complete and accurate in all respects and fully set out the rights and restrictions attaching to each class of share capital of the member of the Group to which they relate.

2.2.5	The statutory books, books of account and other records of each member of the Group are up-to-date and have been properly kept and contain a record which is accurate and complete in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received.

2.2.6	All accounts, documents and returns which should have been delivered by the Company or any member of the Group to the Registrar of Companies or any other authority or any equivalent overseas registry or authority within the last 2 years have been so delivered.

3.	ACCOUNTS

3.1	The Accounts:

3.1.1	show a true and fair view of the assets, liabilities and state of affairs of the Company and the Group as at the Last Accounting Date and of the profits and losses of the Company and the Group for the financial year ended on the Last Accounting Date; and

3.1.2	were, in respect of each member of the Group, prepared in accordance with accounting practices and standards specified in the notes to the Accounts and those generally accepted and applicable in the jurisdiction or territory in which such member of the Group was incorporated at the time they were audited.

3.2	The results shown by the audited profit and loss accounts of each of the Company and AAU and the audited profit and loss account within the Group Accounts for the last three financial years of each of the Company and AAU and the Group ended on the Last Accounting Date have not (except as disclosed in those accounts) been affected by an extraordinary or exceptional item (as defined for accounting purposes) or a non recurring item or by transactions entered into otherwise than on commercial terms.

3.3	he rates of depreciation and amortisation used in the audited accounts of each Group Company for the three financial years of each Group Company ended on the Last Accounting Date were sufficient to ensure that each fixed asset of the Company will be written down to nil by the end of its useful life.

3.4	No member of the Group is engaged in any financing (including the incurring of any borrowing or any indebtedness in the nature of acceptance or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

4.	TAX

4.1	General

4.1.1	Each member of the Group has paid all Tax which it has become liable to pay and is not, and has not in the six years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax and, so far as the Sellers are aware, there are no circumstances by reason of which any member of the Group may become liable to pay any penalty, surcharge, fine or interest in connection with Tax.

4.1.2	Without prejudice to paragraph 4.1.1, each member of the Group has deducted or withheld all Tax which it has been obliged by law to deduct or withhold from amounts paid by it and has properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld.

4.1.3	Each member of the Group has within applicable time limits made all returns, provided all information, given all notices and maintained all records in relation to Tax as it is required to make, provide, give or maintain and all such returns, information and notices are correct and accurate in all material respects, so far as the Sellers are aware, and are not the subject of any dispute and has fully complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority.

4.1.4	Each member of the Group has properly deducted Tax at source and has properly operated any pay-roll tax system and has complied with each reporting obligation in connection with benefits provided (whether by the relevant member of the Group or by any other person) for the member of the Group’s directors, other officers and employees or ex-employees.

4.1.5	No Tax Authority has agreed to operate any special arrangement (that is, an arrangement which is not based on a strict application of all relevant Tax legislation, published extra-statutory concessions and published statements of practice) in relation to the affairs of any member of the Group. All notices and other communications from a Tax Authority requiring or permitting a member of the Group to deal with its Tax affairs in a particular manner or on a particular basis are in the possession of the relevant member of the Group and copies thereof have been made available to the Buyer.

4.1.6	No member of the Group is involved in any dispute in relation to Tax with any Tax Authority and, so far as the Sellers are aware, no Tax Authority has investigated or indicated that it intends to investigate the tax affairs of any member of the Group other than under the normal tax audit procedures of the relevant Tax Authority and there are no facts which might cause such an investigation to be instituted.

4.2	Arm’s length dealings

4.2.1	So far as the Sellers are aware, no member of the Group is or has been a party to or otherwise involved in any transaction, agreement or arrangement otherwise than by way of a bargain at arm’s length, or any transaction, agreement or arrangement (whether or not by way of a bargain at arm’s length) under which it has been or is or may be required to make any payment for any goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and/or in consequence of which it is or might be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of the member of the Group but not actually income or gains of the member of the Group and no notice or enquiry has been made by any Tax Authority in connection with any such transaction.

4.3	Value Added Tax or Turnover Tax

4.3.1	So far as the Sellers are aware, no member of the Group has, or has agreed to, become an agent, manager or factor of, or fiscal representative of or for, any person not resident in its jurisdiction for the purposes of the relevant VAT legislation.

4.3.2	Each member of the Group:

(a)	is registered, in relation to any member of the Group incorporated in the United Kingdom, or, in relation to any other member of the Group if required by the VATA, for the purposes of the VATA and, in relation to any other member of the Group, for the purposes of equivalent legislation in jurisdictions outside the United Kingdom;

(b)	has made, given, obtained and kept up-to-date, proper records, invoices and documents appropriate or required for the purposes of the VATA or equivalent legislation in jurisdictions outside the United Kingdom in relation to which legislation the relevant member of the Group is registered;

(c)	has complied in all material respects with all other applicable value added tax or turnover tax legislation and in particular has filed all returns and made all payments of value added tax or other turnover tax on a timely basis; and

(d)	has not been required by a Tax Authority to give security under the VATA or equivalent legislation in jurisdictions outside the United Kingdom.

4.3.3	No member of the Group is a member of a group of companies for the purpose of the VATA (groups of companies) or for the purposes of equivalent legislation in jurisdictions outside the United Kingdom other than the group of companies of which the representative member is Global Aerospace Underwriting Managers Limited. The Disclosure Letter contains details of each company which is a member of that group.

4.4	Stamp Duty

So far as the Sellers are aware, all documents, which are necessary to establish the title of any member of the Group to any asset, or by virtue of which any member of the Group has any right, have been duly stamped and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

4.5	General

No action has been taken by any member of the Group in respect of which any consent or clearance from a Tax Authority was required save in circumstances where such consent or clearance was validly obtained and where any conditions attaching thereto were, and continue to be, met.

4.6	Deductions

No member of the Group is under any obligation to make at any time any payment outside its ordinary course of business nor has any such member made any payment outside its ordinary course of business of a revenue nature in excess of £10,000 or incurred an obligation to make any such payment since the Last Accounting Date which will not be wholly deductible for the purposes of any corporate income or profit-based Tax in any relevant jurisdiction.

4.7	Secondary Liability

4.7.1	So far as the Sellers are aware, no transaction, act, omission or event has occurred (including without limitation the execution or implementation of this agreement) in consequence of which any member of the Group is or may be held liable for tax or may otherwise be held liable for or to indemnify any person in respect of any Tax which is primarily or directly chargeable against or attributable to any person other than a member of the Group.

4.7.2	So far as the Sellers are aware, no transaction, act, omission or event has occurred which has resulted or could result in any charge, lien, security interest, encumbrance or other third party right arising over any member of the Group’s assets in respect of unpaid Tax.

4.8	Residence

4.8.1	So far as the Sellers are aware, no member of the Group is liable to Tax in any jurisdiction other than the jurisdiction in which it is incorporated nor does any member of the Group have or has ever had a permanent establishment in a jurisdiction other than the jurisdiction of incorporation.

4.8.2	So far as the Sellers are aware, no member of the Group is an agent or permanent establishment of another company, person, business, or enterprise for the purpose of assessing the company, person, business, or enterprise to Tax in the country of residence of the first company.

4.9	Double Taxation

Each member of the Group has made all claims necessary to obtain relief from double taxation under any relevant bilateral convention relating to double taxation in respect of income, profits, gains or payments accrued in the Accounts or made prior to the Last Accounting Date.

4.10	Tax Sharing

No member of the Group is bound by or party to any Tax indemnity, Tax sharing or Tax allocation agreement in respect of which claims against the member of the Group would not be time barred.

4.11	Groups

4.11.1	So far as the Sellers are aware, no member of the Group is or has ever been a member of any other group of companies or a fiscal consolidation or a fiscal unity for the purposes of any corporate income Tax.

4.11.2	All members of the Group resident in the United Kingdom for tax purposes together comprise a group for the purposes of Chapter IV of Part X of the Taxes Act (“TA”) and, so far as the Sellers are aware, there are no circumstances or arrangements as a result of which any member of the Group will cease to form part of such Group.

4.12	Loan Relationships

4.12.1	Each member of the Group resident in the United Kingdom for tax purposes is and has since the Last Accounting Date been taxed on an authorised accruals basis of accounting in relation to all loan relationships which are creditor relationships as defined in section 103 of the Finance Act 1996 (“FA”).

4.12.2	Each member of the Group obtains and has since the Last Accounting Date obtained Tax relief on an authorised accruals basis of accounting in relation to all loan relationships which are debtor relationships as mentioned in section 103 of the FA 1996 and the deduction given in computing the taxable profits of the member of the Group in consequence of that relationship is not less than the interest accruing for the period concerned.

4.12.3	So far as the Sellers are aware, no member of the Group has since the Last Accounting Date held or been the debtor under any deep discount securities as defined in paragraph 1 of schedule 4 of the TA or any deep gain securities as defined in paragraph 1 of schedule 11 of the FA 1989 or any relevant discounted security as mentioned in schedule 13 of the FA 1996.

4.13	Payments of Corporation Tax

4.13.1	Each member of the Group resident in the United Kingdom for tax purposes has duly paid all instalments of corporation tax due and payable prior to Completion within the appropriate time limits. The calculation of the total liability of a member of the Group for a relevant accounting period starting prior to Completion in accordance with the provisions of Corporation Tax (Instalment Payments) Regulations 1998 (the CT Regulations) was made on the basis of information that was complete and accurate in all material respects at the time that such liability was required to be calculated for the purposes of the CT Regulations.

4.13.2	So far as the Sellers are aware, no member of the Group has been a party to or otherwise involved in any transaction, scheme, or arrangement and no event has occurred in relation to a member of the Group to which Regulation 14 of the CT Regulations could apply.

4.14	Group Payment Arrangements

4.14.1	For the purposes of this Warranty, “Group Payment Arrangement” means an arrangement entered into pursuant to section 36 of the Finance Act 1998, and expressions used and defined in the Group Payment Arrangement shall have the same meanings in this Warranty.

4.14.2	No member of the Group resident in the United Kingdom for tax purposes is, or has in the last three years been, party to a Group Payment Arrangement, whether as a Participating Company or as the Nominated Company.

4.15	ACT

No member of the Group resident in the United Kingdom for tax purposes has at any time had any unrelieved surplus ACT, as defined in the Shadow ACT Regulations.

4.16	Employees and Pensions

4.16.1	No member of the Group resident in the United Kingdom for tax purposes has adopted or operates, or is part of any scheme approved, or for which approval has been or is to be sought, under section 202 of the Taxes Act (Charities: Payroll Deduction Scheme).

4.16.2	Since the Last Accounting Date, no payment has been made to any member of the Group resident in the United Kingdom for tax purposes to which section 601 of the Taxes Act applies (pension scheme surpluses: payments to employers).

4.16.3	So far as the Sellers are aware, no tax relief for any contribution made or that may be made to any pension scheme after the Last Accounting Date will be restricted under section 112 of the Finance Act 1993 by reference to contributions made in or provisions for contributions made in respect of any period ending on or prior to the Last Accounting Date.

4.17	Group Relief

4.17.1	No member of the Group is liable to surrender Group Relief to any Seller’s Group Undertaking.

4.17.2	No member of the Group has received and is not entitled to receive any payment in respect of the surrender of Group Relief from any Seller’s Group Undertaking.

4.17.3	No member of the Group is liable to make any payment in respect of the surrender of Group Relief from any Seller’s Group Undertaking.

4.18	Accounts

4.18.1	The Accounts of each Group Company make full provision or reserve within generally accepted accounting principles in respect of any period ended on or before the Last Accounting Date for all Tax assessed or liable to be assessed on any member of the Group or for which it is accountable at the Last Accounting Date whether or not the member of the Group has or may have any right of reimbursement against any other person including in particular (but without prejudice to the generality of the foregoing) Tax in respect of property (of whatever nature) income, profits or gains held, earned, accrued, or received by or to a person on or before the Last Accounting Date or by reference to any event occurring, act done or circumstances existing on or before that date including distributions made down to such date or provided for in the Accounts of each Group Company and proper provision has been made and shown in the Accounts of each Group Company for deferred taxation in accordance with generally accepted accounting principles.

4.18.2	Since the Last Accounting Date, no member of the Group has been involved in any transaction which has given or may give rise to a liability to Tax on any member of the Group (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of the member of the Group concerned arising from transactions entered into by it in the ordinary course of business.

4.18.3	Since the Last Accounting Date, no disposal has taken place or other event occurred which has or may have the effect of crystallising a liability to Tax which, if such disposal or event had been planned or predicted at the Last Accounting Date, should have been reflected in the provision for deferred Tax contained in the Accounts of each Group Company and so far as the Sellers are aware, no event has occurred which has or may have the effect of prejudicing any Relief taken into account in computing or eliminating the provision for deferred Tax contained in the Accounts of each Group Company.

4.19	Capital Assets

4.19.1	The book value of each asset of any member of the Group as shown in or adopted for the purposes of the Accounts is such that if any asset (being an asset expenditure relating to which would be taken into account in computing whether a balancing charge or similar clawback of relief in jurisdictions outside the United Kingdom would arise on a disposal) were disposed of at Completion at its book value as shown in or adopted for the purpose of the Accounts, (or if acquired at the Accounts Date at cost) no balancing charge (or similar clawback of relief in jurisdictions outside the United Kingdom) would be incurred in respect of such asset.

4.19.2	No asset of any member of the Group has any “held-over gain” as referred to in section 154 of the TCGA.

4.20	Effect of Completion

So far as the Sellers are aware, no member of the Group will become liable to pay any Tax or suffer an alteration in the manner in which it is assessed for Tax, or lose any relief or allowances otherwise available to it as a result of entering into this Agreement or Completion.

4.21	Major changes

So far as the Sellers are aware, there has been no major change in the nature or conduct of any trade or business carried on by any member of the Group nor has any other event or series of events occurred (including a significant increase in the amount of any member of the Group’s capital and any change in ownership of any member of the Group) which might, either alone or combined with any other such event or with any of the transactions contemplated by this Agreement, cause the disallowance or the carry forward or back of losses or other reliefs or the disallowance of the carry forward or back, set-off or surrender of advance corporation tax under any of the provisions of sections 768 to 768D of the Taxes Act (change in ownership of company) or sections

245 to 245B (inclusive) of the Taxes Act (ACT set off), or which might cause the restriction of the set-off of unrelieved surplus ACT pursuant to regulations 16, 17 or 18 of the Shadow ACT Regulations, or which might cause a trade to be disregarded by virtue of paragraph 8 of Schedule 7A to the TCGA.

5.	CHANGES SINCE THE LAST ACCOUNTING DATE

Since the Last Accounting Date:

5.1	the business of the Group has carried on in all material respects in the ordinary and usual course and so as to maintain the business as a going concern;

5.2	there has been no material adverse change in the financial position or (save to the extent that the same would be likely to affect to a similar extent generally all companies carrying on similar businesses in the place where the relevant Group Company carries on its business) trading position of any Group Company;

5.3	there has been no material reduction in the value of those fixed assets specified in the Accounts;

5.4	no Group Company has declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the Taxes Act) except for any dividends provided for in the Accounts;

5.5	no Group Company has created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things;

5.6	except to the extent expressly provided for in Schedule 2 no resolution in general meeting or written resolution of the shareholders of any Group Company has been passed other than resolutions relating to the routine business of general meetings;

5.7	no change in the accounting reference period of any member of the Group has been made;

5.8	no Group Company has, other than in the ordinary course of trading:

5.8.1	disposed of, or agreed to dispose of, an asset; or

5.8.2	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (mutual or contingent);

and in the case of a disposal or agreement to dispose of an asset for an amount which is lower than book value or an open market arm’s length value, whichever is the higher;

5.9	no Group Company has acquired or agreed to acquire an asset for an amount which is higher than open market arm’s length value;

5.10	no Group Company has, other than in the ordinary course of business, made, or agreed to make, capital expenditure exceeding in total £100,000 or incurred, or agreed to incur, a commitment or connected commitments involving capital expenditure exceeding in total £100,000;

5.11	no Group Company has, other than in the ordinary course of business, repaid any sum in the nature of borrowings in advance of any due date or made any loan or incurred any indebtedness (including in each case intra group);

5.12	no Group Company has, other than in the ordinary course of business, paid or is under an obligation to pay any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such payment or made any payment to any member of either of the Sellers’ Group whatsoever.

6.	CONTRACTS AND COMMITMENTS

6.1	Other than the Old Pool Members Agreement, the Pool Members Amendment Agreement, the New Pool Members Agreement, the Management Services Agreement, the AAU Pool Members Agreement, the BAIG Pool Members Agreement, the Shareholders Agreement, the CGU Loan and the RSA Loan no Group Company is a party to:

6.1.1	any contract or arrangement which is material in the context of the Business of the group as a whole or onerous with the Sellers or a Seller’s Group Undertaking and has not guaranteed any liabilities of the Sellers or a Seller’s Group Undertaking and is not a party to any contract or arrangement with any director, employee, consultant of the Sellers or a Seller’s Group Undertaking;

6.1.2	any agreement or arrangement entered into otherwise than by way of a bargain at arm’s length;

6.1.3	any agency or management agreement other than in relation to underwriting agency, run-off or other insurance or reinsurance services;

6.1.4	any contract or arrangement which materially restricts its freedom to carry on its business in any part of the world in such manner as it may think fit;

6.1.5	any joint venture agreement or arrangement or any agreement or arrangement under which it participates with any person in any business;

6.1.6	any contract or arrangement which is material in the context of the business of the Group as a whole and which can be terminated in the event of any change in the underlying ownership or control of the Company or any member of the Group;

6.1.7	any material agreement or arrangement which, by virtue of the acquisition of the Shares by the Buyers or other performance of the terms of this Agreement will result in:

(a)	any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option); or

(b)	any Group Company being in default under any such agreement or arrangement or losing any benefit, right or licence which it currently enjoys or in a liability or obligation of any Group Company being created or increased;

6.1.8	any material agreement or arrangement, entered into outside the ordinary course of business, to which any member of either of the Sellers’ Groups is party or in which any member of either of the Seller’s Groups (or any directors of either of the Sellers’ Groups) is legally or financially interested.

6.2	The Sellers are not aware of any breach of, or any invalidity, or grounds for determination, rescission, avoidance or repudiation of, any contract to which any member of the Group is a party the loss of which contract would be material in the context of the Group taken as a whole.

6.3	The Company has complied in all material respects with the provisions of the Old Pool Members Agreement, the Management Services Agreement and the Shareholders Agreement and all of its other underwriting agency contracts and in the performance of those agreements has not breached any duty owed to any party, contravened any law or regulation, or acted negligently.

7.	BANK BORROWINGS AND LIABILITIES

7.1.1	The total amount of Indebtedness of any member of the Group from its bankers does not exceed any limitation contained in any of its financing arrangements and the total amount of Indebtedness of any member of the Group does not exceed any limitation on its borrowing contained in its articles of association or in any debenture or other instrument.

7.1.2	No event which is (i) an event of default under, or (ii) is a material breach of, or (iii) would entitle any third party to call for repayment prior to normal banking maturity under any of the terms of any loan capital, borrowing, debenture or financial facility of any member of the Group has occurred or been alleged.

7.1.3	Other than as arising pursuant to clause 7 (Intra Group Debt), or as arising as a result of loans made to a Group Company by the Buyers and RSA (where the aggregate amount of loans made by RSA to a Group Company does not exceed £5,092,458.37), or as referred to in paragraphs 7.1.4 and 7.1.5 below, the aggregate value of the outstanding Indebtedness of the Group, whether or not of a type which would be required to be shown or reflected in the Accounts, does not exceed £250,000. No member of the Sellers’ Group has done anything whereby the continuance of any financing arrangements referred to in this clause 7 (including without limitation, those referred to in paragraphs 7.1.4 and 7.1.5 below) in full force and effect might be affected or prejudiced.

7.1.4	The aggregate of all outstanding liabilities of any member of the Group arising in relation to any letters of credit issued pursuant to the Letter of Credit Scheme as at 21 November 2002 does not exceed US$12,268,859.32.

7.1.5	The aggregate of all outstanding liabilities of any member of the Group arising in relation to any letters of credit issued other than pursuant to the Letter of Credit Scheme as at 21 November 2002 does not exceed US$10,851,836.61.

7.1.6	There are no Encumbrances affecting any of the assets of any member of the Group.

7.1.7	There are no contracts or commercial arrangements which are material in the context of the business of the Group as a whole to which any member of the Group is a party that are dependent on, or would be adversely affected by the termination of, any financial facility available to any member of the Group (including, but not limited to, the Letter of Credit Scheme) that will not remain in place following Completion.

7.1.8	No member of the Group is a party to or is liable (including contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to the obligation of another person who is not a member of the Group.

7.1.9	No part of the loan capital, borrowing or Indebtedness in the nature of borrowing of any member of the Group is dependent on the guarantee or indemnity of, or Encumbrance provided by, another person save that this warranty shall not apply to any loan capital, borrowing or Indebtedness where the person to whom such indebtedness is owed is another member of the Group.

8.	INSOLVENCY

8.1.1	No order has been made and no resolution has been passed for the winding up of any member of the Group or the Sellers and no petition has been presented for the purpose of winding up any member of the Group or the Sellers.

8.1.2	No administration order has been made and no petition for such an order has been presented in respect of any member of the Group or the Sellers.

8.1.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of any member of the Group or the Sellers or all or any of its assets.

8.1.4	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of any member of the Group or the Sellers.

8.1.5	No member of the Group or the Sellers is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, or has stopped paying its debts as they fall due.

8.1.6	No compromise or arrangement under section 425 of the Companies Act 1985 has been proposed, agreed to or sanctioned in respect of any member of the Group or the Sellers.

8.1.7	No member of the Group or the Sellers has entered into any compromise or arrangement with its respective creditors or any class of its respective creditors generally.

8.1.8	There is no unsatisfied judgement or court order outstanding against any member of the Group or the Sellers in any jurisdiction.

8.1.9	No action is being taken by the Registrar of Companies to strike any member of the Group off the register under Section 652 of the Companies Act 1985.

9.	LICENCES AND COMPLIANCE WITH LAW

9.1	Each member of the Group has in all material respects carried on and is carrying on its business and operations and dealt with its assets in compliance with the applicable laws (including Environmental Laws) and regulations and by laws in each country in which its business and operations is carried on.

9.2	All licences, consents, authorisations and other permissions and approvals required by any Group Company for or in connection with the carrying on of the business now being carried on by each member of the Group are in full force and effect, have been complied with in all material respects, and no notice has been received by any member of the Group that any such licences, consents, permissions or approvals are likely to be revoked. A summary of all such licences (other than licences for the use of Intellectual Property and licences to occupy any of the Properties), consents, authorisations and other permissions and approvals are set out in the Disclosure Letter. There are no circumstances which indicate that any of the said licenses, consents, authorisations and other permissions and approvals will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Shares by the Buyers or otherwise).

9.3	No member of the Group nor a person for whose acts or defaults a member of the Group may be vicariously liable has:

9.3.1	induced a person to enter into an agreement or arrangement with any member of the Group by means of an unlawful or immoral payment, contribution, gift or other inducement;

9.3.2	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

9.3.3	directly or indirectly made an unlawful contribution to a political activity.

9.4	No Group Company is a party to (or is concerned in) any agreement, arrangement, concerted practice or course of conduct which (i) was registrable under the provisions of the Restrictive Trade Practices Act 1976 (as amended), or (ii) contravened the provisions of the Resale Prices Act 1976, or (iii) falls within Article 81 and/or Article 82 of the EC Treaty; or (iv) falls within Article 53 and/or Article 54 of the Agreement on the European Economic Area; or (v) falls within the prohibitions contained in Chapter I or Chapter II of the Competition Act 1998; or (vi) otherwise infringes the competition legislation or practice of any other jurisdiction.

9.5	No Group Company has received any notice or other communication (formal or informal) by or on behalf of the Office of Fair Trading (whether under the Fair Trading Act 1973, the Competition Act 1980, the Competition Act 1998 or otherwise), the Competition Commission, the European Commission, the Secretary of State for Trade and Industry, the EFTA Surveillance Authority or any other authority having jurisdiction in competition matters in relation to any breach of any competition law by virtue of any agreement, arrangement, concerted practice or course of conduct to which any Group Company is a party.

9.6	No Group Company is subject to or in default of any order, judgment, decision or direction given by any court or governmental or regulatory authority, or party to any undertaking or assurance given to any such court or authority, in relation to competition matters which is still in force.

10.	POWERS OF ATTORNEY

No member of the Group has given any power of attorney or other written authority which is still outstanding or effective to any person to enter into any contract or commitment on their behalf (other than to their directors, officers and employees to enter into routine trading contracts in the normal course of their duties).

11.	INSURANCES

11.1	A list of the insurance policies (the “Policies”) held by each member of the Group is attached to the Disclosure Letter and no claims are outstanding under such Policies in respect of any member of the Group.

11.2	Each of the Policies is valid and enforceable and is not void or voidable and so far as the Sellers are aware, there are no circumstances which might make any of the Policies void or voidable or enable any insurer to refuse payment of all or part of any claim under the Policies.

11.3	Each fixed, physical asset of any member of the Group (excluding the Properties) has at all times been and is at the date of this agreement insured at a value and against each risk which a person carrying on the business carried on by that member of the Group would normally insure against in the ordinary course of that business.

11.4	The Group has paid all premiums due in respect of all the Policies.

12.	ASSETS

12.1	Each of the material assets (other than the Property) included in the Accounts or acquired by any member of the Group since the Last Accounting Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by the relevant member of the Group and each of those assets capable of possession is in the possession of the relevant member of the Group (save where in the possession of a third party in the normal course of business).

12.2	No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any member of the Group is outstanding and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

12.3	The assets (other than the Property) of each Group Company and the facilities and services to which each Group Company has a contractual right include all rights,

properties, assets, facilities and services necessary for the carrying on of the business of that Group Company in the manner in which it is currently carried on.

12.4	No Group Company is a party to any hiring or leasing agreement, hire purchase agreement, credit agreement or other similar agreement which is material in the context of the business of the relevant Group Company.

12.5	No Group Company depends in any material respect upon the use of assets owned by, or facilities or services provided by, any member of either of the Sellers’ Groups.

13.	PROPERTY

13.1	The Properties comprise all of the land and premises vested in, occupied or used by, or in the possession of, any member of the Group. The information in respect of the Properties set out in Schedule 6A and 6B is true and not misleading in any respect.

13.2	The Company has no actual or contingent obligations or liabilities (in any capacity including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, land apart from the Properties.

13.3	The Company/each Group Company (as appropriate) has a good and legally marketable title to the Properties (but excluding any Property held under a non-assignable lease) and the Company/each Group Company (as appropriate) is solely legally and beneficially entitled to the Properties.

13.4	So far as the Sellers are aware the Company/each Group Company (as appropriate) has under its control all title deeds and documents necessary to prove its title to the Properties.

13.5	So far as the Sellers are aware the Material Properties have the benefit of all permanent and legally enforceable easements and other contractual rights (if any) necessary for the continued present use and enjoyment of the same.

13.6	The existing use of the Material Properties is the lawful permitted use under the current Town and Country Planning legislation and under the terms of the lease under which any Material Properties are held or otherwise and are not temporary uses and all necessary consents to such existing uses have been obtained.

13.7	So far as the Sellers are aware the Material Properties are not subject to any overriding interests within the meaning of section 70 of the Land Registration Act 1925.

13.8	So far as the Sellers are aware, the Properties are not subject to the payment of any outgoings other than uniform business rates, water and sewerage rates, rent, service charge and insurance premiums and there is no outstanding liability for any rent, service charge, insurance premiums, rates, taxes or other outgoings.

13.9	There are no outstanding enforcement or other notices or proceedings issued in respect of any Material Properties and there is no resolution or proposal for compulsory acquisition by the local or any other authority nor any outstanding order or notice of any such authority that affects the existing use of any Material Properties or involves expenditure in complying with it nor any other circumstances known which may result in any such order or notice being served in respect of any Material Properties.

13.10	Each policy of insurance in respect of the Material Properties is valid and enforceable and is not void or voidable and so far as the Sellers are aware, there are no circumstances which might make any such policy void or voidable or enable any insurer to refuse payment of all or part of any claim under any such policy and all the usual incidences (for which cover is generally available on normal commercial terms) in relation to the Material Properties are in force.

13.11	The Sellers have not received any written notice of outstanding disputes, notices or complaints which affect the use of the Material Properties for the purposes for which they are now used.

13.12	There are, and during the period of ownership of the Property by the Company/Group Company (as appropriate) have been, no Property Proceedings and so far as the Sellers are aware none are pending or threatened.

13.13	So far as the Sellers are aware, no fact or circumstance exists which might give rise to a Property Proceeding in respect of the Material Properties.

13.14	There is no outstanding notice, judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency affecting the Material Properties.

13.15	Where applicable the Company has complied in all material respects with its obligations under the Fire Precautions Act 1971 in respect of the Material Properties and has applied for and obtained fire certificates thereunder in respect of the Material Properties to the extent required by such Act.

13.16	All buildings and structures comprised in the Material Properties are in good and substantial repair and condition and so far as the Sellers are aware, there are no material defects therein (whether latent, inherent or otherwise) and no such buildings and structures have been the subject of flooding or drainage defects.

13.17	Full details of all leases in respect of the Material Properties have been disclosed in writing to the Buyers or their solicitors prior to the date hereof.

13.18	Where applicable, the Company does not at the date hereof hold any estate or interest in the Material Properties in the United Kingdom, or any estate or interest which was derived from such an estate or interest, that was transferred or granted to it by an instrument executed within two years prior to the date hereof, such instrument having been stamped on the basis that either group relief under section 42 of the Finance Act 1930, section 11 of the Finance Act (Northern Ireland) 1954 or section 151 of the Finance Act 1995 applied or that relief under section 76 of the Finance Act 1986 applied.

14.	IP WARRANTIES

14.1	A Group Company is the sole and absolute legal and beneficial owner of all the Intellectual Property listed in schedule 5. The Intellectual Property listed in Schedule 5 is free from Encumbrances.

14.2	The owner or applicant for each Intellectual Property Right specified in Schedule 5 is correctly stated. Schedule 5 contains a complete and accurate list of the registrable Intellectual Property owned by the Group and/or used in connection with the business of the Group which is material to the business of the Group.

14.3	All application, filing, registration and renewal fees have been paid in relation to the Intellectual Property Rights listed in Schedule 5.

14.4	The Group owns, or has licensed to it, all Intellectual Property required to carry on the business of the Group substantially as it is carried on at Completion. The Sellers are not aware of any fact or matter which may render the Intellectual Property vulnerable to loss or liable to termination following the acquisition by the Buyer’s Group of the Shares pursuant to this Agreement on the same basis as it is presently used.

14.5	So far as the Sellers are aware, none of the operations of any member of the Group infringes or is likely to infringe the Intellectual Property of a third party.

14.6	No claim has been made by any member of the Group which alleges that a third party is infringing or is likely to infringe the Intellectual Property of the Group used in connection with the business of the Group.

14.7	As at Completion, no member of the Group has received notification of any claim made by a third party which alleges that the operations of any member of the Group infringe, or are likely to infringe, the Intellectual Property of a third party or which otherwise disputes the right of any member of the Group to use the Intellectual Property used in connection with the business of the Group.

14.8	No member of the Group has granted a licence, assignment or other right in respect of any of the Intellectual Property Rights.

14.9	A list of all material licences or rights granted to any of the Group Companies or which any of the Group Companies intends to enter into for the purposes of the business of the Group or which are currently being negotiated relating to the Intellectual Property used in connection with the business of the Group are set out in schedule 5. So far as the Sellers are aware, there has been, or is, no notice of breach nor notice of any other cause for termination of any such licences or undertakings.

14.10	Confidential information of the Group, or which has been used by the Group, has been kept confidential and has not been disclosed to third parties except in the ordinary course of business and subject to written confidentiality obligations from the third party. So far as the Sellers are aware, these confidentiality obligations have not been breached and none of the operations of the Group involves the unauthorised use of confidential information disclosed in circumstances which might entitle a third party to make a claim against any member of the Group.

15.	IT WARRANTIES, DATA PROTECTION AND DOMAIN NAMES

15.1	Computer Systems

15.1.1	The In-House Computer Software is legally and beneficially owned by the Company free from any encumbrance and no licence or permission is required from any third party to use the In-House Computer Software in connection with the business of the Group.

15.1.2	No member of the Group has authorised a third party to reverse engineer or create derivative words of software or systems included in the In-House Computer Software.

15.1.3	The Company is validly licensed to use the Licensed Computer Software in connection with the business of the Group.

15.1.4	The Licensed Computer Software does not contain any third party software or systems which are not available from third party suppliers on arm’s length commercial terms.

15.1.5	The Computer Systems are adequate for the immediate needs of the business of the Group, including without limitation as to the system capacity and ability to process current peak volumes in a timely manner.

15.1.6	In the twelve months prior to the date hereof none of the Group Companies have suffered any substantial disruption or interruption in or to its use of the Computer Systems and the Sellers are not aware of any fact or matter which may so disrupt or interrupt or affect the use of such equipment following the acquisition by the Buyer’s Group of the Shares pursuant to this Agreement on the same basis as it is presently used.

15.1.7	The Company has taken reasonable measures to protect the secrecy and confidentiality of the In-house Computer Software, and the source code relating to such In-house Computer Software is in the sole possession of the Company.

15.1.8	The Company has full right and authority to use the Computer Systems, and such use is not wholly or partly dependent on any facilities or services not under the exclusive ownership and control of the Company.

15.2	Computer Contracts

15.2.1	All the Computer Contracts are valid and binding and none of the Computer Contracts have been the subject of any breach or default, or any event which (with notice or lapse of time or both) would constitute a default, or is liable to be terminated or otherwise adversely affected by Completion.

15.2.2	The Company shall be entitled to continue to use the Computer Systems notwithstanding the transactions contemplated in this Agreement without consent from any third party.

15.2.3	The Company has not copied or used any of the Computer Software in violation of the applicable license or otherwise violated any of their agreements or the rights of others with respect thereto.

15.2.4	The Company has binding maintenance and support contracts for the Licensed Computer Software. There is no reason to believe that the contracts will not be renewed when they expire on the same or substantially similar terms.

15.3	Data Protection

15.3.1	The Group is in material compliance with all applicable data protection laws and no notice or allegation has been received by the Group from a competent authority alleging that the Group has not so complied.

15.3.2	As at Completion, the Group has not been notified of any claim against the Company by an individual for breaches of applicable data protection laws.

15.4	Domain Names

The Group Companies’ domain names, currently registered with an authorised body, are transferable to the Buyer’s Group.

15.5	Euro

The Nexus System can:

15.5.1	process and display data representing any amount in the Euro as it processes and displays data representing amounts in other currencies; and

15.5.2	perform currency conversions.

16.	EMPLOYEES

16.1	General

16.1.1	No Group Company is a party to any contract for services or consultancy agreement with any individual or services company (the primary role of which is to make available to any Group Company the services of a consultant).

16.1.2	There is no subsisting employment contract between any Group Company and any of their Employees which cannot be lawfully terminated on three months’ notice or less without compensation (other than compensation for unfair dismissal in accordance with the Employment Rights Act 1996).

16.1.3	The Disclosure Letter contains details as at the date of this Agreement of:

(a)	the total number of Employees including those who are on secondment, maternity leave or absent because of disability or other long-term leave of absence and who have or may have a statutory or contractual right to return to work with any Group Company;

(b)	the date of start of employment, period of continuous employment and salary of each Employee;

(c)	terms of all share incentive schemes, share option scheme or profit sharing, bonus or other incentive schemes, applicable to all or any Employees or their dependants; and

(d)	the terms of all current recognition, procedural, collective or other agreements between any Group Company and any trade union or other body representing the Employees or any of them;

16.1.4	There is no agreement or arrangement between any Group Company and an Employee or former employee with respect to his employment, his ceasing to be employed, his suspension from employment, any variation of his contract of employment or his retirement which is not included in the written terms of his employment or previous employment and disclosed in the Disclosure Letter.

16.1.5	No Group Company has entered into any arrangement regarding any future variation in any contract of employment in respect of any of the Employees or any agreement imposing an obligation on any Group Company to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind (including any share incentive, share option, profit related pay, profit sharing bonus or other incentive scheme) to or on behalf of any of the Employees at any future date.

16.1.6	The Employees constitute all of the directors, officers and employees employed or otherwise engaged by the Company or any Group Company in the business of the Group.

16.2	Compliance with laws

Each Group Company has complied in all material respects with all relevant provisions of the Treaty of Rome, EC Directives, statutes, regulations, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to the Employees or its former employees or the relations between any Group Company and any trade union, staff association or any other body representing its Employees or former employees and has complied in all material respects with all their obligations concerning health and safety at work of each of the Employees and its former employees and has not incurred any liability to any Employee or former employee in respect of any accident or injury.

16.3	Redundancies and transfer of business

16.3.1	Within one year ending on the date of this Agreement no Group Company has:

(a)	given notice of redundancies to the relevant Secretary of State or started consultations with appropriate representatives under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

(b)	been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with a duty to inform and consult appropriate representatives under those Regulations.

16.3.2	No Group Company has employed and no Group Company does employ or otherwise engage any person whose contract of employment after any “relevant transfer” (as defined in regulation 2 of the Transfer of Undertakings (Protection of Employment) Regulations 1981) has had effect as if made originally between that person and any Group Company or any predecessor to any Group Company.

16.4	Trade unions

No Group Company has any agreement or arrangement with or recognises a trade union, works council, staff association or other body representing any of their employees for the purpose of collective bargaining or other negotiating purposes.

16.5	Industrial relations

Within the one year preceding the date hereof no Group Company has been engaged or involved in any trade dispute (as defined in section 218 of the Trade Union and Labour Relations (Consolidation) Act 1992) with any employee, trade union, staff association or any other body representing employees and no event has occurred which could or might give rise to any such dispute and no industrial action involving employees, official or unofficial, is now occurring or threatened nor has any industrial relations or employment matter been referred either by a Group Company or its employees or by any trade union staff association or any other body representing employees to ACAS for advice, conciliation or arbitration.

16.6	Changes since the Last Accounting Date

Since the Last Accounting Date no Group Company has made, announced or proposed any changes to the emoluments or benefits (including pension fund commitments) of or any bonus to any employees and no Group Company is under any express or implied obligation to make any such changes with or without retrospective operation.

16.7	Loans

There are no amounts owing or agreed to be loaned or advanced by any Group Company to any Employees or former employees (other than amounts representing remuneration accrued due for the current pay period, season ticket loans, accrued holiday pay for the current holiday year or for reimbursement of expenses).

16.8	Notice of termination, leave of absence, disciplinary warning and outstanding offers

16.8.1	Before the date of this Agreement no Employee of any Group Company had given or received notice to terminate his employment or engagement.

16.8.2	There are no Employees of any Group Company who are on secondment or other leave of absence (other than maternity leave, normal holidays or absence of no more than one week due to illness).

16.8.3	No Employee of any Group Company is subject to a current disciplinary warning.

16.8.4	There are no outstanding offers of employment or engagement by any Group Company to employ or engage an employee and no person has accepted an offer to become an employee but not yet taken up the position accepted.

16.8.5	Before the date of this Agreement no Employee has tendered written notice of resignation as a result of the acquisition of the Company by the Buyers or other performance of the terms of this Agreement.

16.8.6	No Employee will be entitled to treat his employment as terminated or to receive any payment or benefit or to have his contract of employment altered or be entitled to an increased period of notice of termination of employment as a result of the provisions of this Agreement.

16.9	Enquiries and discrimination

So far as the Sellers are aware, there are no existing enquiries or investigations existing affecting any Group Company in relation to any Employee or former employee (both of the Company or any Group Company) by the Equal Opportunities Commission, the Commission for Racial Equality, the Disability Rights Commission or the Health and Safety Executive or any other bodies in other jurisdictions with similar functions or powers in relation to workers.

16.10	Intellectual Property Rights

No Employee or former employee of any Group Company nor anyone who is or who has at any time in the past provided services to any Group Company under a contract for services has any right to ownership of any invention or improvement made or discovered by him in the course of employment with a Group Company or claimed under the Patents Act 1977 or otherwise any compensation or payment in respect of or right to use any such invention or improvement.

16.11	Claims by Employees

No Employee or former employee of any Group Company or any employee of a predecessor in business has served on any Group Company any claim or right of action against any Group Company:

16.11.1	in respect of any accident or injury which is not fully covered by insurance; or

16.11.2	for breach of any contract of services or for services; or

16.11.3	for loss of office or arising out of or connected with the termination of his office or employment.

17.	PENSIONS AND OTHER BENEFITS

17.1	For the purposes of this paragraph 17:

“Disclosed Schemes” means the Global Aerospace Underwriting Managers Pension Scheme (the UK Scheme), the FURBS, the Retirement Plan of AAU, the Capital Accumulation Plan of AAU, the Pension Plan for Employees of Global Aerospace Underwriting Managers (Canada) Limited, the Supplemental Retirement Plan to the Retirement Plan of AAU and the Group Benefits Plan insofar as the terms of those schemes have been disclosed to the Buyers in the documents referred to in the Disclosure Letter.

“FURBS” means the funded unapproved retirement benefit schemes for Peter James Bernhard, Kenneth James Mowbray Walder, Anthony John Medniuk, Matthew Farrell and Andrew Alexander Duguid.

“Relevant Employee” means a director or employee or former director or former employee of a Group Company.

17.2	Save for the Disclosed Schemes there is not in operation, and no proposal has been announced to enter into or establish, any agreement, scheme, or arrangement for the payment by a Group Company of, or payment by a Group Company of a contribution towards, a pension, allowance, lump sum on or after retirement, death or invalidity or post-retirement medical or dental benefits, ex gratia or otherwise (together “Benefits”) for the benefit of or in respect of any Relevant Employee, nor is any Group Company a party to any custom or practice to provide Benefits to or in respect of any Relevant Employee.

17.3	Except for the Disclosed Schemes, no Group Company has any outstanding liabilities in respect of any former scheme agreement or arrangement whose purpose was or included the provision or funding of Benefits.

17.4	All material information relating to the benefits and discretionary practices provided under the Disclosed Schemes and any outstanding claims or complaints made or threatened in connection with the Disclosed Schemes or (in relation to any Benefits) any Group Company has been disclosed to the Buyers in the documents referred to in the Disclosure Letter.

17.5	Each Group Company and, so far as the Sellers are aware, the trustees, administrators, managers, custodians and fiduciaries (as applicable) of each Disclosed Scheme have complied and are in compliance with their respective obligations under the Disclosed Schemes, and all applicable legislation relating to the Disclosed Schemes and each Disclosed Scheme is and has at all times operated in accordance with the trusts, powers and provisions of their governing documentation, all applicable legislation, and the general requirements of law and regulatory practice and no report has been made to any regulatory authority in relation to any potential or actual non-compliance.

18.	LITIGATION

18.1	Except as a result of claims that arise in the Group’s ordinary course of business as an agent:

18.1.1	no member of the Group is a party to any civil, criminal, arbitration, administrative or other proceedings;

18.1.2	no notification of any material civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against any member of the Group;

18.1.3	no fact or circumstance exists which might give rise to a material civil, criminal, arbitration, administrative or other proceeding involving any member of the Group.

18.2	So far as the Sellers are aware, no governmental or official investigation or inquiry concerning any Group Company is in progress or pending.

19.	BROKERAGE OR COMMISSIONS

No person is entitled to receive from any member of the Group a finder’s fee, brokerage or commission in connection with this agreement or anything in it and no member of the Group is liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Shares.

20.	ENVIRONMENTAL

20.1	Neither the Sellers nor any Group Company has received any written notice of any claims, proceedings, actions or regulatory investigations pending against any Group Company with respect to non-compliance with or liability (whether actual or prospective), obligation or duty under Environmental Laws nor have any such claims, proceedings, actions or investigations been threatened in writing.

20.2	No written claims, complaints, demands or notices have been received by the Sellers or any Group Company alleging or specifying any breach of or liability under any Environmental Laws by any Group Company.

21.	EFFECT OF SALE

21.1	Save as otherwise provided for in this Agreement before the date of this Agreement none of the individuals referred to in clause 1.5.1 or 1.5.2 has been expressly notified by a director of a Group Company or a Senior Employee that he or she intends to resign as a director of a Group Company or as an employee of a Group Company as a result of the performance of the transaction contemplated by this Agreement.

21.2	Neither the execution of nor performance of this Agreement or any document to be executed at or before Completion will make any member of the Group liable to offer for sale, transfer or otherwise dispose of or purchase or acquire any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement.

SCHEDULE 4

LIMITATIONS ON THE SELLERS’ LIABILITY

1.	LIMITATION ON QUANTUM

1.1	The Sellers shall not be liable to any Buyer in respect of a Relevant Claim or a Tax Claim:

1.1.1	unless the amount that would otherwise be recoverable by the Buyers (or any of them in aggregate between them) from the Sellers (but for this paragraph 1.1.1) in respect of that Relevant Claim or Tax Claim exceeds £100,000. Any claims which share a common basis by reference to the nature of the acts or omissions or circumstances in respect of which each claim is made shall be aggregated for the purposes of this paragraph 1.1.1. Any claims which do not share a common basis or relate to the same facts as aforesaid shall be treated for the purposes of this paragraph 1.1.1 as giving rise to separate claims; and

1.1.2	unless and until the amount that would otherwise be recoverable from the Sellers by the Buyers (or any of them in aggregate between them) (but for this paragraph 1.1.2) in respect of that Relevant Claim or Tax Claim, when aggregated with any other amount or amounts recoverable in respect of other Relevant Claims and Tax Claims recoverable by the Buyers (or any of them in aggregate between them) (excluding any amounts in respect of a Relevant Claim or a Tax Claim for which the Sellers have no liability because of paragraph 1.1.1), exceeds £1 million and in the event that the aggregated amounts exceed £1 million the Sellers shall be liable for the entire amount not just the excess.

1.2	CGU’s total aggregate liability in respect of all Relevant Claims, Tax Claims and Relevant Indemnity Claims (which Claims, for the avoidance of doubt, shall include any payments associated with such Claims required to be paid by CGU under clause 25) is limited to US$85,351,562.50 and RSA’s total aggregate liability in respect of all Relevant Claims, Tax Claims and Relevant Indemnity Claims (which Claims, for the avoidance of doubt, shall include any payments associated with such Claims required to be paid by RSA under clause 25) is limited to US$67,310,937.50, comprising in total US$152,662,500.

1.3	For the avoidance of doubt, the liability of the Sellers to each of the Buyers in respect of each Relevant Claim and Tax Claim shall be joint and several subject to the limitation on their respective liability under paragraph 1.2.

1.4	The Sellers total aggregate liability in respect of any Relevant Claim, claim under the Tax Warranties or Indemnity Claim which arises in relation to Ortac shall be assessed only by reference to the diminution in value of Global’s investment in Ortac arising from such Relevant Claim, claim under the Tax Warranties or Indemnity Claim, except to the extent that any such Claim results also in any separate loss or liability being suffered by any Group Company, in which case, the Sellers’ total aggregate liability shall include any loss or liability to any Buyer referable to the loss or liability suffered by the relevant Group Company.

2.	TIME LIMITS FOR BRINGING CLAIMS

Neither of the Sellers shall be liable to a Buyer for a Relevant Claim or a Tax Claim unless the Buyer has notified the relevant Seller of the Relevant Claim or Tax Claim stating (in such detail as the Buyer is then reasonably able to provide) the matter which gives rise to the Relevant Claim or Tax Claim and the nature of the Relevant Claim or Tax Claim:

2.1.1	subject to paragraph 2.1.2, in respect of any claims under the Warranties (except the Tax Warranties) on or before the first Business Day occurring 18 months after Completion; or

2.1.2	in respect of any Tax Claim;

(a)	where that claim relates to a liability to Tax imposed by the United Kingdom, on or before the first Business Day occurring 6 years after the end of the accounting period during which Completion occurs; or

(b)	where that claim relates to a liability to Tax imposed by any other jurisdiction, on or before the date falling 30 days after the statutory time limit in relation to a Tax Authority bringing a claim in relation to Tax (including any extension granted to such time limit) in the jurisdiction in which the Tax in question is sought.

3.	NOTICE OF CLAIMS

3.1	A Relevant Claim made by one or more Buyers against one or more Sellers and notified in accordance with paragraph 2 of this Schedule and not satisfied, settled or withdrawn is unenforceable against the Sellers:

3.1.1	where the Relevant Claim is based upon what, at the time of service of the notice, is a contingent liability, if legal proceedings in respect of such Relevant Claim have not been commenced within 12 months of such claim ceasing to be contingent; or

3.1.2	where the Buyer is taking or has taken such action at the request of the Sellers pursuant to paragraph 5 of this schedule in connection with such claim, if legal proceedings in respect of such Relevant Claim have not been commenced within 12 months of the Buyer ceasing to take such action; or

3.1.3	with regard to any other Relevant Claim, if legal proceedings in respect of such a claim have not been commenced within 12 months of the service of such notice.

4.	SPECIFIC LIMITATIONS

4.1	Neither of the Sellers shall be liable to a Buyer in respect of a Relevant Claim or a claim under the Tax Warranties:

4.1.1	to the extent that the matter giving rise to the Relevant Claim would not have arisen but for:

(a)	a deliberate and voluntary act or transaction carried out by a Buyer’s Group Undertaking after Completion otherwise than in the ordinary course of trading or business of that Buyer’s Group Undertaking and which that Buyer’s Group Undertaking knew or ought reasonably to have known on the basis of its actual knowledge at the relevant time would give rise to a Relevant Claim; or

(b)	the passing of, or a change in, a law, regulation, published interpretation of the law or published administrative practice by the English courts, other courts of competent jurisdiction, or a governmental department, agency or regulatory body after the date of this Agreement or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this Agreement;

4.1.2	to the extent that the matter giving rise to the Relevant Claim arises from an act, omission or transaction occurring before Completion at the request or direction of, or with the consent of, a member of that Buyer’s Group (save that this paragraph shall not apply to an act, omission or transaction undertaken by, or at the request or direction of, or with the consent of, a member of a Buyer’s Group (or any representative thereof) in its capacity as a member of any insurance underwriting pool, with the exception of the New Global Aerospace Pool managed by any member of the Group before Completion);

4.1.3	to the extent that the relevant Buyer is actually aware as at the date hereof that it has or will have as at Completion a Relevant Claim or a claim under the Tax Warranties against the Sellers or either of them.

4.2	If in respect of any one matter or series of matters a Relevant Claim may be made under the Warranties and an Indemnity Claim may be made under the Indemnities, to the extent that the claim is satisfied under the Warranties, any amount payable under the Indemnities in respect of the same matter is reduced accordingly and vice versa.

5.	RECOVERY FROM ANOTHER PERSON

5.1	This paragraph 5 shall apply in circumstances where:

5.1.1	any claim, action or demand (for the purposes of this paragraph 5 a “claim”) is made against a company in a Buyer’s Group or the Group by any person other than a Seller’s Group Undertaking or such a company becomes aware of a fact, matter or circumstance likely to give rise to such a claim which, in any such case, gives rise, or the Buyer is aware should reasonably be expected to give rise, to a claim by a Buyer against any of the Sellers under the Warranties (excluding the Tax Warranties); or

5.1.2	a company in a Buyer’s Group or the Group should reasonably be expected (based on its actual awareness) to be able to make recovery from some other person (other than a Seller’s Group Undertaking) including, for the avoidance of doubt, any member of any insurance underwriting pool managed by any member of the Group before Completion, of a sum in respect of any fact, matter or circumstance by reference to which that Buyer has or should be reasonably expected to have a claim against any of the Sellers under the Warranties (excluding the Tax Warranties); or

5.1.3	the Sellers (or either of them) have paid to a Buyer an amount in respect of a claim under the Warranties (excluding the Tax Warranties) and subsequent to the making of such payment that Buyer recovers from some other person a sum which is referable to that payment.

5.2	In the case of the circumstances referred to in paragraph 5.1.1 or 5.1.2 the relevant Buyer shall:

5.2.1	as soon as reasonably practicable, but in any event within 10 days, after it becomes aware of the same, give notice to the Sellers in writing that the relevant circumstances have arisen and shall consult with the Sellers with respect thereto;

5.2.2	subject in each case to the giving of confidentiality undertakings reasonably acceptable to that Buyer, and so far as permitted by law or regulation provide to the Sellers and their advisers reasonable access to personnel and reasonable access to and (at the Seller’s own cost) to copy relevant documents, records and information as the Sellers shall reasonably request in connection therewith including any proceeding instituted by or against any company in the Buyer’s Group or the Group under clauses 5.1.1 and 5.1.2; and

5.2.3	keep the Sellers informed of all material developments in relation thereto.

5.3	Subject to paragraph 5.4, the relevant Buyer shall and shall procure that the relevant company in the Buyer’s Group and the Group shall:

5.3.1	in the case of the circumstances referred to in paragraph 5.1.1 and 5.1.2, prior to that Buyer taking any action (other than pursuant to paragraphs 2 and 5.2 of this Schedule) against any of the Sellers under the Warranties (excluding the Tax Warranties) and subject to the relevant members of that Buyer’s Group and the Group being indemnified and secured to that Buyer’s reasonable satisfaction against all costs and expenses which may be incurred by reason of such action on an after-Tax basis by the Sellers, take all such action as the Sellers (acting jointly) may reasonably request in writing including where reasonable the institution of proceedings and the instruction of professional advisers to act on behalf of each relevant company in that Buyer’s Group or the Group to avoid, dispute, resist, compromise, defend or appeal against any such claim as is referred to in paragraph 5.1.1 against such member of that Buyer’s Group or the Group or to make such recovery by that Buyer’s Group or the Group as is referred to in paragraph 5.1.2, as the case may be; and

5.3.2	subject to the relevant members of that Buyer’s Group and the Group being indemnified on an after Tax basis and secured to its reasonable satisfaction against all costs and expenses which are incurred by reason of such action by the Sellers, not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed; and

5.3.3	in the case of paragraph 5.1.3 only, repay to the relevant Sellers an amount equal to the amount recovered upon receipt or, if lower, the amount paid by any of the Sellers (or either of them) to the Buyer less, in either case, any amount payable by the Buyer in respect of Tax on the amount recovered.

5.4	No Buyer may be required to take any action or to procure any action to be taken at the request of the Sellers under paragraph 5.3.1 or to refrain from settling or compromising any liability or claim without the consent of the Sellers under paragraph 5.3.2 (or to procure the same) if, to do so or to refrain from doing so (as the case may be) would or would be reasonably likely to materially adversely affect the reputation or business of that Buyer, any member of that Buyer’s Group or any member of the Group.

5.5	In the event of any of the circumstances referred to in paragraph 5.1.1 having occurred, the Buyers shall each, and shall each use all reasonable endeavours to procure that each relevant company in the Buyer’s Group or the Group shall, preserve until 31 December 2008 all material documents, records, correspondence, accounts and other information relevant to a matter which may give rise to a claim under the Warranties (excluding the Tax Warranties) as referred to in clause 5.1.

6.	MITIGATION

Nothing in this schedule 4 restricts or limits any Buyer’s general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Relevant Claim or a claim under the Tax Warranties.

7.	PROVISION OF INFORMATION

If, at any time after the date of this Agreement, either Seller wants to insure against its liabilities in respect of Relevant Claims or Tax Claims, the Buyers shall each provide such information (at the cost of the Sellers) in relation to this Agreement as a prospective insurer and/or insurance broker may reasonably require and each such Buyer is able and permitted by law and regulation to provide before effecting the insurance, provided that any such prospective insurer and/or insurance broker executes a confidentiality undertaking in such form as may reasonably be required by the Buyers.

8.	DISCLOSURE

8.1	The Sellers shall not be liable in respect of a claim under the Warranties to the extent that the facts and circumstances giving rise thereto are fairly disclosed in the Disclosure Letter.

8.2	When the Warranties are deemed to be repeated at Completion by reference to the facts and circumstances then subsisting, the Sellers’ liability in respect of a claim under the Warranties when deemed to be repeated shall be limited in accordance with the provisions of paragraph 8.1 but shall not be limited as a result of the disclosure of additional facts and circumstances after the date of the Agreement.

9.	GENERAL

Nothing in this schedule 4 shall have the effect of limiting or restricting any liability of either of the Sellers in respect of a Relevant Claim or Tax Claim based upon or arising as a result of any fraud including, without limitation, fraudulent concealment.

SCHEDULE 5

REGISTERED INTELLECTUAL PROPERTY RIGHTS

TRADE MARKS

Global Aerospace Underwriting Managers Limited:

Registration
No.	Trademark	Date of Registration	Class
UK 1,509,034	BAIG (+ device)	6 August 1992	36

UK 1,509,280	BRITISH AVIATION INSURANCE GROUP\BAIG (+device)	6 August 1992	36

CTM,1711,548	AEROINSURE.COM (+ device)	16 June 2000	36

NZ 616 974	AEROINSURE.COM (+ device)	19 June 2000	36

AU 839430	AEROINSURE.COM	19 June 2000	36

AU 893431	AEROINSURE.COM (+ device)	19 June 2000	36

NZ616973	AEROINSURE.COM	19 June 2000	36

NZ220456	BAIG (+ device)	7 August 1992	36

NZ220457	BRITISH AVIATION INSURANCE GROUP	7 August 1992	36

AU584041	BAIG (+ device)	7 August 1992	36

AU643436	BRITISH AVIATION INSURANCE GROUP/BAIG (+ device)	18 October 1994	36

AU 921015	GLOBAL AEROSPACE	Application only	36

AU 921016	GLOBAL AEROSPACE device	Application only	36

US 76/120044	GLOBAL AEROSPACE	31 August 2000	36

CTM 17105508	AEROINSURE.COM	16 June 2000	36	(withdrawn)

Associated Aviation Underwriters Inc :

Registratio		Date of
No.	Trademark	Registration	Class
US 76330405	AEROINSURE.COM (+ device)	26 October 2001	36
US 76330404	AEROINSURE.COM	26 October 2001	36

DOMAIN NAMES

Global Aerospace Underwriting Managers Limited :

Domain Name	Registration Date

global-aerospace.co.uk	20 March 2001

ga-insurance.co.uk	27 March 2001

ga-insure.co.uk	27 March 2001

global-aero.co.uk	27 March 2001

globalaero.co.uk	27 March 2001

ga-insurance.com	27 March 2001

ga-insure.com	27 March 2001

global-aero.com	27 March 2001

gaum.org	6 October 2002

aeroinsure.com	18 February 2002

global-aero.com.au	September 2002

global-aerospace.com.au	September 2002

globalaerospace.com.au	September 2002

globalaero.com.au	September 2002

baig.co.uk	Not known

gaum-inc.com	8 August 2000

aeroinsure.co.uk	11 February 2000

gaum.co.uk	8 August 2000

aeroassurance.com	21 February 2000

Domain Name	Registration Date

aeroversichern.com	21 February 2000

Flugversichern.com	21 February 2000

Volassurance.com	21 February 2000

pbo-online.com	27 November 2001

Associated Aviation Underwriters Inc:

Domain Name	Registration Date

aau.co.uk	4 November 1998

aau.com	21 September 1995

Aviation Insurance Australia Limited:

Domain Name	Registration Date

aviationinsurance.com.au	1 December 1999

Global Aerospace Underwriting Managers (Canada) Limited:

Domain Name	Registration Date

aeroinsure.ca	7 December 2000

gaum.ca	7 December 2000

baig.ca	14 January 2000

global-aero.ca	1 May 2000

Licences granted to Global or any Group Companies

1.	Website Development and Licence Agreement between (1) Wildnet New Media Group Limited (2) Global Aerospace Underwriting Managers Limited and (3) Associated Aviation Underwriters Inc.

SCHEDULE 6A

THE MATERIAL PROPERTIES

					Rent Review	Current
Property Description	Address	Date of Lease	Parties	Lease Expires	Date	Rent

1. 2nd and 3rd floors Fitzwilliam House	10 St Mary’s Axe London EC3	16 March 1992	Universities Superannuation Scheme Limited (1) British Aviation Insurance Group Limited (2) Aviation and General Insurance Company Limited and others (3)	24 June 2007		£932,270 pa

2. 49,276 rentable square feet on the fifth floor	51 John F. Kennedy Parkway, Short Hills, New Jersey 07078	14 August 1986	Associated Aviation Underwriters
(Original Tenant)
Prudential Insurance Company of America

As amended by Amendment to Lease Agreement dated 18 November 1992 between PM Short Hills Joint Venture (The Prudential Insurance Company of America and Mitsui Real Estate Sales New York Company, Ltd, Printon Kane Group, Inc and the Original Tenant.

			Amendment Number 2 to Lease	30 June 2010		$1,648,244 (1995-2000) $1,675,384 (2000-2007) $1,823,212 (2007-2010)

					Rent Review	Current
Property Description	Address	Date of Lease	Parties	Lease Expires	Date	Rent

Agreement dated 19 December 1994

Renewal and Third Amendment of Lease between PM Short Hills Joint Venture (The Prudential Insurance Company of America) and Associated Aviation Underwriters, Inc.(Tenant) dated 1 July 1995

Termination Agreement between the Tenant and Reckson Short Hills LLC

SCHEDULE 6B

THE NON-MATERIAL PROPERTIES

					Rent Review	Current
Property Description	Address	Date of Lease	Parties	Lease Expires	Date	Rent

1. Part Ground and 8th Floor Offices, Potsoken House	155-157 Minories and 83-86 Aldgate High Street, London EC3N 1QP	30 March 1989	Pearl Assurance Public Limited Company (1) Aviation and General Insurance Company Limited (2)	24 December 2008		£154,000 pa (Sub-lease £113,000 pa)

2. 4,997 rentable square feet on the fourteenth floor of the building	3399 Peachtree Road NE, Atlanta Georgia 30326	9 August 1990	Corporate Property Investors (1) Associated Aviation Underwriters (Original Tenant)

			As amended and modified by First Amendment to Lease dated 28 February 2001 between Property Georgia OBJLW Two Corporation and Associated Aviation Underwriters, Inc (Tenant)	14 May 2011		$139,916 (2001-2002) $144,113.40 (2002-2003) $148,460.80 (2003-2004) $152,908.20 (2004-2005) $157,505.40 (2005-2006) $162,252.50

					Rent Review	Current
Property Description	Address	Date of Lease	Parties	Lease Expires	Date	Rent

(2006-2007) $167,099.60 (2007-2008) $172,096.60 (2008-2009) $177,243.50 (2009-2010) $182,540.40 (2010-2011)

3. 6,924 rentable square feet on the first floor of the building	500 Hills Drive, Bedminster Somerset New Jersey 07921	1 February 1997	Sammis Pluckemin Associates (1) Associated Aviation Underwriters Inc (2)	31 January 2007		$190,410 pa (1997-2002) $207,720 pa (2002-2007)

4. 4,935 rental square feet on the twenty-first floor	300 South Riverside Plaza Chicago Illinois 60606	1 July 1986	Tishman Midwest Management Corporation (1) Associated Aviation Underwriters (Original Tenant) As amended and modified by First Amendment to Lease dated 29 March 1996 between American National	31 August 2005		$86,362.50 (01/09/02 - 31/08/03) $88,521.50 (01/09/03 - 31/08/04)

					Rent Review	Current
Property Description	Address	Date of Lease	Parties	Lease Expires	Date	Rent

Bank and Trust Company of Chicago and the Original Tenant; and

			Second Amendment to the Lease dated 18 March 2002 between Lasalle Bank, National Association and Associated Aviation Underwriters, Inc.(Tenant)			$90,734.60 (01/09/04 – 31/08/05)

5. 5,361 square feet on the fourth floor of the building	12377 Merit Drive, Dallas, Texas 75251	3 March 1988	Park Central Joint Venture (1) Associated Aviation Underwriters (2)

			As amended and modified by the First Amendment of Lease dated 9 January 1995 between the Equitable Life Assurance Society of the United States and Associated Aviation Underwriters, Inc (Tenant)	31 December 2004		$96,498 pa

6. 8,855 rentable square feet of the building	9393 W. 110th Street Overland Park Kansas 66210	29 March 2002	Knickerbocker Properties, Inc. (XXI ) (1) Associated Aviation Underwriters Inc. (2) As amended and modified by the First Lease Modification Agreement dated 28 August 2002 between the Landlord	31 March 2012		$14,586.90 per month (01/09/02 - 31/03/03) $15,127.20 per month (01/04/03 -

					Rent Review	Current
Property Description	Address	Date of Lease	Parties	Lease Expires	Date	Rent

and Tenant.	31/03/04)

$15,311.70 per month (01/04/04 - 31/03/05)

$15,496.20 per month (01/04/05 - 31/03/06)

$15,680.70 per month (01/04/06 - 31/03/07)

$15,865.20 per month (01/04/07 - 31/03/08)

$16,049.60 per month (01/04/08 - 31/03/09)

					Rent Review	Current
Property Description	Address	Date of Lease	Parties	Lease Expires	Date	Rent

7. 6,371 rentable square feet on the fifteenth floor of the building	21650 Oxnard Street Woodland Hills California 91367	26 July 1996	A H Warner Center Properties, Limited Liability Company (1) Associated Aviation Underwriters, Inc (2)	29 November 2006	$16,234.10 per month (01/04/09 - 31/03/10)

$16,418.60 per month (01/04/10 - 31/03/11)

$16,603.10 per month (01/04/11 - 31/03/12)

$137,614 pa (11/96 - 3/99)

$160,549 pa (3/99 - 11/02)

$170,840 pa (11/02
- 11/06)

8. 1150 square feet of the	5400 Carillon Point, Kirkland	20 March 2001	HQ Global Workplaces Inc (1) Associated Aviation Underwriters Inc	1 May 2003		$1,290 (monthly base

					Rent Review	Current
Property Description	Address	Date of Lease	Parties	Lease Expires	Date	Rent

building	Washington 98033		(2)			service fees)
9. 3200 square feet of the building	15 Melanie Lane East Hanover New Jersey	8 September 1997	Christian N. Peter (1) Associated Aviation Underwriters, Inc (2)	31 December 2002		$22,404 pa

10. 8,515 square feet of the building	100 Renfrew Drive Markham Ontario	7 October 1992	Armadale Properties Limited (1) British Aviation Insurance Group (Canada) Limited (2)

As amended and modified by lease Amending Agreement dated 23 November 1993 between the Landlord and Tenant; and

			by Agreement to Lease dated 27 June 1997 between Sun Microsystems of Canada, Inc, the Tenant and the Landlord.	25 June 2003		Can$253,651 pa

11. 690 rentable square feet of the building	150 Consumers Road Toronto	18 July 2002	Ben Walker Limited (1) Global Aerospace Underwriting Managers (Canada) Limited (2)	31 August 2004		Can$13,289 pa

SCHEDULE 7

INFORMATION TECHNOLOGY

Part 1

Annex 1:
Licensed Computer Software:
eEnterprise
Aeroinsure
Aeroinsure.com

Annex 2:
In-House Computer Software:
Nexus
Basil
Broker
GARS
Hull & Casualty Claim
Merlin
Premium
Quote
Receivables
Vertical

Part 2

Computer Contracts

Contact	Description	Parties	Date

eEnterprise	Dynamics License Agreement and Registration Information (Dynamics is currently called eEnterprise)	Great Plains Software, Inc. and licensee (not specified)	November 1994

Aeroinsure.com	Website Development and Licence Agreement	Wildnet New Media Group Limited, Global Aerospace Underwriting Managers Limited and Associated Aviation Underwriters, Inc.	2002 date unclear - possibly 20 March 2002

Aeroinsure	Website Development and Management Agreement	Wildnet New Media Group Limited and BAIG	3 July 2000

IBM - Mainframe software rental	Term Lease Master Agreement no. 577AH78	IBM Credit Corporation and Associated Aviation Underwriters, Inc.	4 December 1997

Wildnet	Website Support and Hosting Agreement	Wildnet New Media Group Limited and Associated Aviation Underwriters, Inc.	2002 no date specified

AT&T	Managed Network Services (MNS) Agreement, as amended by 2nd Amendment dated 12 June 2002, and including MNS Express Services Attachment for Managed Router Solutions dated 27 July 1999.	AT&T and Associated Aviation Underwriters, Inc.	27 July 1999

AT&T	Master Agreement (General Terms and Conditions) for Internet Services	AT&T and Associated Aviation Underwriters, Inc.	22 July 1999

Contact	Description	Parties	Date

AT&T	Master Agreement for Managed Internet Services	AT&T and Associated Aviation Underwriters, Inc.	30 August 1999

AT&T	Contract Tariff Order Form	AT&T and Associated Aviation Underwriters, Inc.	May 1999

AT&T	Contract Tariff Service Order Attachment	AT&T and Associated Aviation Underwriters, Inc.	20 May 2002

AT&T	MNS Addendum Pages	AT&T and Associated Aviation Underwriters, Inc.	21 April 2000

SCHEDULE 8

ACTION PENDING COMPLETION

The Sellers shall procure that, between the execution of this Agreement and Completion, each Group Company will, except to the extent otherwise agreed in advance in writing with each of the Buyers or save to the extent otherwise provided for in this Agreement:

1.	carry on its business in the ordinary and usual course;

2.	not create, allot, issue, acquire, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

3.	not acquire or dispose of, or agree to acquire or dispose of, any material revenues, assets, business or undertakings except in the ordinary course of its business or assume or incur, or agree to assume or incur, a material liability, obligation or expense (actual or contingent) except in the ordinary course of its business;

4.	not make, or agree to make, capital expenditure exceeding in total £100,000 (or its equivalent at the time) or incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding in total £100,000 (or its equivalent at the time) except in the ordinary course of business;

5.	not declare, pay or make a dividend or distribution (within the meaning of section 209 of the Taxes Act) or pass a shareholder resolution;

6.	not make a claim under section 152 or 153 of TCGA which affects an asset owned by a Group Company;

7.	not create, or agree to create or amend, an Encumbrance over the Property or another asset or redeem, or agree to redeem, an existing Encumbrance over the Property or another asset;

8.	in relation to the Property:

8.1.1	not change its existing use;

8.1.2	save in relation to the property interest at 100 Renfew Drive, Markham, Ontario not terminate, or give a notice to terminate, a lease, tenancy or licence;

8.1.3	save in relation to the property interest at 100 Renfew Drive, Markham, Ontario and save in relation to the property interest at 2nd and 3rd floors, Fitzwilliam House, 10 St. Mary’s Axe, London EC3 where the new rent on review does not exceed £1,384,500 not agree a new rent or fee payable under a lease, tenancy or licence save to the extent required under the terms of the lease, tenancy or licence.

9.	enter into, as principal, any contract or commitment (or make a bid or offer which may lead to a contract or commitment) which has a value or would involve expenditure in excess of £100,000 or which is of a long term and onerous nature or agree to any variation of any existing contract to which that Group Company is a party and which may have a material effect upon the nature or scope of the operations of the Group;

10.	(whether in the ordinary course of business or otherwise) acquire or dispose of, or agree to acquire or dispose of, any business, or any asset (or group of connected assets) having a value in excess of £100,000;

11.	(except, in each case, in the ordinary course of its business provided that such change would not increase the total staff costs of the Group by more than 4% of the current total staff costs of the Group or the remuneration of any one director or Employee by more than £50,000 per annum) not amend the terms and conditions of employment (including pension fund commitments and incentive arrangements) or engagement of a director, other officer or Employee or provide, or agree to provide, a gratuitous payment or benefit to a director, officer or employee (or any of their dependants) or terminate the employment or engagement of such a director, officer or Employee or agree to employ or engage an individual in the business of the Group;

12.	not amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing (except pursuant to facilities (if any) disclosed in the Disclosure Letter where the borrowing or indebtedness in the nature of borrowing does not exceed the amount available to be drawn by each Group Company under those facilities);

13.	except in the ordinary course of business, not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligation;

14.	not alter the governing provision of the Disclosed Schemes nor exercise any discretion or power to increase the obligations of any Group Company under the Disclosed Schemes (except as required by law and except as required as part of the administration of the Disclosed Scheme in the ordinary course);

15.	except in the usual course of its business, not start litigation or arbitration proceedings having or likely to have a value in excess of £100,000 or that relate to the seeking of equitable relief;

16.	except in the usual course of its business, not compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings where such proceedings have a value in excess of £100,000; or

17.	except in the ordinary course of its business, not enter into an agreement, arrangement or obligation (legally enforceable or not) in which either Seller, another Seller’s Group Undertaking, a director or former director of a Seller’s Group Undertaking or a person connected with any of them is interested.

SCHEDULE 9

KEY PERSONNEL

Anthony John Medniuk

Peter James Bernhard

Kenneth James Mowbray Walder

Alan Edric Tasker

Andrew Alexander Duguid

John Gerard Kelly

Saleema Brohi

Mark Chapman

Cameron Johnston

Andrew Critchley

Jeffrey Cassidy

EXECUTED by the parties:

Signed by Clive Watson	)
a duly authorised	)
representative of	)
CGU INTERNATIONAL	)
INSURANCE PLC	)

Signed by David Reeves	)
a duly authorised	)
representative of	)
ROYAL & SUN ALLIANCE	)
INSURANCE PLC	)

Signed by Christopher Bell	)
and Martin Kauer	)
for and on behalf of	)
CONVERIUM AG	)

Signed by Thomas Braune	)
and Hartmut Hesse	)
duly authorised	)
representatives of	)
MÜNCHENER	)
RÜCKVERSICHERUNGS-)
GESELLSCHAFT	)
AKTIENGESELLSCHAFT	)
IN MÜNCHEN	)

Signed by Forrest N. Krutter,	)
Secretary, and Janelle K. Kay,	)
Assistant Secretary,	)
duly authorised	)
representatives of	)
NORTHERN STATES	)
AGENCY, INC	)